                                                                    EXHIBIT 2.1


                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                                                        Chapter 11
METAL MANAGEMENT, INC., et al.,                               Case Nos. 00-4303 through
                                                              00-4331 (PJW)
Debtors                                                       Jointly Administered

                      DISCLOSURE STATEMENT WITH RESPECT TO
                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                           OF METAL MANAGEMENT, INC.
                           AND ITS SUBSIDIARY DEBTORS

Lawrence K. Snider
David S. Curry
Craig E. Reimer
MAYER, BROWN & PLATT
190 South LaSalle Street
Chicago, Illinois 60603-3441
(312) 782-0600
James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
YOUNG CONAWAY STARGATT & TAYLOR
1100 North Market Street
Wilmington Trust Center
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600
ATTORNEYS FOR DEBTORS
Dated: May 4, 2001

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
         INTRODUCTION................................................     1
I.       HOLDERS OF CLAIMS ENTITLED TO VOTE..........................     2
         A.   Voting Procedures......................................     3
         B.   Confirmation Hearing...................................     3
II.      OVERVIEW OF THE PLAN........................................     4
         A.   General Information Concerning Treatment of Claims and      4
         Interests...................................................
         B.   Summary of Distributions...............................     5
         C.   Treatment of Unsecured Claims..........................    12
         D.   Allocation of Value From Class 6 to Classes 7, 8 and       12
         9...........................................................
         E.   Terms of New Credit Agreement/Exit Facility............    12
         F.    Terms of Securities to Be Issued Pursuant to the          14
         Plan........................................................
         1.    New Common Stock......................................    14
         2.    Series A Warrants.....................................    14
         G.   Board of Directors of Reorganized MTLM.................    14
         H.   Junior Secured Notes...................................    14
         I.    Management Equity Incentive Plan......................    15
         J.    Registration Exemption................................    15
         K.   Listing of New Common Stock; Registration Rights           15
         Agreement...................................................
         L.   Value of Reorganized Debtors...........................    16
III.     GENERAL INFORMATION.........................................    17
         A.   Description and History of Debtors' Business...........    17
         1.    The Debtors...........................................    17
         2.    Business..............................................    18
         3.    History...............................................    18
         4.    Industry..............................................    21
         B.   Financial Results......................................    22
         C.   Significant Funded Indebtedness........................    22
         D.   Events Leading to Chapter 11 Filings...................    23
         E.   Negotiation of the Plan................................    23
IV.      THE CHAPTER 11 CASES........................................    24
         A.   First Day Motions Filed................................    24
         B.   Motion to Pay Critical Vendor Claims...................    25
         C.   Debtor in Possession Financing.........................    25
         D.   Other Significant Events Since Commencement of Chapter     25
         11 Cases....................................................
         E.   Certain Asset Sales....................................    26
         F.    Postponement in Emergence from Chapter 11.............    26
         G.   Dispute Concerning Shear at Tennessee Facility.........    26
         H.   National Metal's Claim to Stock........................    26
V.       THE PLAN OF REORGANIZATION..................................    26
         A.   Overview of Chapter 11.................................    27
         B.   Overall Structure of the Plan..........................    27
         C.   Classification and Treatment of Claims and Interests...    27
         D.   Unclassified Claims....................................    28
         1.    Fee Claims............................................    28
         2.    Other Administrative Claims...........................    28
         3.    Priority Tax Claims...................................    28
         E.   No Waiver of Defense Regarding Unimpaired Claims.......    29
         F.    Method of Distribution Under the Plan.................    29
         1.    Sources of Cash for Plan Distribution.................    29
         2.    Distributions for Claims or Interests Allowed as of       29
         the Effective Date..........................................

                                                                       PAGE
                                                                       ----
         3.    Interest on Claims....................................    29
         4.    Distributions by the Reorganized Debtors..............    29
         5.    Delivery of Distributions and Undeliverable or            30
         Unclaimed Distributions.....................................
         6.    Record Date for Distributions.........................    30
         7.    Method of Cash Payment................................    30
         8.    Withholding and Reporting Requirements................    30
         9.    Setoffs...............................................    31
         10.   Fractional Shares.....................................    31
         11.   Surrender of Cancelled Securities.....................    31
         12.   Lost, Stolen, Mutilated or Destroyed Securities.......    32
         G.   Resolution of Disputed, Contingent and Unliquidated        32
         Claims......................................................
         H.   Means for Implementation of the Plan...................    32
         1.    Continued Corporate Existence and Vesting of Assets in    32
         Reorganized Debtors.........................................
         2.    Corporate Governance, Directors and Officers and          33
         Corporate Action............................................
         3.    Limited Substantive Consolidation.....................    33
         4.    Issuance of New Securities and Related Documents......    34
         I.    Treatment of Executory Contracts and Unexpired            34
         Leases......................................................
         1.    Assumption of Executory Contracts and Unexpired           34
         Leases......................................................
         2.    Claims Based on Rejection of Executory Contracts or       34
         Unexpired Leases............................................
         3.    Cure of Defaults of Assumed Executory Contracts and       34
         Unexpired Leases............................................
         4.    Indemnification of Directors, Officers and                35
         Employees...................................................
         5.    Compensation and Benefit Programs; Employment             35
         Contracts; Pension Plans....................................
         J.    Confirmation and Effectiveness of the Plan............    36
         K.   Consequences of Non-Occurrence of Effective Date.......    36
         L.   Effect of Plan Confirmation............................    36
         1.    Preservation of Rights of Action; Settlement of           36
         Litigation Claims...........................................
         2.    Releases..............................................    36
         3.    Discharge of Claims and Termination of Interests......    37
         4.    Exculpation and Limitation of Liability...............    37
         5.    Injunction............................................    37
         6.    Termination of Subordination Rights and Settlement of     38
         Related Claims..............................................
         7.    Dissolution of Official Committee Upon Effective Date     38
         of the Plan.................................................
         M.   Summary of Other Provisions of the Plan................    38
         1.    Exemption from Certain Transfer Taxes.................    38
         2.    Cancellation of Notes, Instruments, Debentures and        39
         Common Stock................................................
         3.    Effectuating Documents, Further Transactions and          39
         Corporate Action............................................
         4.    Severability of Plan Provisions.......................    39
         5.    Revocation, Withdrawal or Non-Consummation............    39
         6.    Section 1145 Exemption................................    40
         7.    Amendment or Modification of the Plan.................    41
VI.      CONFIRMATION AND CONSUMMATION PROCEDURE.....................    41
         A.   Solicitation of Votes..................................    41
         B.   The Confirmation Hearing...............................    42
         C.   Confirmation...........................................    42
         1.    Unfair Discrimination and Fair and Equitable Tests....    43
         2.    Best Interests Test...................................    43
         3.    Feasibility...........................................    44
VII.     RISK FACTORS TO BE CONSIDERED...............................    45
         A.   Certain Bankruptcy Considerations......................    45
         1.    Failure to Satisfy Vote Requirement...................    45
         2.    Non-Consensual Confirmation...........................    45

                                                                       PAGE
                                                                       ----
         3.    Risk of Non-Occurrence of the Effective Date..........    46
         4.    General Effect........................................    46
         5.    Effect of Debtors' Chapter 11 Cases on Relations with     46
         Trade Vendors...............................................
         6.    Classification and Treatment of Claims and Equity         46
         Interests...................................................
         B.   Factors Affecting the Value of the Securities to Be        46
         Issued Under the Plan.......................................
         1.    Speculative Nature....................................    46
         2.    Competitive Conditions................................    46
         3.    Variances from Projections............................    47
         4.    Disruption of Operations..............................    47
         5.    Lack of Trading Market................................    47
         6.    Dividend Policies.....................................    47
         C.   Risks Relating to the Reorganized Debtors..............    47
         1.    Leverage and Debt Service.............................    47
         2.    New Credit Agreement..................................    48
         3.    Metals Recycling Industry is Highly Cyclical..........    48
         4.    Volatility of Commodities Prices......................    48
         5.    Senior Management.....................................    49
         6.    Concentration of Customers and Exposure to Credit         49
         Risk........................................................
         7.    Use of Scrap Metals Alternatives......................    49
         8.    Environmental Regulation..............................    49
         9.    History of Recent Significant Operating Losses........    53
         D.   Special Note Regarding Forward-Looking Statement.......    53
VIII.    CERTAIN OTHER LEGAL CONSIDERATIONS..........................    54
         A.   Section 1145 of the Bankruptcy Code....................    54
         B.   Rule 144...............................................    54
IX.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.........    55
         A.   General................................................    55
         B.   Federal Income Tax Consequences to the Debtors.........    55
         1.    Cancellation of Indebtedness Income...................    55
         2.    Net Operating Losses..................................    56
         3.    Federal Alternative Minimum Tax.......................    57
         C.   Federal Income Tax Consequences to Holders of Claims       57
         and Interests...............................................
         1.    Holders of Subordinated Notes.........................    57
         2.    Holders of Junior Secured Notes.......................    58
         3.    Holders of Impaired Unsecured Claims in Class 6 and       59
         Holders of General Trade Claims in Class 5 Electing to be
               Treated as Class 6 Claims.............................
         4.    Holders of Preferred Stock and Old Common Stock.......    59
         D.   Allocation to Accrued Interest.........................    59
         E.   Market Discount........................................    60
         F.    Premium...............................................    60
         G.   Information Reporting and Backup Withholding...........    61
         H.   Importance of Obtaining Professional Tax Assistance....    61
X.       ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...    61
         A.   Alternative Plan(s) of Reorganization..................    61
         B.   Liquidation of the Debtors.............................    62
XI.      CONCLUSION AND RECOMMENDATION...............................    63

                                    EXHIBITS

EXHIBIT A       FIRST AMENDED JOINT PLAN OF REORGANIZATION OF METAL
                MANAGEMENT, INC. AND ITS SUBSIDIARY DEBTORS
EXHIBIT B       ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS)
EXHIBIT C       QUARTERLY REPORT ON FORM 10-Q (WITHOUT EXHIBITS)
EXHIBIT C-1     CERTAIN ADDITIONAL UNAUDITED FINANCIAL INFORMATION
EXHIBIT D       REORGANIZATION VALUATION ANALYSIS
EXHIBIT E       LIQUIDATION ANALYSIS
EXHIBIT F       PROJECTIONS

                                  INTRODUCTION

     Metal Management, Inc. ("MTLM" or the "Company") and its direct and indirect subsidiaries (collectively with MTLM, the "Debtors") submit this amended disclosure statement (this "Disclosure Statement") to holders of claims against the Debtors in connection with the solicitation of acceptances of the First Amended Joint Plan of Reorganization of Metal Management, Inc. and Its Subsidiary Debtors, dated May 4, 2001, as the same may be amended (the "Plan"). Unless otherwise defined herein, all capitalized terms contained herein have the respective meanings assigned to them in the Plan.

     On May 4, 2001, this Disclosure Statement was approved by the Bankruptcy Court as containing adequate information, as required by Section 1125 of the Bankruptcy Code, to permit holders of impaired claims and interests to make an informed judgment in exercising their right to vote to accept or to reject the Plan. The Bankruptcy Court, however, has not conducted an independent review or investigation of the factual and financial matters described herein, nor has the Bankruptcy Court approved or ruled on the merits of the Plan.

     This Disclosure Statement describes certain aspects of the Plan, the Debtors' operations, the Debtors' projections with respect to their intended operations following implementation of the Plan and other related matters. For a complete understanding of the Plan, you should read the Disclosure Statement, the Plan and the exhibits and schedules thereto in their entireties.

     The Debtors believe that confirmation of the Plan and consummation of the restructuring provided for therein is in the best interests of the Debtors and their respective creditors and equity holders. Accordingly, the Debtors urge each creditor that is impaired under, and entitled to vote with respect to, the Plan, to vote to accept the Plan. Detailed voting instructions are set forth in
Section I.A. of this Disclosure Statement. To be counted, a ballot containing your vote to accept or to reject the Plan must be received by the Debtors' balloting agent, Logan & Company ("Logan"), no later than the balloting deadlines provided in the ballot. PLEASE NOTE THAT TO THE EXTENT YOU ARE INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BROKER, BANK OR OTHER NOMINEE YOU MUST LEAVE SUFFICIENT TIME FOR YOUR BALLOT TO BE PROCESSED BY YOUR BROKER, BANK OR OTHER NOMINEE AND SUBMITTED TO LOGAN BEFORE THE VOTING DEADLINE.

     THE DEBTORS STRONGLY URGE ACCEPTANCE OF THE PLAN.

     FOR THE REASONS DISCUSSED IN THE ACCOMPANYING LETTER FROM THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS THAT HAS BEEN APPOINTED IN THESE CHAPTER 11 CASES BY THE UNITED STATES TRUSTEE (THE "OFFICIAL COMMITTEE"), THE OFFICIAL COMMITTEE SUPPORTS CONFIRMATION OF THE PLAN AND URGES ALL CREDITORS ENTITLED TO VOTE TO ACCEPT THE PLAN.

     THE DEBTORS HAVE NEGOTIATED THE TERMS OF THE PLAN WITH AN INFORMAL COMMITTEE OF UNAFFILIATED NOTEHOLDERS (THE "NOTEHOLDER COMMITTEE") OF THE DEBTOR'S 10% SENIOR SUBORDINATED NOTES DUE 2008 (THE "SUBORDINATED NOTES") AND THE 12 3/4% SENIOR SECURED NOTES DUE 2004 (THE "JUNIOR SECURED NOTES"). THE MEMBERS OF THE NOTEHOLDER COMMITTEE, WHICH IS COMPRISED OF HOLDERS OF AT LEAST 67% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE SUBORDINATED NOTES, AND AT LEAST 93% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE JUNIOR SECURED NOTES, HAVE AGREED, SUBJECT TO THE TERMS AND CONDITIONS OF THEIR AGREEMENT WITH THE DEBTORS, TO VOTE IN FAVOR OF THE PLAN.

     The Plan provides for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all creditors and equity holders and to enhance the financial viability of the Debtors, as they are reorganized under the Plan. The Plan contemplates the restructuring of the Debtors' senior secured debt obligations and the conversion of the Debtors' subordinated debt obligations and certain other liabilities into new equity in the reorganized Company. The Debtors' general trade creditors are classified separately from the subordinated noteholders and will receive payment of a portion of their claims (30%) in cash over time, unless a general trade creditor elects (or is deemed to have elected) on its ballot instead to be treated the same as the subordinated noteholders, in which event it will receive equity of the reorganized Company. Critical vendors involved in supplying scrap metal to the Debtors, upon which the Debtors are dependant for the continuation of their business, generally will receive full payment of their claims, pursuant to prior order of the Bankruptcy Court, in exchange for their agreement to continue to supply scrap metal to the Debtors for a period of one year on credit and other terms no less favorable than those that existed prior to the Debtors' chapter 11 filings. The Debtors' existing preferred and common equity interests will be cancelled under the Plan and the Company's existing preferred and common shareholders will receive no distributions from the Debtors on account of their interests. However, the Plan provides that, subject to approval of the Plan, the Class 6 creditors (which consists of the claims with respect to the Company's subordinated notes and certain other impaired unsecured claims) will allocate a portion of the shares that otherwise would be distributed to them pursuant to the Plan to the Class 7 preferred shareholders, as well as to Class 8 common shareholders and Class 9 securities claims holders.

     NO PERSON IS AUTHORIZED BY ANY OF THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO.

     THE ACCURACY OF THE ACCOUNTING, FINANCIAL, ECONOMIC AND OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS THE EXCLUSIVE RESPONSIBILITY OF THE DEBTORS.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT AT ANY TIME AFTER THE DATE HEREOF SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE INFORMATION STATED HEREIN.

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE DEBTORS AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS AN ADMISSION OR STIPULATION BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

     FOR THE CONVENIENCE OF CREDITORS AND EQUITY HOLDERS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENTS.

                     I.  HOLDERS OF CLAIMS ENTITLED TO VOTE

     Under the Bankruptcy Code, classes of claims that are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims that are not entitled to receive any distribution on account of their claims are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

     Under the terms of the Plan, the holders of claims and interests in the following classes are impaired and the holders of such claims as of the date of approval of this Disclosure Statement (the "Voting Record Date") are entitled to vote to accept or reject the Plan:

CLASS                            DESCRIPTION
-----                            -----------
Class 4........................  Junior Secured Note Claims
Class 5........................  General Trade Claims
Class 6........................  Impaired Unsecured Claims
Class 11.......................  Subsidiary Interests

     Votes on the Plan are not being solicited from Holders of Non-Tax Priority Claims (Class 1), Secured Lender Claims (Class 2A), Other Secured Claims (Class
2B), Critical Vendor Claims (Class 3A) and Convenience Claims (Class 3B), each of which are unimpaired and deemed to have accepted the Plan. Votes on the Plan are also not being solicited from holders of Preferred Stock Interests (Class 7) and Old Common Stock Interests (Class 8) or Securities Claims (Class 9). While the holders of such interests and claims may receive distributions under the Plan, such distributions are to be made from property otherwise allocated to Class 6 creditors under the Plan and not from the Debtors. As a result, the Debtors believe such classes are conclusively presumed to have rejected the Plan as set forth herein and in the Plan. The holders of Other Old Equity Interests (Class 10) will receive nothing under the Plan and are therefore deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

A.  VOTING PROCEDURES

     If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for the purpose of voting on the Plan. Please carefully follow the instructions set forth in the Ballot and vote and return your ballot(s) to:

                             Logan & Company, Inc.
                                546 Valley Road
                       Upper Montclair, New Jersey 07043
                    Attn: Metal Management Balloting Center

or, if you are a beneficial owner of a Subordinated Note and you receive a ballot from your broker, bank or other nominee, you should return the ballot to such broker, bank or other nominee in accordance with the instructions provided with your ballot.

     TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY LOGAN NO LATER THAN THE VOTING DEADLINE SPECIFIED IN THE BALLOTS (THE "VOTING DEADLINE").

     ANY BALLOT THAT IS EXECUTED BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE AN ACCEPTANCE OF THE PLAN, AND ANY BALLOT THAT IS NOT EXECUTED OR IN WHICH BOTH THE ACCEPTANCE AND REJECTION BOX IS CHECKED WILL BE CONSIDERED NULL AND VOID AND WILL NOT BE COUNTED.

     If you are a holder of a claim entitled to vote on the Plan and did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call the Metal Management Balloting Center, c/o Logan & Company, Inc., at (973) 509-3190. For additional information on voting, see Section VI.A. of this Disclosure Statement.

B.  CONFIRMATION HEARING

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing to determine whether the Plan meets the requirements for confirmation established by Section 1129 of the Bankruptcy Code. Any party in interest may object to confirmation of the Plan. The Bankruptcy Court has scheduled a hearing with respect to confirmation of the Plan for June 18, 2001 (the "Confirmation Hearing"). Notice of the Confirmation Hearing has been, or will be, provided to holders of claims and equity interests or their representatives (the "Confirmation Notice"). Objections to confirmation must be filed with the Bankruptcy Court by June 11, 2001 and served in accordance with the Confirmation Notice and are governed by Bankruptcy Rules 3020(b) and 9014 and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

                           II.  OVERVIEW OF THE PLAN

     The following is an overview of certain material provisions of the Plan, a copy of which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto.

A.  GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

     The Plan provides for payment in full of Administrative Claims, Priority Tax Claims, Non-Tax Priority Claims, Secured Lender Claims, Other Secured Claims, Critical Vendor Claims and certain other Unimpaired Claims and Convenience Claims or such other treatment that will not impair the holders of such claims within the meaning of section 1124 of the Bankruptcy Code. The Plan also provides that: (i) holders of Allowed Junior Secured Note Claims will receive new junior secured notes in a principal amount equal to the principal balance of their junior secured notes, plus accrued and unpaid interest to the effective date at the non-default rate of interest provided for under their existing Junior Secured Notes and otherwise will retain their rights under existing documents (with certain technical and conforming amendments) related to the Junior Secured Notes; (ii) holders of Allowed General Trade Claims (who have not elected, or otherwise been deemed to have elected under the terms of the Plan to have their claim treated as a Class 6 claim that receives equity in reorganized MTLM, instead of cash) will receive cash payments aggregating 30% of their claim, with payment to be made in four equal annual installments, commencing on the date that is approximately one year and one day after the effective date of the Plan; and (iii) holders of Impaired Unsecured Claims (along with any holders of General Trade Claims that elect (or are deemed to have elected) on their ballot to be treated as a Class 6 claim) will receive their pro rata share of 9,900,000 shares of New Common Stock, representing 99% ownership of reorganized MTLM. Holders of Allowed Preferred Stock (Class 7) Interests, Old Common Stock (Class 8) and Securities Claims, if any (Class 9), will receive no distributions from the Debtors on account of their interest or claims. However, the Plan contemplates that the other 1% of ownership of reorganized MTLM (i.e., 100,000 shares of New Common Stock) and the Series A Warrants (all of which otherwise would be distributed to holders of Class 6 Claims under the Plan) will be reallocated to the holders of Classes 7, 8 and 9 interests or claims, provided that doing so does not preclude confirmation of the Plan.

     The Debtors believe that the Plan provides distributions to all classes of claims and interests that reflect an appropriate resolution of the claims and interests, taking into account the differing nature and priority of such claims and interests under the Bankruptcy Code and applicable law.

B.  SUMMARY OF DISTRIBUTIONS

     The following table describes the classification and treatment of claims and interests under the Plan.(1)

    DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS  SUMMARY OF TREATMENT
---------------------------------------------------------------------------------------------------
    CLASS 1 (NON-TAX PRIORITY CLAIMS)              Class 1 is unimpaired by the Plan. Each
                                                   holder of an Allowed Non-Tax Priority Claim
    A claim (other than an Administrative Claim    is conclusively presumed to have accepted
    or a Priority Tax Claim) that is entitled to   the Plan and is not entitled to vote to
    priority in payment pursuant to section        accept or reject the Plan.
    507(a) of the Bankruptcy Code.
                                                   The legal and equitable rights of the
                                                   holders of Non-Tax Priority Claims are
                                                   unaltered by the Plan. On, or as soon as
                                                   reasonably practicable after the later of
                                                   (i) the Distribution Date, (ii) the date on
                                                   which such Non-Tax Priority Claim becomes an
                                                   Allowed Non-Tax Priority Claim, or (iii) the
                                                   date such Non-Tax Priority Claim becomes due
                                                   and owing in the ordinary course of the
                                                   Debtor's business, each holder of an Allowed
                                                   Non-Tax Priority Claim will receive in full
                                                   satisfaction, settlement and release of and
                                                   in exchange for such Allowed Non-Tax
                                                   Priority Claim (a) cash equal to the amount
                                                   of such Allowed Non-Tax Priority Claim; (b)
                                                   such other treatment as to which the Debtors
                                                   or the reorganized Debtors and the holder of
                                                   such Allowed Non-Tax Priority Claim have
                                                   agreed upon in writing; or (c) such claim
                                                   will be otherwise treated in any other
                                                   manner such that it will not be impaired
                                                   pursuant to section 1124 of the Bankruptcy
                                                   Code.
    Estimated Amount of Allowed Claims: $0.00      Estimated Percentage Recovery: 100%
---------------------------------------------------------------------------------------------------
    CLASS 2A (SECURED LENDER CLAIMS)               Class 2A is unimpaired by the Plan. Each
                                                   holder of a Secured Lender Claim is
    Class 2A consists of all Secured Lender        conclusively presumed to have accepted the
    Claims.                                        Plan and is not entitled to vote to accept
                                                   or reject the Plan.
    Estimated Amount of Allowed Claims: $140
    million as of the Petition Date. The Secured   To the extent any Secured Lender Claims
    Lender Claims have already been paid in full,  remain outstanding as of the effective date as ordered in connection with approval of the  of the Plan, on, or as soon as reasonably
    DIP Credit Agreement.                          practicable after, the Distribution Date,
                                                   each holder of an Allowed Class 2A Claim
                                                   will receive payment in full in cash of its
                                                   Allowed Secured Lender Claim. All
                                                   distributions on account of Secured Lender
                                                   Claims shall be made to the Prepetition
                                                   Agent for distribution to the holders of
                                                   Allowed Secured Lender Claims.
                                                   Estimated Percentage Recovery: 100%
---------------------------------------------------------------------------------------------------

---------------

(1) Claim amounts are estimated as of November 20, 2000. This table does not discuss the treatment of Administrative Claims or Priority Tax Claims, which are not required by the Bankruptcy Code to be classified and the holders of which are not entitled to vote to accept the Plan. All such claims will be paid in full as required by the Bankruptcy Code and described in Section V.D. of this Disclosure Statement, including the amounts owed under the DIP Credit Agreement, which is to be paid from a borrowing under the New Credit Agreement.

    DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS  SUMMARY OF TREATMENT
---------------------------------------------------------------------------------------------------
    CLASS 2B (OTHER SECURED CLAIMS)                Class 2B is unimpaired by the Plan. Each
                                                   Holder of an Allowed Other Secured Claim is
    A claim (other than an Administrative Claim    conclusively presumed to have accepted the
    or a Secured Lender Claim) that is secured by  Plan and is not entitled to vote to accept a lien on property in which a Debtor's Estate  or reject the Plan.
    has an interest or that is subject to setoff
    under section 553 of the Bankruptcy Code, to   The legal, equitable and contractual rights
    the extent of the value of the claim holder's  of the Holders of Allowed Other Secured
    interest in the applicable Estate's interest   Claims are unaltered by the Plan. On, or as
    in such property or to the extent of the       soon as reasonably practicable after the
    amount subject to setoff, as applicable, as    later of (i) the Distribution Date or (ii)
    determined pursuant to section 506(a) of the   the date on which such Other Secured Claim
    Bankruptcy Code or, in the case of the         becomes an Allowed Other Secured Claim, each
    setoff, pursuant to section 553 of the         holder of an Allowed Other Secured Claim
    Bankruptcy Code.                               will receive in full satisfaction,
                                                   settlement and release of and in exchange
                                                   for such Allowed Other Secured Claim (a)
                                                   cash equal to the amount of such Allowed
                                                   Other Secured Claim; (b) such other
                                                   treatment as to which the Debtors or
                                                   reorganized Debtors have agreed upon in
                                                   writing; or (c) such other treatment that
                                                   will not impair the Holder of such claim
                                                   pursuant to section 1124 of the Bankruptcy
                                                   Code.
    Estimated Amount of Allowed Claims: $6.4       Estimated Percentage Recovery: 100%
    million
---------------------------------------------------------------------------------------------------
    CLASS 3A (CRITICAL VENDOR CLAIMS)              Class 3A is unimpaired by the Plan. Each
                                                   holder of an Allowed Critical Vendor Claim
    Class 3A consists of Critical Vendor Claims.   is conclusively presumed to have accepted
                                                   the Plan and is not entitled to vote to
    Estimated Amount of Allowed Claims: $30        accept or reject the Plan.
    million as of the Petition Date, but by the
    confirmation date of the Plan, all such        The legal, equitable and contractual rights
    claims are expected to have been paid in       of Critical Vendor Claims, as such rights
    full.                                          exist after giving effect to the agreements
                                                   entered into for the payment of such claims
                                                   pursuant to and in accordance with the
                                                   Critical Vendor Order, are unaltered by the
                                                   Plan. To the extent a Critical Vendor Claim
                                                   remains outstanding on the Distribution
                                                   Date, such claim shall be paid in full in
                                                   cash in accordance with the agreement
                                                   entered into pursuant to the Critical Vendor
                                                   Order.
                                                   Estimated Percentage Recovery: 100%
---------------------------------------------------------------------------------------------------
    CLASS 3B (CONVENIENCE CLAIMS)                  Class 3B is unimpaired by the Plan. Each
                                                   holder of an Allowed Convenience Claim is
    Class 3B consists of all Convenience Claims    conclusively presumed to have accepted the
    (claims of $500.00 or less).                   Plan and is not entitled to vote to accept
                                                   or reject the Plan.
                                                   On or as soon as practicable after the later
                                                   of (i) the Distribution Date or (ii) the
                                                   date on which a Convenience Claim becomes an
                                                   Allowed Convenience Claim, the holder of
                                                   such Claim shall receive payment of its
                                                   Allowed Convenience Claim in full, in cash.
    Estimated Amount of Allowed Claims: $400,000.  Estimated Percentage Recovery: 100%
---------------------------------------------------------------------------------------------------

    DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS  SUMMARY OF TREATMENT
---------------------------------------------------------------------------------------------------
    CLASS 4 (JUNIOR SECURED NOTE CLAIMS)           Class 4 is impaired and therefore entitled
                                                   to vote on the Plan.
    Class 4 consists of all Junior Secured Note
    Claims.                                        On, or as soon as reasonably practicable
                                                   after, the Distribution Date, each holder of
                                                   an Allowed Class 4 Claim will receive in
                                                   full satisfaction, settlement of, and in
                                                   exchange for, its Allowed Junior Secured
                                                   Note Claim, a New Junior Secured Note in an
                                                   amount equal to the principal amount of its
                                                   Junior Secured Note, plus accrued and unpaid
                                                   interest to the effective date of the Plan
                                                   at the non-default rate of interest
                                                   specified in the Junior Secured Notes.
                                                   Except for (i) the capitalization of accrued
                                                   and unpaid interest into principal, (ii) the
                                                   fact that the indenture under which the New
                                                   Junior Secured Notes will be issued will
                                                   differ from the indenture governing the
                                                   Junior Secured Notes in order to give effect
                                                   to certain technical and conforming
                                                   amendments and (iii) the fact that all
                                                   defaults under the indenture governing the
                                                   Junior Secured Notes arising prior to the
                                                   effective date of the Plan or caused by
                                                   transactions contemplated by the Plan will
                                                   be deemed cured, the rights of holders of
                                                   Junior Secured Note Claims shall be
                                                   unaltered by the Plan.
    Estimated Amount of Allowed Claims: $33        Estimated Percentage Recovery: 100%
    million
---------------------------------------------------------------------------------------------------
    CLASS 5 (GENERAL TRADE CLAIMS)                 Class 5 is impaired and therefore is
                                                   entitled to vote on the Plan.
    Class 5 consists of all General Trade Claims.
                                                   Except with respect to those holders of
                                                   Allowed General Trade Claims who elect (or
                                                   are deemed to have elected) on their ballot
                                                   to be treated as an Allowed Class 6 Claim,
                                                   each holder of an Allowed General Trade
                                                   Claim shall receive, in full satisfaction,
                                                   settlement of and in exchange for, its
                                                   Allowed General Trade Claim, payment in cash
                                                   from the Debtors in an amount equal to 30%
                                                   of its Allowed General Trade Claim. Such
                                                   payment shall be made, without interest, in
                                                   four equal annual installments, with the
                                                   first installment payable on, or as soon as
                                                   reasonably practicable after, the first
                                                   business day that is one day after the one
                                                   year anniversary of the effective date of
                                                   the Plan, and the remaining three
                                                   installments paid over the following three
                                                   years with one installment made on each
                                                   succeeding anniversary of the first
                                                   installment payment.
    Estimated Amount of Allowed Claims: $24.6      Estimated Percentage Recovery: Depends on
    million                                        whether election is made; see above.
---------------------------------------------------------------------------------------------------

    DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS  SUMMARY OF TREATMENT
---------------------------------------------------------------------------------------------------
    CLASS 6 (IMPAIRED UNSECURED CLAIMS)            Class 6 is impaired and therefore entitled
                                                   to vote on the Plan.
    Class 6 consists of all Subordinated Note
    Claims and General Impaired Unsecured Claims.  On or as soon as reasonably practicable after the later of (i) the Distribution Date
                                                   or (ii) the date on which such Impaired
                                                   Unsecured Claim becomes an Allowed Impaired
                                                   Unsecured Claim, each holder of an Allowed
                                                   Impaired Unsecured Claim will receive its
                                                   pro rata share of 10,000,000 shares of New
                                                   Common Stock and 100% of the Series A
                                                   Warrants; provided, however, that subject to
                                                   the provisions of the Plan, upon acceptance
                                                   of the Plan by Holders of Allowed Impaired
                                                   Unsecured Claims, each such Holder will be
                                                   deemed to have agreed to an aggregate
                                                   reallocation of 100,000 shares of their New
                                                   Common Stock and 100% of the Series A
                                                   Warrants to Classes 7, 8 and 9 on the terms
                                                   set forth in Section 3.3 of the Plan.
    Estimated Amount of Allowed Claims: $200       Estimated Percentage Recovery: Uncertain;
    million                                        the amount recovered will depend on the
                                                   value of the New Common Stock received on
                                                   the effective date of the Plan, whether, and
                                                   in what amount, contingent claims against
                                                   the Debtors become non-contingent and fixed
                                                   and whether, and to what extent, Disputed
                                                   Claims are resolved in favor of the Debtors
                                                   rather than the claimants. Subject to the
                                                   foregoing, and based on current information
                                                   available to the Debtors, the recovery is
                                                   estimated to be approximately 30%.
---------------------------------------------------------------------------------------------------

    DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS  SUMMARY OF TREATMENT
---------------------------------------------------------------------------------------------------
    CLASS 7 (PREFERRED STOCK INTERESTS)            Class 7 is impaired. The Holders of Class 7
                                                   Interests will receive no distributions from
    Class 7 consists of the Series B Preferred     the Debtors on account of their Interests
    Stock and the Series C Preferred Stock,        and are therefore deemed to have rejected
    outstanding immediately prior to the Petition  the Plan and are not entitled to vote on the
    Date.                                          Plan.
                                                   The Holders of Class 7 Preferred Stock
                                                   Interests will receive no distributions of
                                                   the Debtors' property on account of their
                                                   Interests and such Preferred Stock Interests
                                                   are cancelled pursuant to the Plan.
                                                   On, or as soon as reasonably practicable
                                                   after the later of (i) the Distribution Date
                                                   or (ii) the date such Preferred Stock
                                                   Interest becomes Allowed, each Holder of an
                                                   Allowed Preferred Stock Interest in Class 7
                                                   will receive a pro rata share of the 7,300
                                                   shares of New Common Stock and Series A
                                                   Warrants exercisable into 54,750 shares of
                                                   New Common Stock that have been reallocated
                                                   by Class 6 to Class 7, pursuant to the Plan.
                                                   Notwithstanding the foregoing, if the
                                                   Bankruptcy Court determines that the
                                                   allocation of New Common Stock and Series A
                                                   Warrants to Class 7 renders the Plan
                                                   un-confirmable, then holders of Old
                                                   Preferred Stock Interests shall not receive
                                                   or retain any rights under the Plan on
                                                   account of such Interests.
                                                   Estimated Percentage Recovery: (1) from
                                                   property of the Debtors, zero; and (2) from
                                                   property reallocated by Class 6 to Class 7,
                                                   uncertain; the amount recovered will depend
                                                   on (i) whether any New Common Stock and
                                                   Series A Warrants are allocated and
                                                   distributed from Class 6 to Classes 8 and 9
                                                   under the Plan; and (ii) the value of the
                                                   New Common Stock and Series A Warrants to be
                                                   distributed under the Plan.
---------------------------------------------------------------------------------------------------

    DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS  SUMMARY OF TREATMENT
---------------------------------------------------------------------------------------------------
    CLASS 8 (OLD COMMON STOCK INTERESTS)           Class 8 is impaired. The holders of Class 8
                                                   Interests will receive no distributions from
    Old Common Stock consists of common stock of   the Debtors on account of their Interests
    MTLM outstanding immediately prior to the      and are therefore deemed to have rejected
    Petition Date, including treasury stock.       the Plan and are not entitled to vote on the
                                                   Plan.
    Number of shares outstanding as of the
    Petition Date: Approximately 60 million.       The Holders of Class 8 Old Common Stock
    National Metals Company, Inc. ("NMI") has      Interests will receive no distributions of
    asserted a claim for approximately 25 million  the Debtors' property on account of their
    shares of Old Common Stock, which claim is     Interests and such Old Common Stock
    disputed by the Debtors; and on May 3, 2001,   Interests are cancelled pursuant to the
    the Bankruptcy Court ruled that NMI is         Plan.
    entitled to approximately 2.1 million shares.
                                                   On, or as soon as reasonably practicable
                                                   after the later of (i) the Distribution Date
                                                   or (ii) the date on which such Old Common
                                                   Stock Interest becomes an Allowed Old Common
                                                   Stock Interest, each holder of an Allowed
                                                   Old Common Stock Interest will receive,
                                                   together with holders of Allowed Securities
                                                   Claims, if any, a pro rata share of 92,700
                                                   shares of New Common Stock and Series A
                                                   Warrants exercisable into 695,250 shares of
                                                   New Common Stock that have been reallocated
                                                   by Class 6 to Classes 8 and 9 pursuant to
                                                   the Plan.
                                                   Notwithstanding the foregoing, if the
                                                   Bankruptcy Court determines that the
                                                   allocation of New Common Stock and Series A
                                                   Warrants to Class 8 renders the Plan
                                                   un-confirmable, then Holders of Old Common
                                                   Stock Interests shall not receive or retain
                                                   any rights under the Plan on account of such
                                                   Interests.
                                                   Estimated Percentage Recovery: (1) from
                                                   property of the Debtors, zero; and (2) from
                                                   property reallocated by Class 6 to Class 8,
                                                   uncertain; the amount recovered will depend
                                                   on (i) whether any New Common Stock and
                                                   Series A Warrants are allocated and
                                                   distributed from Class 6 to Class 9 under
                                                   the Plan; (ii) the outcome of NMI's claim to
                                                   Old Common Stock; and (iii) the value of the
                                                   New Common Stock and Series A Warrants to be
                                                   distributed under the Plan.
---------------------------------------------------------------------------------------------------

    DESCRIPTION AND AMOUNT OF CLAIMS OR INTERESTS  SUMMARY OF TREATMENT
---------------------------------------------------------------------------------------------------
    CLASS 9 (SECURITIES CLAIMS)                    Class 9 is impaired. The holders of Class 9
                                                   Claims will receive no distributions from
    Class 9 consists of all claims arising from    the Debtors on account of their Claims and
    recission of a purchase or sale of a security  are therefore deemed to have rejected the
    of the Debtors, for damages arising from the   Plan and are not entitled to vote on the
    purchase or sale of such security, or for      Plan.
    reimbursement or contribution allowed under
    section 502 of the Bankruptcy Code on account  On, or as soon as practicable after the
    of such Claim. The Debtors do not believe      later of (i) the Distribution Date or (ii)
    there are any Securities Claims and,           the date on which such Securities Claim
    therefore, any Securities Claims filed will    becomes an Allowed Securities Claim, each
    be objected to by the Debtors.                 holder of an Allowed Securities Claim will
                                                   receive, together with the Holders of
                                                   Allowed Old Common Stock Interests a pro
                                                   rata share of the 92,700 shares of New
                                                   Common Stock and Series A Warrants
                                                   exercisable into 695,250 shares of New
                                                   Common Stock that have been reallocated by
                                                   Class 6 to Class 8 and Class 9 pursuant to
                                                   the Plan.
                                                   Notwithstanding the foregoing, if the
                                                   Bankruptcy Court determines that the
                                                   reallocation of New Common Stock and Series
                                                   A Warrants to Class 9 renders the Plan
                                                   un-confirmable, then Old Rights and
                                                   Warrants, Holders of Securities Claims shall
                                                   not receive or retain any rights under the
                                                   Plan on account of such Claims.
    Estimated Amount of Allowed Claims: $0.00      Estimated Percentage Recovery; (1) from
                                                   property of the Debtors, zero; and (2) from
                                                   property reallocated by Class 6 to Class 9,
                                                   uncertain; the amount recovered will depend
                                                   on (i) the amount, if any, of Allowed Class
                                                   9 Claims; and (ii) the value of the New
                                                   Common Stock and Series A Warrants to be
                                                   distributed under the Plan.
---------------------------------------------------------------------------------------------------
    CLASS 10 (OLD RIGHTS AND WARRANTS)             Class 10 is impaired and deemed to reject
                                                   the Plan.
    Class 10 consists of the Old Rights and
    Warrants.                                      Holders of Class 10 Interests will receive
                                                   or retain no property on account of such
                                                   Interests.
                                                   Estimated Percentage Recovery: Zero
---------------------------------------------------------------------------------------------------
    CLASS 11 (SUBSIDIARY INTERESTS)                Class 11 is impaired and is entitled to vote
                                                   on the Plan.
    Class 11 consists of the issued and
    outstanding shares of stock and other equity   On the effective date of the Plan,
    securities of the subsidiary Debtors as of     reorganized MTLM shall retain its Subsidiary
    the Petition Date.                             Interests (direct and indirect) in each of
                                                   the reorganized subsidiary debtors and each
                                                   reorganized subsidiary debtor will retain
                                                   its Subsidiary Interest (if any) in any
                                                   other reorganized subsidiary debtor.
                                                   Estimated Percentage Recovery: Uncertain,
                                                   based on the value of retained shareholder
                                                   interests which cannot be determined until
                                                   after the effective date of the Plan.
---------------------------------------------------------------------------------------------------

C.  TREATMENT OF UNSECURED CLAIMS

     As set forth in the foregoing table, the Debtors have classified their unsecured claims into 4 classes: (i) Class 6 contains the claims of the subordinated noteholders and certain other similar unsecured claims, which are to receive New Common Stock representing 99% ownership of reorganized MTLM; (ii) Class 5 contains the claims of general trade creditors, which will be paid cash totaling 30% of their claims in four equal, annual installments, without interest, commencing approximately one year and one day after the effective date of the Plan (unless they elect or are deemed to have elected to be treated as a Class 6 claim); (iii) Class 3A contains the Critical Vendor Claims, the holders of which are principally scrap suppliers which have agreed to continue to supply scrap metal to the Debtors on acceptable credit term for a period of one year, and which will be, or have been, paid in full in cash; and (iv) Class 3B contains the Convenience Claims, which are to be paid in full. In the event a general trade creditor in Class 5 does not make a proper or timely election on its ballot, its claim automatically will be treated as a Class 6 claim.

     The treatment of Critical Vendor Claims in Class 3A under the Plan is consistent with the Order of the Bankruptcy Court entered on November 20, 2000 authorizing payment of Critical Vendor Claims. See Section IV.B. of the Disclosure Statement. It also reflects the Debtor's judgment, with which the DIP Lenders and the Noteholder Committee agreed, that full payment of Critical Vendor Claims was necessary to preserve the Debtors' going concern values.

D.  ALLOCATION OF VALUE FROM CLASS 6 TO CLASSES 7, 8 AND 9

     Under principles established by the Bankruptcy Code, holders of Class 6 claims are entitled to receive payment in full on their claims before the holders of equity interests classified in Classes 7 and 8, and securities claims classified in Class 9 receive any payment. Class 6 claims will not be paid in full under the Plan. Nonetheless, in the negotiations leading up to the Plan, the representatives of the holders of the Subordinated Notes agreed, and the Plan provides, that a portion of the distribution otherwise allocated to Class 6 claim holders will be reallocated to the holders of interests and claims in Classes 7, 8 and 9. The Debtors' believe that this reallocation of value does not violate the priority provisions of the Bankruptcy Code and, if Class 6 votes to accept the Plan, is enforceable against all holders of Class 6 claims. However, if the Bankruptcy Court were to determine that this reallocation provision renders the Plan unconfirmable, the Plan will be deemed modified, without further action, to eliminate such reallocation and, therefore, to eliminate the distributions to holders of Class 7 and 8 interests and Class 9 claims.

E.  TERMS OF NEW CREDIT AGREEMENT/EXIT FACILITY

     On the effective date of the Plan, the Debtors will enter into the New Credit Agreement providing the terms and conditions of a new credit facility to be made available to the Debtors by their existing DIP Lenders upon their emergence from the Chapter 11 proceeding. Under the terms of the New Credit Agreement the Debtors will have loan availability of at least $15 million in excess of the availability provided under their prepetition credit agreement (the "Supplemental Availability"), which Supplemental Availability will reduce by $1.25 million on each 90-day anniversary of the effective date. The New Credit Agreement will terminate, and all amounts outstanding thereunder will be due, on the second anniversary of the effective date of the Plan. The lenders under the New Credit Agreement will have a first priority lien on substantially all of the reorganized Debtors' assets to secure the repayment of the loans made thereunder.

     The Debtors will have access to funds under the New Credit Agreement on a revolving credit basis. Availability of loans and letters of credit under the New Credit Agreement is limited to a borrowing base constituted of 85% of eligible accounts receivable, 70% of eligible inventory (up to a cap of $65,000,000), a fixed asset sublimit of approximately $40,000,000 (which shall reduce on July 1, 2001 and on the first day of each fiscal quarter thereafter by $2.4 million) and the Supplemental Availability. Loans under the New Credit Agreement shall bear interest at a floating rate per annum equal to (at the Debtors' option) (i) 3% over LIBOR or (ii) 1.5% over the prime lending rate of Deutsche Bank AG, New York Branch; provided, however, that the margin applicable to loans bearing interest by reference to LIBOR shall be subject to reduction as provided in the New Credit Agreement. The Debtors will be required to pay a commitment fee of $1,000,000 on the effective date of the Plan and a facility fee of $2,000,000 on the first anniversary of the effective date; provided, however, that no such facility fee shall be payable if (x) the Debtors' consolidated EBITDA for the twelve-month period ending on the last day of the last month ending immediately prior to the first anniversary of the effective date (the "Fee Test Date") is $45,000,000 or more, (y) the ratio of indebtedness of the Debtors on the Fee Test Date to the Debtors' consolidated EBITDA for the twelve months ending on the Fee Test Date does not exceed 4.75:1 and (z) excess availability under the borrowing base as of the Fee Test Date is greater than $25,000,000. The Debtors must also pay certain other fees to the lenders under the New Credit Agreement, including an unused line fee, consistent with the prepetition credit agreement.

     The New Credit Agreement is expected to contain a number of covenants that, among other things, will restrict the ability of the Debtors to make capital expenditures, dispose of assets, incur additional indebtedness, pay dividends or make distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations and form subsidiaries and otherwise restrict certain corporate activities. In addition, the Company is expected to be required to comply with specified financial ratios and tests (including a ratio of indebtedness to EBITDA and a ratio of EBITDA to interest expense).

     The New Credit Agreement is expected to contain various events of default, including defaults relating to payments, breaches of representations, warranties and covenants, certain events of bankruptcy and insolvency, defaults on certain other indebtedness and certain changes of control of the Company.

     The New Credit Agreement is expected to contain a number of conditions precedent to the initial funding thereunder, including without limitation that:

          (1) (i) all obligations under the DIP Credit Agreement (other than obligations in respect of letters of credit outstanding thereunder) shall have been (or concurrently with the initial advance under the New Credit Agreement shall be) repaid and the commitments thereunder shall have been terminated and (ii) all letter of credit obligations outstanding under the DIP Credit Agreement shall have been assumed by the Debtors under the New Credit Agreement on a joint and several basis;

          (2) the Bankruptcy Court shall have entered the confirmation order, which shall be in form and substance satisfactory to the Agent and each of the lenders under the New Credit Agreement in their sole discretion, authorizing the Debtors to enter into and consummate the New Credit Agreement; all modifications to the Plan, the confirmation order and all legal matters pertaining to the Debtors under the Plan and its confirmation and consummation shall be satisfactory to such Agent and such lenders in their sole discretion;

          (3) the confirmation order shall not have been stayed, reversed, vacated or materially modified without the consent of the Agent under the New Credit Agreement, which consent shall not be unreasonably withheld; all governmental and material third party approvals necessary or, in the reasonable discretion of such Agent, advisable in connection with the New Credit Agreement shall have been obtained and be in full force and effect; and

          (4) excess availability under the borrowing base shall be no less than $7,500,000, after giving effect to all amounts due and payable by the respective Debtors pursuant to the Plan upon effectiveness thereof.

The terms of the Exit Facility and the New Credit Agreement have not, as of the date hereof, been finally negotiated and agreed to, and, therefore, the Debtors reserve the right to modify the terms of the New Credit Agreement that is described herein, with the consent of the lenders thereto, the Official Committee and the Noteholder Committee. Further, the availability of the Exit Facility and New Credit Agreement is dependent upon various factors beyond the Debtors' control and consequently, as more particularly explained in the discussion of "Risk Factors" in Sections VII.B.4 and VII.C.2 of this Disclosure Statement, there can be no assurance that the Exit Facility and New Credit Agreement will be made available to the Debtors by their senior lenders.

F.  TERMS OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

1.  NEW COMMON STOCK

     On the effective date, reorganized MTLM will issue 10,000,000 shares of New Common Stock pursuant the Plan, representing 100% of the equity value of reorganized MTLM on the effective date of the Plan. The New Common Stock will be distributed, subject to dilution, to holders of Class 6 claims (and holders of Class 5 claims who elect or are deemed to have elected to be treated as Class 6 claims) on a pro rata basis and, as provided in the Plan, 1% of such shares will be reallocated to holders of Classes 7, 8 and 9 interests and claims, on the basis set forth in the Plan.

2.  SERIES A WARRANTS

     On the effective date of the Plan, reorganized MTLM will issue the Series A Warrants, which will grant to the holders thereof the right to purchase 750,000 shares of New Common Stock. The Series A Warrants will have a five-year term and a cash exercise price equal to the total amount of all allowed claims in Class 6 (as of the Petition Date), divided by 10,000,000. The Series A Warrants: (a) shall contain customary anti-dilution provisions; (b) shall contain additional customary protections found in warrants to the effect that in the event of any combination or subdivision of the outstanding shares (including but not limited to in reverse stock splits), the Series A Warrant shares and cash exercise price shall be adjusted proportionately; and (c) shall not be subject to any future valuation or pricing premised upon the Black-Scholes formula or any other valuation methodology. The Series A Warrants will be reallocated, as provided in the Plan, to holders of Classes 7, 8 and 9 interests and claims.

G.  BOARD OF DIRECTORS OF REORGANIZED MTLM

     As of the effective date of the Plan, the initial officers of reorganized MTLM will be the officers of MTLM immediately prior to the effective date. See Exhibit B of the Disclosure Statement for additional information concerning management of the reorganized Debtors. On the effective date, the board of directors of reorganized MTLM shall have five (5) members, consisting of the chief executive officer of MTLM, and four (4) directors designated by the Noteholder Committee. The Noteholder Committee may, in its sole discretion, adjust the make-up of the board in light of NASDAQ listing requirements, including the possible addition of independent directors. Except as may be otherwise directed by the board of reorganized MTLM, the board of directors of the reorganized subsidiary Debtors shall remain the same as prior to the effective date. Pursuant to section 1129(a)(5), the Debtors will disclose, not later than five days prior to the date the Plan is confirmed by the Bankruptcy Court, the identity and affiliations of any person proposed to serve on the initial board of directors of reorganized MTLM (including those persons designated by the Noteholder Committee), and, to the extent such person is an insider, other than by virtue of being a director, the nature of any compensation for such person. The classification and composition of the board of directors of each of the reorganized Debtors shall be consistent with the amended certificates of incorporation. Each such director and officer shall serve from and after the effective date pursuant to the terms of the amended certificates of incorporation, the other constituent documents of the reorganized Debtors, and applicable law. The board of directors of MTLM serving prior to the effective date of the Plan will be deemed to have resigned on such effective date.

H.  JUNIOR SECURED NOTES

     On the effective date of the Plan, reorganized MTLM will issue the New Junior Secured Notes to the holders of the Allowed Junior Secured Note Claims. The principal amount of the New Junior Secured Note issued to each such holder will be equal to (i) the principal amount outstanding under its Junior Secured Note and (ii) all accrued and unpaid interest to (but not including) the effective date, calculated at the non-default rate of interest specified in the Junior Secured Notes.

     The interest rate per annum, interest payment dates, maturity date, collateral (which shall be junior in all respects to the obligations under the New Credit Agreement), and all other terms of the New Junior Secured Notes shall be the same as the terms governing the Junior Secured Notes pursuant to the indenture governing the Junior Secured Notes in effect as of the Petition Date, except for certain modifications to be embodied in an amended and restated indenture that will govern the New Junior Secured Notes to provide for (i) issuance of the New Junior Secured Notes and the capitalization of accrued and unpaid interest as provided in the Plan, and (ii) certain technical amendments to conform such indenture and related documents to the transactions authorized pursuant to the Plan. All defaults under such indenture arising prior to the effective date or caused by the transactions contemplated by implementation of the Plan to occur after the effective date will be deemed cured.

I.  MANAGEMENT EQUITY INCENTIVE PLAN

     The Plan provides that, on its effective date, reorganized MTLM will adopt the Management Equity Incentive Plan. Pursuant to the Management Equity Incentive Plan, reorganized MTLM will issue the Series B Warrants and the Series C Warrants. The Series B Warrants will grant to the holders thereof the right to purchase 1,000,000 shares of New Common Stock of reorganized MTLM. The Series B Warrants will have a five-year term and a cash exercise price equal to $6.50 per share. Series B Warrants shall be issued to, and allocated among, key management as determined by the existing board of directors of MTLM, subject to approval of the Noteholder Committee.

     The Series C Warrants will grant to the holders thereof the right to purchase 500,000 shares of New Common Stock. The Series C Warrants will have a seven-year term and a cash exercise price equal to $12.00 per share. Series C Warrants shall be issued to, and allocated among, key management as determined by the board of directors of reorganized MTLM, with such allocation to be made within 90 days of the effective date.

     The Series B Warrants and Series C Warrants will vest 1/3 on the effective date of the Plan and 1/3 on each of the first two anniversaries of the effective date of the Plan. Any Series B Warrants and Series C Warrants that do not vest are forfeited by the recipient thereof and may be reallocated by the board of directors of reorganized MTLM to then or future members of management.

     In addition, the Series B Warrants and Series C Warrants: (i) shall contain customary anti-dilution provisions; (ii) shall contain additional customary protections found in warrants to the effect that in the event of any combination or subdivision of the outstanding shares (including but not limited to reverse stock splits), the Series B Warrant shares and Series C Warrant shares and respective cash exercise prices shall be adjusted proportionately; and (iii) shall not be subject to any future valuation or pricing premised upon the Black-Scholes formula or any other valuation methodology.

J.  REGISTRATION EXEMPTION

     The New Junior Secured Notes, the New Common Stock and the Series A Warrants to be issued pursuant to the Plan (and the New Common Stock to be issued upon exercise of such warrants) shall be issued pursuant to the registration exemption provided under Section 1145(a) of the Bankruptcy Code. As a result, such New Junior Secured Notes, New Common Stock and Series A Warrants shall be freely tradeable, without restriction, except to the extent a holder of such shares or warrants is an "underwriter" as defined in section 1145(b) of the Bankruptcy Code. See Section V.M.6. of this Disclosure Statement for an additional discussion of the registration exemption.

K.  LISTING OF NEW COMMON STOCK; REGISTRATION RIGHTS AGREEMENT

     As promptly as practicable following the effective date of the Plan, reorganized MTLM shall use its commercially reasonable best efforts to cause the shares of New Common Stock issued under the Plan to be listed on a national securities exchange or quoted in the national market system (or small cap system) of the National Association of Securities Dealers' Automated Quotation System. In addition, if requested by the Noteholder Committee, reorganized MTLM shall enter into a registration rights agreement, pursuant to which it will use commercially reasonable efforts, for the benefit of certain holders of New Common Stock that may be "underwriters" under applicable securities laws, to (i) cause to be filed with the Securities and Exchange Commission a registration statement on Form S-1, or other appropriate form, under the Securities

Exchange Act of 1934, as amended (the "Exchange Act") with respect to the New Common Stock, and (ii) take such other actions and file such other documents as are specified in such registration rights agreement.

L.  VALUE OF REORGANIZED DEBTORS

     The Debtors have been advised by their financial advisor, Houlihan, Lokey, Howard & Zukin ("Houlihan Lokey"), with respect to the reorganization equity value of the reorganized Debtors. The reorganization equity value, which includes the Debtors' operating business, the expected present value of certain non-operating assets and the estimated debt balances at and beyond the effective date of the Plan, is estimated by Houlihan Lokey to be approximately $65 million as of an assumed effective date of June 30, 2001. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Pro Forma Financial Projections for Fiscal Years 2001 through 2004, which are attached as Exhibit F to this Disclosure Statement (the "Projections").

     Based on the assumed reorganization equity value set forth above, the value of the 10,000,000 shares of New Common Stock to be issued to the holders of Allowed Claims in Class 6 (and in Class 5 if the holder so elects) under the Plan and to holders of Allowed Interests in Classes 7, 8 and 9 is estimated to be approximately $6.12 per share, after giving effect to the potentially diluting impact of the warrants issued under the Plan. The foregoing valuation also reflect a number of assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

     In preparing the estimated reorganization equity value, Houlihan Lokey: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and assisted in developing financial projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Houlihan Lokey deemed generally comparable to the operating businesses of the Debtors; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan Lokey believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating business; (g) visited certain of the Debtors' facilities; and (h) conducted such other analyses as Houlihan Lokey deemed appropriate under the circumstances. Although Houlihan Lokey conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

     Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might by realized if assets were sold. The estimates of reorganization equity value prepared by Houlihan Lokey assume that the reorganized Debtors continue as the owners and operators of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of the reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because estimates are inherently subject to uncertainties, neither the Debtors, Houlihan Lokey, nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, Houlihan Lokey's valuation analysis of the effective date of the Plan may differ from that disclosed herein.

     In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan Lokey's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

                           III.  GENERAL INFORMATION

A.  DESCRIPTION AND HISTORY OF DEBTORS' BUSINESS

1.  THE DEBTORS

     MTLM operates its business through a group of directly or indirectly owned subsidiaries. The Debtors, in addition to MTLM, are:

          California Metals Recycling, Inc.
           CIM Trucking, Inc.
           Firma, Inc.
           Firma Plastic Co., Inc.
           MacLeod Metals Co.
           Metal Management Aerospace, Inc.
           Metal Management Alabama, Inc.
           Metal Management Arizona, L.L.C.
           Metal Management Connecticut, Inc.
           Metal Management Gulf Coast, Inc.
           Metal Management Indiana, Inc.
           Metal Management Memphis, L.L.C.
           Metal Management Midwest, Inc.
           Metal Management Mississippi, L.L.C.
           Metal Management Northeast, Inc.
           Metal Management Ohio, Inc.
           Metal Management Pittsburgh, Inc.
           Metal Management Realty, Inc.
           Metal Management S & A Holdings, Inc.
           Metal Management Services, Inc.
           Metal Management Stainless & Alloy, Inc.
           Metal Management West Coast Holdings, Inc.
           Metal Management West, Inc.
           metals.com, inc.
           MTLM Arizona, Inc.
           Proler Southwest Inc.
           Reserve Iron & Metal Limited Partnership
           Trojan Trading Co.

     MTLM is the parent corporation of the subsidiary Debtors and has made other equity investments in other non-debtor U.S. corporations and entities.

2.  BUSINESS

     MTLM is a publicly-traded company which, with its directly and indirectly owned subsidiaries, is the largest full service metals recycler in the United States. MTLM has leadership positions in many major metropolitan markets, including: Chicago, Illinois; Cleveland, Ohio; Denver, Colorado; Hartford/New Haven, Connecticut; Houston, Texas; Memphis, Tennessee; Newark, New Jersey; Phoenix, Arizona; and Pittsburgh, Pennsylvania. In addition, MTLM has a leading market share in the Gulf Coast region through its 28.5% ownership interest in Southern Recycling, L.L.C., the largest scrap metals recycler in that region. MTLM also holds leading market positions in several important product segments, including stainless steel, copper and aluminum generated from electric utility applications and titanium and other high-temperature nickel alloys generated by the aerospace industry. For the year ended March 31, 2000, MTLM sold approximately 5.3 million tons of ferrous scrap and approximately 656.8 million pounds of non-ferrous scrap.

     MTLM has achieved its leadership position in the metals recycling industry primarily by implementing a regional "hub and spoke" consolidation strategy in which it seeks to acquire market leaders in targeted geographic markets and follow up these acquisitions with a series of smaller acquisitions in the same geographic area to gain operating leverage and to become more important in the market place. Since April 1996, MTLM has completed 27 acquisitions and, in the process, added in excess of $900 million in annual revenues.

     In implementing its acquisition strategy, MTLM has focused on major metropolitan markets where prime industrial and obsolete scrap (automobiles, appliances and industrial equipment) is readily available and from where it believes it can better serve its customer base. In pursuing this strategy, MTLM has sought to acquire regional platform companies with strong operational management and a history of successful financial performance to serve as platforms into which subsequent acquisitions can be integrated. MTLM believes that its consolidation strategy has enhanced its competitive position of the operations it has acquired because of broader distribution channels, improved managerial and financial resources, greater purchasing power and increased economies of scale.

     MTLM's operations consist primarily of the collection and processing of ferrous and non-ferrous metals for resale to metals brokers, steel producers, and producers and processors of other metals. MTLM collects industrial scrap and obsolete scrap, processes it into reusable forms and supplies the recycled metals to its customers, including steel mini-mills, integrated steel mills, foundries, secondary smelters and metals brokers. MTLM's ferrous products primarily include shredded, sheared, hot briquetted, cold briquetted, bundled scrap and other purchased scrap, such as turnings, cast and broken furnace iron. MTLM also processes non-ferrous metals, including aluminum, copper, stainless steel, brass, titanium and high temperature alloys, using similar techniques and through application of its proprietary technologies.

3.  HISTORY

     MTLM's predecessor was incorporated on September 24, 1981 as a California corporation under the name General Parametrics Corporation, and was reincorporated as a Delaware corporation in June 1986 under the same name. Prior to April 1996, General Parametrics manufactured and marketed color thermal and dye sublimation printers and related consumables, including ribbons, transparencies and paper. On April 12, 1996, General Parametrics changed its name to Metal Management, Inc. MTLM sold its printer and related businesses in two separate transactions in July 1996 and December 1996 for $1.3 million in cash and future royalty payments, which terminated during the fiscal year ended March 31, 2000.

     MTLM's common stock was listed on the Nasdaq National Market; however, it is no longer listed on either the Nasdaq National Market or the Nasdaq SmallCap Market. The stock now trades on the electronic bulletin board of the "over the counter" market.

     MTLM entered the metals recycling business in April 1996 with the acquisition of EMCO Recycling Corp., located in Phoenix, Arizona. Since 1996, MTLM has completed 27 acquisitions which have increased its revenues from $113 million to $915 million for the year ended March 31, 2000. The table below summarizes MTLM's acquisitions since April 1996.

DATE OF                                                            LOCATION OF
ACQUISITION OR                                                     PRINCIPAL PROCESSING   ACQUISITION
INVESTMENT              COMPANY ACQUIRED                           FACILITIES             VALUE
--------------          ----------------                           --------------------   -----------
                                                                                           ($ MIL.)
                                                                                              (1)
April 1996............  EMCO Recycling Corp.(2)                    Phoenix, Arizona          26.084
January 1997..........  California Metals Recycling, Inc.          Los Angeles County,       12.362
                        Firma, Inc.                                California
                        Firma Plastic Co., Inc.
                        Mac Leod Metals Co.
                        Trojan Trading Co.
January 1997..........  HouTex Metals Company, Inc.                Houston, Texas            14.888
May 1997..............  Reserve Iron & Metal Limited               Cleveland, Ohio           44.642
                        Partnership(3)                             Chicago, Illinois
                                                                   Atalla, Alabama
June 1997.............  The Isaac Corporation                      Bryan, Ohio               72.515
                        Ferrex Trading Corporation                 Cleveland, Ohio
                        Briquetting Corporation of America(4)      Dayton, Ohio
                        Paulding Recycling, Inc.(4)                Defiance, Ohio
August 1997...........  Proler Southwest Inc.                      Houston, Texas            33.710
                        Proler Steelworks L.L.C.                   Jackson, Mississippi
December 1997.........  Cozzi Iron & Metal, Inc.                   Chicago, Illinois        144.786
                                                                   East Chicago,
                                                                   Illinois
                                                                   Pittsburgh,
                                                                   Pennsylvania
December 1997.........  Kankakee Scrap Corporation                 Kankakee, Illinois         4.748
January 1998..........  Houston Compressed Steel Corporation       Houston, Texas             4.768
January 1998..........  Aerospace Metals, Inc.                     Hartford, Connecticut     20.524
January 1998..........  Salt River Recycling, L.L.C.               Phoenix, Arizona           5.368
February 1998.........  Accurate Iron & Metal Co.(5)               Franklin Park,             0.234
                                                                   Illinois Huntington
                                                                   Beach,
March 1998............  Superior Forge, Inc.(6)                    California                19.810
March 1998............  Ellis Metals, Inc.                         Tucson, Arizona            2.025
April 1998............  Midwest Industrial Metals Corp.(5)         Chicago, Illinois          6.500
May 1998..............  138 Scrap, Inc.                            Riverdale, Illinois        1.689
                        Katrick, Inc.
May 1998..............  R&P Holdings, Inc.                         Sharon, Pennsylvania      21.035
                        Charles Bluestone Company(7)(8)            Elizabeth,
                        R&P Real Estate, Inc.(8)                   Pennsylvania
June 1998.............  Goldin Industries, Inc.(9)                 Gulfport, Mississippi      9.400
                        Goldin Industries Louisiana, Inc.(9)       Harvey, Louisiana
                        Goldin of Alabama, Inc.(9)                 Mobile, Alabama
June 1998.............  Newell Recycling of Denver, Inc.(10)       Denver, Colorado          14.683
                        Newell Recycling of Utah, L.L.C.(10)       Colorado Springs,
                                                                   Colorado
                                                                   Salt Lake City, Utah
July 1998.............  Naporano Iron & Metal Co.                  Newark, New Jersey       106.624
                        NIMCO Shredding Co.                        North Haven,
                                                                   Connecticut

DATE OF                                                            LOCATION OF
ACQUISITION OR                                                     PRINCIPAL PROCESSING   ACQUISITION
INVESTMENT              COMPANY ACQUIRED                           FACILITIES             VALUE
--------------          ----------------                           --------------------   -----------
                                                                                           ($ MIL.)
                                                                                              (1)
July 1998.............  Michael Schiavone & Sons, Inc.             Torrington,               25.436
                                                                   Connecticut
July 1998.............  M. Kimerling & Sons, Inc.                  Birmingham, Alabama       52.900
July 1998.............  Nicroloy Company                           Heidelberg,                7.484
                                                                   Pennsylvania
July 1998.............  Midwest Metallics L.P.(5)                  Chicago, Illinois         11.574
November 1998.........  PerlCo, L.L.C.(11)                         Memphis, Tennessee        16.300
February 1999.........  Southern Recycling, L.L.C.(12)             New Orleans,                 n/a
                                                                   Louisiana
                                                                   Gulfport, Mississippi
                                                                   Mobile, Alabama
                                                                   Little Rock, Arkansas
                                                                   Pensacola, Florida
November 1999.........  National Metals Company(13)                Phoenix, Arizona           6.400
                                                                   Tucson, Arizona

---------------

Notes to Table:

(1) Acquisition value is based upon cash paid, debt assumed, if any, and the market value of stock issued on the date of acquisition.

(2) The operations of the former EMCO Recycling, Inc. have since been consolidated with the operations of Salt River Recycling, L.L.C.

(3) The Attalla, Alabama recycling facility was operated through a joint venture in which Reserve Iron & Metal Limited Partnership held a 50% interest. The joint venture has since been liquidated.

(4) In October 1998, Briquetting Corporation of America and Paulding Recycling, Inc. were merged with and into The Isaac Corporation.

(5) Substantially all of the assets of Accurate Iron & Metal Co., and certain of the assets of Midwest Industrial Metals Corp. and Midwest Metallics L.P., were acquired and integrated into the operations of Cozzi Iron & Metal, Inc.

(6)  Superior Forge, Inc. was subsequently sold in March 1999.

(7) The Sharon, Pennsylvania recycling facility was operated through a joint venture in which Charles Bluestone Company held a 50% interest. The joint venture has since been liquidated.

(8) In March 1999, Charles Bluestone Company and R&P Real Estate, Inc. were merged with and into Nicroloy Acquisition Corp., a subsidiary formed to purchase the assets of Nicroloy Company, whereupon Nicroloy Acquisition Corp. changed its name to Metal Management Pittsburgh, Inc.

(9) The operations of the former Goldin companies were abandoned and shut down contemporaneously with MTLM's acquisition of a 28.5% interest in Southern Recycling, L.L.C.

(10) Newell Recycling of Denver, Inc. was merged with and into Newell Recycling West, Inc., a subsidiary formed for such acquisition. Concurrently therewith, Newell Recycling West, Inc. purchased substantially all of the scrap metal assets of Newell Recycling of Utah, L.L.C.

(11) At the time of the acquisition of Cozzi Iron & Metal, Inc., it held a 50% joint venture interest in PerlCo, L.L.C. In November 1998, MTLM acquired FPX, Inc., which held the remaining 50% joint venture interest.

(12) MTLM acquired a 28.5% membership interest in Southern Recycling, L.L.C. In connection with this acquisition, MTLM was granted an option to purchase the remaining interest in Southern Recycling, L.L.C., based upon a predetermined formula, which expires on the third anniversary of the date of acquisition. Because this was a "costless" transaction, no acquisition value is ascribed.

(13) Substantially all of the scrap metal assets of National Metals Company were acquired and integrated into the operations of MTLM Arizona, L.L.C., formerly Salt River Recycling, L.L.C.

     During the fiscal year ended March 31, 2000, the Company began a strategy of accelerating the integration of its operating companies and create brand awareness for the "Metal Management" name. The Company currently runs regional operations within a national system of businesses. In Ohio, its Isaac Group and Reserve Iron & Metal companies were consolidated and now operate under the "Metal Management Ohio" name. In Chicago, its Cozzi Iron & Metal operation changed its name to "Metal Management Midwest," and effective April 1, 2000, took operational control of the Chicago facility formerly operated by Reserve Iron & Metal. On the east coast, its Naporano Iron & Metal subsidiary changed its name to "Metal Management Northeast," and consolidated its operations with those of Michael Schiavone & Sons of North Haven, Connecticut, which was renamed "Metal Management Connecticut."

     In addition, the Company's titanium and high temperature alloys business, based in Hartford, Connecticut and formerly known as Suisman & Blumenthal, now operates under the "Metal Management Aerospace" name. During the fiscal year ended March 31, 2000, the Company also completed the integration of its Pittsburgh stainless steel operations by relocating its operations from Heidelberg, Pennsylvania to Elizabeth, Pennsylvania, the location of the former Charles Bluestone Company operations. The combined company formed by this consolidation now operates under the name "Metal Management Pittsburgh."

     Through its integration efforts, MTLM is also standardizing the reporting systems and business practices of its operations so that it is better able to gauge operating performance. Although the cost savings from the elimination of redundant functions has been, and will continue to be, an important benefit of consolidation, MTLM expects to realize even greater cost benefits as it implements best management practices across the country. In addition, MTLM's strategy of creating brand awareness for the Metal Management name will help create an awareness by its customers of the size and geographic scope of its operations and the breadth of its product offerings. This will benefit MTLM as its customers consolidate their supplier base to create purchasing efficiencies.

4.  INDUSTRY

     The scrap metals industry is comprised of more than 3,000 independent metals recyclers generating total revenues in 1995 of approximately $20 billion. Many of these companies are family-owned regional businesses, with only a few larger operators having a significant market presence. This industry framework offers an excellent opportunity for consolidation, because of the potential for a large, integrated company to take advantage of reduced purchasing, processing, transportation, labor, selling and general and administrative costs available through economies of scale. In addition, the ability of a large, public company to attract the capital necessary to make the significant investments in plant and equipment that are required due to increasingly stringent environmental regulation and the need to upgrade processing facilities should present significant competitive advantages.

     Significant growth has occurred in the ferrous metal sector of the industry in recent years as a result of the proliferation of mini-mill steel producers which utilize the relatively new manufacturing process known as electric arc furnace ("EAF") technology. Growth in EAF technology has in recent years created increasing demand for scrap metal because recycled materials are the primary raw material used in this manufacturing process. EAF production has increased from
14.8 million tons (11.1% of total domestic steel production) in 1966 to 49.5 million tons (46.2% of total domestic steel production) in 1999. The Company expects this trend to continue in the next few years as several new EAF facilities are scheduled to start production, notwithstanding the recent decline in market conditions in the steel industry. The Company believes that as a large, reliable supplier of scrap metals, it is well positioned to take advantage of the growth in this industry.

     In addition, the Company recycles a significant amount of non-ferrous metals, including aluminum, copper, brass, stainless steel, high-temperature alloys and other exotic metals. The geographic markets for non-ferrous scrap tend to be larger than those for ferrous scrap due to their higher selling prices relative to freight costs, which justify the cost of shipping over greater distances. The market for these types of metals in recent years has shown strong growth as the automobile manufacturing industry has expanded the use of non-ferrous metals.

     Secondary smelters, utilizing processed non-ferrous scrap as raw material, can produce non-ferrous metals at a lower cost than primary smelters producing such metals from ore. This is due to the significant savings in energy consumption, environmental compliance, and labor costs enjoyed by the secondary smelters. These cost advantages, and other factors have resulted in sustained demand and, until recently, strong prices for processed non-ferrous scrap during the current period of high demand for finished non-ferrous metal products. As a result, the Company believes that its non-ferrous business will also be a strong one for it over the foreseeable future.

B.  FINANCIAL RESULTS

     The financial results achieved by the Debtors in respect of the operation of their business, and management's decision and analysis of such results and matters related thereto for the fiscal year ended March 31, 2000 and for the quarter ended December 31, 2000 are described in detail in Form 10-K filed by the Company for fiscal year ended March 31, 2000, a copy of which is attached as Exhibit B to this Disclosure Statement and the Form 10-Q for the quarter ended December 31, 2000, a copy of which is attached as Exhibit C to this Disclosure Statement. Also attached as Exhibit C-1 is certain unaudited financial information concerning the Debtors' financial results through March 31, 2001.

C.  SIGNIFICANT FUNDED INDEBTEDNESS

     In March 1998, MTLM entered into a credit agreement (the "Prepetition Credit Agreement") with a consortium of lenders (the "Prepetition Lenders"). The Prepetition Credit Agreement provided for a revolving credit and letter of credit facility of $250 million, which was subject to certain borrowing base limitations. The Prepetition Credit Agreement was amended in May 2000 to, among other things, extend the expiration date of the facility to March 31, 2004.

     The aggregate obligations under the Prepetition Credit Agreement, as of the commencement of the chapter 11 cases on November 20, 2000, was approximately $142 million.

     MTLM and each subsidiary Debtor was a primary obligor under the Prepetition Credit Agreement. The Prepetition Credit Agreement was secured by (a) a first priority security interest in substantially all of the assets and properties of MTLM and the subsidiary Debtors, and (b) a pledge of 100% of the capital stock of the subsidiary Debtors.

     In May 1998, MTLM issued $180 million in 10% Senior Subordinated Notes due 2008 (the "Subordinated Notes"). As of November 20, 2000, an aggregate amount of $180 million in principal and approximately $9 million in accrued interest was outstanding under the Subordinated Notes. The Subordinated Notes are guaranteed by the subsidiary Debtors.

     In May 1999, MTLM issued $30 million in 12 3/4% Senior Secured Notes due 2004 (the "Junior Secured Notes"). As of November 20, 2000, an aggregate amount of $30 million in principal, plus accrued and unpaid interest was outstanding under the Junior Secured Notes. The Junior Secured Notes are secured by (a) a second priority security interest in substantially all of the accounts, inventory, general tangibles, personal property, plant (to the extent it constitutes fixtures) and equipment of MTLM and the subsidiary Debtors, and (b) a pledge of 100% of the capital stock of the subsidiary Debtors. The security interests that secure the Junior Secured Notes are subordinated to the security interests that secure the Prepetition Credit Agreement. The Junior Secured Notes are also guaranteed by the subsidiary Debtors.
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

D.  EVENTS LEADING TO CHAPTER 11 FILINGS

     Beginning in July 1998, the domestic steel industry and, in turn, the metals recycling industry suffered the most dramatic and precipitous collapse in the 100-year history of the industry, resulting in a significant decline in the price and demand for scrap metal. The Company believes this event was principally the result of the dumping of steel into the United States, principally by Brazilian, Russian, Japanese and other Southeast Asian steel producers, as these foreign producers attempted to export their way out of their own domestic economic crises. For the ten months ended October 1998, steel imports into the United States increased by approximately 30% compared to the same period in 1997, according to the American Iron & Steel Institute ("AISI"), and had already exceeded the previous full-year record which was set in 1997.

     The negative impact on the scrap metal industry was seen in the dramatic decline in the price of scrap metal. For example, the price of No. 1 heavy melt steel, the prime grade of metal used to manufacture steel (and one of the Company's primary products), declined from approximately $140 per gross ton in January 1998 to approximately $73 per gross ton in November 1998, with the most precipitous decline coming after July 1998, when the price of No. 1 heavy melt steel was $120 per gross ton. This was the most severe and rapid decline in prices in the history of the industry, and resulted in the lowest price for No. 1 heavy melt steel since the 1970's. The decline in the market price for scrap metal led to a significant reduction in the Company's buy price for inbound material used to generate saleable scrap metal, and resulted in significant inventory holding losses (non-cash) in the second half of 1998 as the Company wrote down the value of its inventory to comply with applicable inventory accounting principles.

     This foreign dumping resulted in the filing of a series of antidumping actions in Washington, D.C. by participants in the U.S. steel industry and the United Steelworkers Union. In November 1998, the U.S. Department of Justice made a "critical circumstances" finding against Russian, Japanese and Brazilian steel producers, meaning that there was sufficient evidence to conclude that these producers were engaged in anti-competitive behavior and that the imposition of tariffs was warranted. In February 1999, the Commerce Department announced that there was evidence that Japan and Brazil had illegally dumped large quantities of steel in the United States at prices of up to 70% below normal market prices.

     As a result, the United States imposed large tariffs and duties on imported steel from various violating countries. In addition, other countries, most notably Russia, reached agreement with the Department of Commerce on voluntary import restraints in order to avoid punitive duties on their imported steel.

     Beginning in August 1998, when it became apparent that the fundamentals in the scrap metals industry were deteriorating, MTLM began to take measures to reduce its cost structure and to resolve potential liquidity problems which were likely to arise from the then-current market conditions.

     In January 1999, the governmental trade actions began taking effect and MTLM saw a significant increase in both volume and pricing for scrap metal. Operating rates and pricing recovered to pre-crisis levels by late 1999 and lasted through February 2000. Due to the cost-cutting measures invoked during the crisis, MTLM believed it was well positioned to take advantage of an upturn in the scrap metals market.

     However, beginning in March 2000, market conditions deteriorated again to levels last seen in 1998 (and in some cases worse). The deterioration has been caused by reduced net exports and slower than expected cyclical markets for scrap metal.

     By September of 2000, Metal Management concluded that it might not be able to weather the current market downturn without improving its capital structure and reducing its substantial interest burden. Therefore, after consultation with its professional advisors, MTLM determined that its interests, and those of its creditors, employees and other constituencies, would be best served by a financial restructuring to de-leverage its balance sheet.

E.  NEGOTIATION OF THE PLAN

     After exploring various out-of-court restructuring alternatives, MTLM concluded that the best vehicle to achieve a restructuring of its indebtedness was through a pre-arranged chapter 11 process. MTLM also concluded that to return to viability it would have to emerge from any restructuring with significantly less debt than currently on its books.

     Accordingly, in September 2000, the Company contacted representatives of the holders of the Subordinated Notes and the Junior Secured Notes to begin discussions concerning an overall financial restructuring. An ad hoc committee of holders of Subordinated Notes and Junior Secured Notes (i.e., the Noteholder Committee) was formed and negotiations ensued between the Company and the Noteholder Committee. Those negotiations were successful, and on November 15, 2000, the Company and the Noteholder Committee reached agreement on the principal terms for a restructuring of the Debtors, which is to be implemented on a pre-arranged basis as a part of these chapter 11 cases. To evidence this agreement, the Debtors and each of the members of the Noteholder Committee have entered into a Lockup Agreement (the "Lockup Agreement") pursuant to which such noteholders have agreed, subject to certain terms and conditions, to support and vote in favor of a plan of reorganization containing the terms specified in the Lockup Agreement. The Lockup Agreement has been entered into by holders of approximately 93% of the principal amount of the Junior Secured Notes and approximately 67% of the principal amount of the Subordinated Notes.

     The Plan is proposed by the Debtors to implement the financial restructuring agreed to with the members of the Noteholder Committee. The Plan also reflects negotiations with the Official Committee after the commencement of these chapter 11 cases and, as stated above, is supported by the Official Committee.

     The Debtors also initiated discussions with BT Commercial Corporation, as agent for the Prepetition Lenders. These discussions led to an agreement by the Prepetition Lenders to provide to the Debtors a $200 million post-petition credit facility. The Prepetition Lenders have also agreed to provide exit financing, subject to certain terms and conditions as set forth in the post-petition credit facility, to enable the Debtors to emerge from chapter 11 following confirmation of the Plan.

     Thereafter, with such agreements in place, on November 20, 2000, MTLM and the subsidiary Debtors each filed voluntary petitions under Chapter 11 of the Bankruptcy Code.

                           IV.  THE CHAPTER 11 CASES

     As a consequence of the Debtors' commencement of the chapter 11 cases, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors have been stayed under section 362 of the Bankruptcy Code. The Debtors are continuing to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

A.  FIRST DAY MOTIONS FILED

     In an effort to minimize the impact of the commencement of the chapter 11 cases on the Debtors' operations and to facilitate the administration of the chapter 11 cases, the Debtors filed various motions and applications on the first day of these cases. These so-called "first-day motions" requested relief that is typical for large, complex chapter 11 cases including, among other things: (i) joint administration of the chapter 11 cases, (ii) authority to continue to use the Debtors' existing cash management system, (iii) authorization to pay certain prepetition compensation and benefits owed to the Debtors' employees, (iv) continuation of payments relating to the Debtors' financing of insurance policy premiums, and (v) entry of an order restraining utilities from shutting off their services to the Debtors. The first-day motions were heard and approved by the Bankruptcy Court on the Petition Date.

     The Debtors also filed applications requesting approval by the Bankruptcy Court of the Debtors' retention of various professional firms they will be utilizing throughout these bankruptcy proceedings, including the retention of
(i) Mayer, Brown & Platt as co-bankruptcy counsel, (ii) Young Conaway Stargatt & Taylor as co-bankruptcy counsel, (iii) Houlihan Lokey, as financial advisor, and
(iv) Logan & Company, Inc. ("Logan"), as the claims, notice and balloting agent for the Debtors.

B.  MOTION TO PAY CRITICAL VENDOR CLAIMS

     The Debtors believe that their business operations and, ultimately, their enterprise value is dependent on the relationships the Debtors have with the suppliers of scrap metal to their businesses and with certain other critical service providers, and that preservation of those relationships require the Debtors to make payment of the prepetition claims owed to many of these vendors. As such, with the support of the Noteholder Committee and the Prepetition Lenders, the Debtors filed a motion with the Bankruptcy Court requesting authority to pay these prepetition claims, most of which are held by suppliers of scrap metal to the Debtors, in exchange for agreement from these vendors to continue to sell scrap metal to the Debtors for a period of one year on acceptable credit terms. The Debtors' motion was approved by the Bankruptcy Court on November 20, 2000. Since November 20, 2000, the Debtors have entered into agreements with most of their suppliers of scrap metals and with certain suppliers of critical services.

C.  DEBTOR IN POSSESSION FINANCING

     The Debtors also filed on November 20, 2000 a motion requesting approval of a $200 million postpetition credit agreement (the "DIP Credit Agreement"). The motion was granted on that date on an interim basis, subject to a final hearing scheduled for December 11, 2000. Payment of the amounts borrowed under the postpetition credit agreement are secured by superpriority liens and security interests in substantially all of the Debtors' assets, subject, however, to a carve-out of $1,250,000 for payment of fees and expenses incurred, in the aggregate, by all of the professionals who are retained by order of the Bankruptcy Court. The DIP Credit Agreement expires on June 30, 2001, unless extended by the lenders thereto. The Bankruptcy Court also approved the Debtors' request that they be authorized to apply all cash collected by the Debtors during the interim period to reduce the indebtedness owed to the Prepetition Lenders. At the conclusion of the hearing on December 11, 2000, the Bankruptcy Court entered a final order approving the DIP Credit Agreement, pursuant to which, among other things, the Debtors obtained authority to repay the remaining indebtedness owed to the Prepetition Lenders from loan proceeds under the DIP Credit Agreement. Thus, all amounts of principal and interest due and owing to the Prepetition Lenders have been paid in full.

     In February, 2001, the Debtors obtained authority from the Bankruptcy Court to amend the DIP Credit Agreement, which amendment was necessary to secure waivers with respect to certain financial covenants. In addition, the Debtors are currently in discussions with their lenders to secure further amendments to the DIP Credit Agreement, also relating to financial covenants that will need to be waived. See also Section VII.C.2 herein ("Risk Factors") and the discussion of this subject in Exhibit C.

D.  OTHER SIGNIFICANT EVENTS SINCE COMMENCEMENT OF CHAPTER 11 CASES

     As stated above, an Official Committee comprised of unsecured creditors in these chapter 11 cases was appointed by the U.S. Trustee's office on December 8, 2000. The Official Committee is comprised of the following five members: Scudder Kemper Investments, Inc., SunAmerica Asset Management, National Metals Co., Republic Technologies International and Bank One, N.A., as the Indenture Trustee for the Subordinated Notes. The Official Committee thereafter retained Milbank, Tweed, Hadley & McCloy, LLP ("Milbank, Tweed") as lead counsel, Morris Nichols Arsht & Tunnell, as local counsel and CIBC World Markets Corp. ("CIBC") as financial advisors. Milbank, Tweed and CIBC were advising the Noteholder Committee in those same capacities before the chapter 11 cases were commenced.

     A meeting of creditors under Section 341 of the Bankruptcy Code was convened by the U.S. Trustee's office on January 12, 2001. On January 22, 2001, the Debtors filed their schedule of assets and liabilities, list of equity interest holders and statement of financial affairs. In January 2001, the Bankruptcy Court entered an order establishing March 2, 2001 as the general bar date for filing proof of claims in these chapter 11 cases and set May 18, 2001 as the bar date for governmental units.

E.  CERTAIN ASSET SALES

     The Debtors have obtained authority to sell real property in Connecticut (which sale closed in March 2001 and yielded approximately $500,000) and to sell real property in Ohio (which sale is estimated to close (subject to certain environmental remediation) by June 2001 and is projected to yield in excess of $8 million).

F.  POSTPONEMENT IN EMERGENCE FROM CHAPTER 11

     The Debtors expected to secure approval of the Plan by the end of March 2001. Due to the severity of the downturn in the steel industry and its continuance following the commencement of the Debtors' Chapter 11 cases, the Debtors elected to postpone their emergence from Chapter 11 until their financial situation stabilized.

     The Debtors now believe that as a result of recent improved financial performance it is prudent for the Debtors to move forward with requesting confirmation of the Plan. Financial information concerning the Debtors covering the period through March 31, 2001 is contained in Exhibits C and C-1 to this Disclosure Statement.

G.  DISPUTE CONCERNING SHEAR AT TENNESSEE FACILITY

     The South Carolina Business Development Corporation ("BDC") filed a notice to lift stay seeking, among other things, authority to enforce liens that it asserts against a shear and related equipment ("Shear") used by the Debtors at their Tennessee facility. The liens are based on loans that BDC extended to ConwayMachine Works, Inc. The Debtor disputes the validity of BDC's liens and claims ownership (or the right to ownership) of the Shear free of BDC's liens. This matter remains pending. In the event it is established that BDC has a valid, perfected and enforceable allowed secured claim against the Shear, it will be treated as a secured claim in Class 2B.

H.  NATIONAL METAL'S CLAIM TO STOCK

     In April, 2001, NMI filed a motion seeking to compel MTLM to issue to it approximately 25 million shares of Old Common Stock, which NMI contends it is entitled to receive in connection with a pre-petition agreement with MTLM. The Debtors oppose the relief requested by NMI. On May 3, 2001, the Bankruptcy Court ruled that NMI is entitled to receive approximately 2,130,000 shares.

                         V.  THE PLAN OF REORGANIZATION

     The primary objectives of the Plan are to: (a) restructure the Debtors' debt and capital structures to permit the Debtors to emerge from the Chapter 11 Cases with a capital structure that, among other things, contains significantly less leverage and provides the Debtors with greater financial flexibility in operating their business; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis given the value of the Debtors and the priorities established by the Bankruptcy Code and applicable law; and
(c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates and creditors.

     The Debtors believe that the Plan provides holders of allowed claims and allowed interests with a substantially greater recovery than the recovery they would receive without approval of the Plan, and that the Plan will afford the Debtors the opportunity and ability to continue their business as a viable going concern and preserve ongoing employment for their employees.

     The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

     The Plan itself and the documents referred to therein control the actual treatment of claims against and interests in the Debtors under the Plan and will, upon the effective date of the Plan, be binding upon all holders of claims against and interests in the Debtors and their estates, the reorganized Debtors and other parties in interest. In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document, on the other hand, the terms of the Plan and such other operative document are controlling.

A.  OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets.

     The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code contemplates that the debtor, through its pre-bankruptcy management, will continue to operate its business in the ordinary course and remain in possession of its property during the case and while it seeks to negotiate and implement a reorganization plan. Any activities that are not within the ordinary course of the debtor's business must be approved by the bankruptcy court before they are undertaken.

     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

B.  OVERALL STRUCTURE OF THE PLAN

     The Debtors believe that the Plan provides the best and most prompt possible recovery to the Debtors' claim holders. Under the Plan, claims against and interests in the Debtors are divided into different classes. If the Plan is confirmed by the Bankruptcy Court and consummated, on the distribution date provided for in the Plan, and at certain times thereafter as claims and interests are resolved, liquidated or otherwise allowed, the Debtors will make the distributions in respect of certain classes of claims and interests as provided for in the Plan. The classes of claims against and interests in the Debtors created under the Plan, the treatment of those classes under the Plan and distributions to be made under the Plan are described below and in the Summary Table set forth above in Section II.B. of this Disclosure Statement.

C.  CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     The Plan classifies claims and interests separately and provides different treatment for different classes of claims and interests in accordance with the Bankruptcy Code. A claim or interest is placed in a particular class only to the extent that the claim or interest falls within the description of that class and is classified in other classes to the extent that any portion of the claim or interest falls within the description of such other classes. A claim or interest is also placed in a particular class for the purpose of receiving distributions pursuant to the Plan only to the extent that such claim or interest is an allowed claim or interest in that class and such claim or interest has not been paid, released or otherwise settled prior to the effective date. A description of each class of claims and interests established by the Plan and the treatment afforded each such class is contained in the Summary Table set forth above in
Section II.B. of this Disclosure Statement.

D.  UNCLASSIFIED CLAIMS

     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including fee claims) and Priority Tax Claims have not been classified. Nonetheless, the treatment afforded these claims is specified in the Plan and is summarized below.

1.  FEE CLAIMS

     Fee claims are Administrative Claims under section 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of professionals or other entities for professional services rendered or expenses incurred in the chapter 11 cases on or prior to the effective date of the Plan. All payments to professionals for fee claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

     All final applications for professional fees for services rendered in connection with the chapter 11 cases prior to the confirmation date of the Plan shall be filed no later than sixty (60) days after the effective date of the Plan.

2.  OTHER ADMINISTRATIVE CLAIMS

     Other Administrative Claims include claims for costs and expenses of administration of the cases allowed under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code. Such claims include: (a) any actual and necessary costs and expenses incurred after the petition date for preserving the Debtors' estates and operating the Debtors' businesses (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), and claims of governmental units for taxes (including tax audit claims related to tax years commencing after the petition date, but excluding claims relating to tax periods, or portions thereof, ending on or before the petition date); (b) all fees and charges assessed against the Debtors' estates under section 1930, chapter 123 of title 28, United States Code; and (c) claims under the DIP Credit Agreement.

     Each Administrative Claim (other than fee claims) will be paid by the Debtors, at their election: (a) in full, in cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as the Bankruptcy Court may allow upon the later of the effective date or the date upon which there is a final order allowing such Administrative Claim; (b) upon such other terms as may exist in the ordinary course of such Debtor's business; or (c) upon such other terms as may be agreed upon between the holder of such Administrative Claim and the Debtors.

     The confirmation order will establish an Administrative Claims bar date for filing Administrative Claims, which date will be sixty (60) days after the confirmation date of the Plan. Holders of Administrative Claims not paid prior to the confirmation date, other than certain Administrative Claims identified in the confirmation order (such as those arising under the DIP Credit Agreement or in the ordinary course of the Debtors' businesses), must make a request for payment on or before such Administrative Claims bar date or be forever barred from doing so. The notice of confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims bar date. The Debtors, or the reorganized Debtors, as the case may be, will have sixty (60) days (or such longer period as the Bankruptcy Court may allow) following the Administrative Claims bar date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

3.  PRIORITY TAX CLAIMS

     Priority Tax Claims are claims for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     The legal and equitable rights of the holders of Priority Tax Claims are unaltered by the Plan and will be paid in full on the later of the distribution date under the Plan or, if instructed by the Debtors, the date such claim is allowed by the Bankruptcy Court. The Debtors and the holder of such Priority Tax Claim may also agree to other treatment.

E.  NO WAIVER OF DEFENSE REGARDING UNIMPAIRED CLAIMS

     Except as otherwise provided in the Plan, the treatment of a claim as unimpaired under the Plan is not intended to, and does not, affect the Debtors' or the reorganized Debtors' rights and defenses, both legal and equitable, with respect to such unimpaired claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such unimpaired claim.

F.  METHOD OF DISTRIBUTION UNDER THE PLAN

1.  SOURCES OF CASH FOR PLAN DISTRIBUTION

     Except as otherwise provided in the Plan or the confirmation order, all cash necessary for reorganized Debtors to make payments pursuant to the Plan will be obtained from existing cash balances, the operations of the Debtors' and the reorganized Debtors' businesses or loans available to the reorganized Debtors under the New Credit Agreement. The reorganized Debtors may also make such payments using cash received from their subsidiaries through the reorganized Debtors' consolidated cash management systems. The Debtors believe that through such sources, it will have adequate cash to make the distributions contemplated and required by the Plan and to operate their businesses from and after the Plan's effective date.

2.  DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of claims or interests that are allowed as of the effective date of the Plan will be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made on the effective date pursuant to the Plan will be deemed to be made on the effective date if such distribution is made on the effective date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a business day will be made on the next succeeding business day. Distributions on account of claims or interests that first become allowed claims or interests after the effective date will be made pursuant to Articles III, VI and VIII of the Plan. Notwithstanding the date on which any distribution of securities is made to a holder of a claim or interest that is an allowed claim or allowed interest, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the effective date of the Plan.

3.  INTEREST ON CLAIMS

     Unless otherwise specifically provided for in the Plan or confirmation order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any claims other than Secured Lender Claims as provided in the Prepetition Credit Agreement and Junior Secured Note Claims at the non-default rate of interest specified in the Junior Secured Notes, and no holder of a claim shall be entitled to interest accruing on or after the petition date.

4.  DISTRIBUTIONS BY THE REORGANIZED DEBTORS

     The reorganized Debtors or the disbursing agent to be appointed pursuant to the Plan, will make all distributions required to be distributed under the Plan. Distribution on account of Secured Lender Claims shall be made to the prepetition agent for the holders of such claims. The reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan. Distributions to holders of the Junior Secured Notes will be made by the Indenture Trustee for the Junior Secured Notes. Distributions to holders of Subordinated Notes may be made, at the election of the reorganized Debtors, by either the Debtors, the Debtors disbursing agent, or by the Indenture Trustee for the Subordinated Notes.

5.  DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

     1. Delivery of Distributions in General. Distributions to holders of allowed claims and allowed interests shall be delivered to the addresses set forth in the Debtors' records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

     2.  Undeliverable and Unclaimed Distributions.

          1. Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any holder of an allowed claim or interest is returned to the disbursing agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the disbursing agent is notified in writing of such holder's then current address.

          2. After Distributions Become Deliverable. The reorganized Debtors shall make all distributions that have become deliverable or have been claimed since the distribution date as soon as practicable after such distribution has become deliverable.

          3. Failure to Claim Undeliverable Distributions. Any holder of an allowed claim or interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within two (2) years after the effective date of the Plan shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors, their estates, the reorganized Debtors or their property. In such cases, any cash distribution on account on such claims for undeliverable or unclaimed distributions shall become the property of the reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock and Series A Warrants held for distribution on account of such claim or interest shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any disbursing agent, including, but not limited to, the reorganized Debtors, to attempt to locate any holder of an allowed claim or interest.

6.  RECORD DATE FOR DISTRIBUTIONS

     As of the close of business on the Distribution Record Date (as such date is defined in the Plan and/or the Confirmation Order), the transfer register for the Subordinated Notes, the Junior Secured Notes, the Preferred Stock, the Old Common Stock and the Old Rights and Warrants, as maintained by the Debtors, any applicable indenture trustee or their respective agents shall be closed. The disbursing agent will have no obligation to recognize the transfer of, or the sale of any participation in, any allowed claim or interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of allowed claims and interests who are holders of such claims or interest, or participants therein, as of the close of business on the Distribution Record Date. The disbursing agent and the reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

7.  METHOD OF CASH PAYMENT

     Payments of cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.  WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all distributions thereunder, the reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The
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

reorganized Debtors will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each holder of an allowed claim or interest that is to receive a distribution of cash, New Junior Secured Notes, New Common Stock or Series A Warrants pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the reorganized Debtors for the payment and satisfaction of such tax obligations. Any cash, New Junior Secured Notes, New Common Stock or Series A Warrants to be distributed pursuant to the Plan, pending the implementation of such arrangements, shall be treated as an undeliverable distribution pursuant to
Section 6.4(b) of the Plan.

9.  SETOFFS

     The reorganized Debtors, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, may, but shall not be required to, set off against any claim and the payments or other distributions to be made pursuant to the Plan in respect of such claim, claims of any nature whatsoever that the Debtors or the reorganized Debtors may have against the holder of such claim; provided, however, that neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by the reorganized Debtors of any such claim that the Debtors or the reorganized Debtors may have against such holder.

10.  FRACTIONAL SHARES

     No fractional shares of New Common Stock or Series A Warrants shall be distributed. When the issuance of a fractional share of New Common Stock or Series A Warrants would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole share of New Common Stock or Series A Warrants or a rounding down of such fraction (in the case of less than .50).

11.  SURRENDER OF CANCELLED SECURITIES

     As a condition precedent to receiving any distribution pursuant to the Plan on account of an allowed claim or interest evidenced by the instruments, securities or other documentation cancelled pursuant to Section 6.4 of the Plan, the holder of such claim or interest shall tender the applicable instruments, securities or other documentation evidencing such claim to the reorganized Debtors unless waived in writing by the Debtors or the reorganized Debtors. Any cash, New Junior Secured Note, New Common Stock or Series A Warrants to be distributed pursuant to the Plan on account of any such claim or interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to
Section 6.4(b) of the Plan.

     a. Notes and Common Stock. Each holder of a Subordinated Note Claim, a Junior Secured Note Claim, Preferred Stock Interests or Old Common Stock shall tender its Subordinated Notes, Junior Secured Notes, Preferred Stock or Old Common Stock relating to such claim or interest to the reorganized Debtors in accordance with written instructions to be provided to such holders by the reorganized Debtors, or, in the case of holders of either the Junior Secured Notes or Subordinates Notes, by the applicable indenture trustee as promptly as practicable following the effective date of the Plan. Such instructions shall specify that delivery of the Subordinated Notes, Junior Secured Notes, Preferred Stock or Old Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Subordinated Notes, Junior Secured Notes or Old Common Stock with a letter of transmittal in accordance with the instructions. All surrendered Subordinated Notes, Junior Secured Notes, Preferred Stock or Old Common Stock shall be marked as cancelled.

     b. Failure to Surrender Cancelled Instruments. Any holder of Junior Secured Notes, Subordinated Notes, Preferred Stock Interests or Old Common Stock that fails to surrender or is deemed to have failed to surrender the applicable Junior Secured Notes, Subordinated Notes, Preferred Stock Interests or Old Common Stock required to be tendered hereunder within two (2) years after the effective date of the Plan

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

shall have its claim or interest and its distribution pursuant to the Plan on account of such Junior Secured Notes, Subordinated Notes, Preferred Stock Interests or Old Common Stock discharged and shall be forever barred from asserting any such claim or interest against the reorganized Debtors or their respective property. In such cases, any New Junior Secured Notes, New Common Stock or Series A Warrants held for distribution on account of such claim shall be disposed of pursuant to Article VI of the Plan.

12.  LOST, STOLEN, MUTILATED OR DESTROYED SECURITIES

     In addition to any requirements under the indentures governing, respectively, the Junior Secured Notes, the Subordinated Notes or any other applicable agreement, any holder of a claim or interest evidenced by a Junior Secured Note, a Subordinated Note, Preferred Stock or Old Common Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such note or other instrument, deliver to the reorganized Company: (i) evidence reasonably satisfactory to the reorganized Company of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by reorganized Company to hold the reorganized Company harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an allowed claim or interest. Upon compliance with Article VI of the Plan by a holder of a claim or interest evidenced by a Junior Secured Note, a Subordinated Note, Preferred Stock or Old Common Stock, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture or equity. As soon as practicable after the effective date of the Plan, the applicable indenture trustees for the Junior Secured Notes and Subordinated Notes shall provide instructions to their respective noteholders that are consistent with the terms of the Plan and this Disclosure Statement for any such notes that are loss, stolen, mutilated or destroyed.

G.  RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

     The Debtors will be required to file any objections they may have to the allowance of a claim or interest prior to a deadline to be established by the Bankruptcy Court. Any claim or interest to which no objection is filed by the applicable deadline is deemed to be allowed.

     No distributions will be made on account of any disputed claim or interest unless and until the dispute is resolved either through agreement of the parties or by a final order of the Bankruptcy Court (or other court of appropriate jurisdiction). Pending the resolution of such dispute, the distribution which would be made with respect to a disputed claim or interest if such claim or interest were allowed in full shall be made into a disputed claim or interest reserve, as the case may be, to be established pursuant to the Plan. Such distribution shall be released to the holder of the disputed claim or interest as, when and to the extent such claim or interest becomes an allowed claim. The Plan does not provide for interest to accrue or to be paid with respect to disputed claims that are ultimately allowed in whole or in part. No payment or distribution will be made with respect to all or any portion of a disputed claim or interest unless and until all objections to such claim or interest are withdrawn or have been allowed pursuant to a final order.

     The provisions of the Plan in respect of the resolution and payment of disputed claims and interests are set forth in Article VIII of the Plan.

H.  MEANS FOR IMPLEMENTATION OF THE PLAN

1.  CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED DEBTORS

     After the effective date of the Plan, the reorganized Debtors shall continue to exist as separate corporate or other legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws, or other similar organizational documents, in effect prior to the effective date, except to the extent such certificates or articles of incorporation and by-laws are amended or amended and restated under this Plan. Following the effective date of the Plan, the unimpaired claims of a particular Debtor or reorganized Debtor will constitute the obligation solely of such Debtor or reorganized Debtor and will not become obligations of any other Debtor or reorganized Debtor by virtue of the Plan, the chapter 11 cases or otherwise. Except as otherwise provided in the Plan, on and after the effective date, all property of the Debtors' estates, including all claims, rights and
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

causes of action and any property acquired by the Debtors or the reorganized Debtors under or in connection with the Plan, will vest in the reorganized Debtors free and clear of all claims, liens, charges, other encumbrances and interests. On and after the effective date of the Plan, the reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the confirmation order.

2.  CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS AND CORPORATE ACTION

     a. Certificates of Incorporation and By-laws. The certificates or articles of incorporation and by-laws, or other similar organizational documents, of each of the Debtors will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, (i) a provision prohibiting the issuance of non-voting equity securities to the extent required by the Bankruptcy Code; and (ii) provisions authorizing the issuance of the New Common Stock, the Series A Warrants and the Management Equity Incentive Plan. After the effective date, the reorganized Debtors may amend and restate the amended certificates of incorporation and bylaws as permitted by applicable law.

     b. Directors and Officers of the Reorganized Debtors. As of the effective date of the Plan, the initial officers of the reorganized MTLM will be the officers of the Debtors immediately prior to the effective date. On the effective date, the board of directors of reorganized MTLM shall have five (5) members consisting of the chief executive officer of reorganized MTLM, and four
(4) persons appointed by the Noteholder Committee. Unless otherwise directed by the board of directors of reorganized MTLM, the board of directors of the reorganized subsidiary Debtors will remain the same as prior to the effective date. The Debtors will disclose, not later than five (5) days prior to the Confirmation Hearing, the identity and affiliations of the person proposed by the Noteholder Committee to serve on the initial board of directors of reorganized MTLM and, to the extent such person is an insider, other than by virtue of being a director, the nature of any compensation for such person. The classification and composition of the board of directors of each of the reorganized Debtors shall be consistent with the amended certificates of incorporation. Each such director and officer shall serve from and after the effective date pursuant to the terms of the amended certificates of incorporation, the other constituent documents of the reorganized Debtors, and applicable law. The existing board of directors of MTLM will be deemed to have resigned on the effective date.

     c. Corporate Action. On the effective date of the Plan, the adoption of the amended certificates of incorporation or other similar organizational documents, the adoption of the amended by-laws, the selection of directors and officers for the reorganized Debtors and all other actions contemplated by the Plan will be authorized and approved in all respects (subject to the provisions of the Plan and/or the Confirmation Order). All matters provided for in the Plan involving the corporate structure of the Debtors or the reorganized Debtors, and any corporate action required by the Debtors or the reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect without any requirement of further action by the security holders or directors of the Debtors or the reorganized Debtors. In addition, on the effective date of the Plan, the appropriate officers of the reorganized Debtors and members of the boards of directors of the reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the reorganized Debtors.

3.  LIMITED SUBSTANTIVE CONSOLIDATION

     The Plan contemplates and is predicated upon entry of an order authorizing the treatment of Class 4, Class 5 and Class 6 claims as if the estates of the Debtors had been substantively consolidated for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other classes of claims or interests set forth in the Plan or for any other purpose. As a result, and based solely on Section 4.1 of the Plan, on the effective date, (i) all guaranties of any Debtor of the payment, performance or collection of another Debtor with respect to Class 4, Class 5 and Class 6 claims will be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guarantees with respect to Class 4, Class 5 and Class 6 claims executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple impaired claims against such entities on account of such joint obligations shall be treated and allowed only as a single impaired claim against the consolidated Debtors, and (iii) each Class 4, Class 5 and Class 6 claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single claim against and a single obligation of the consolidated Debtors. Except as set forth in the Plan, such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the reorganized Debtors, (b) cause any Debtor to be liable for any impaired claim or unimpaired claim under the Plan for which it otherwise is not liable, and the liability for any such claim shall not be affected by such substantive consolidation, (c) affect intercompany claims of Debtors against other Debtors, and (d) affect interests in subsidiary Debtors.

4.  ISSUANCE OF NEW SECURITIES AND RELATED DOCUMENTS

     On the effective date of the Plan, the reorganized MTLM will issue the New Junior Secured Notes, the New Common Stock, the Series A Warrants and the Series B Warrants to be distributed pursuant to the Plan, and the reorganized subsidiary Debtors will enter into guaranties of the New Junior Secured Notes, without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the effective date contemplated by or in furtherance of the Plan, including without limitation, the Management Equity Incentive Plan and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto. A description of these documents is contained in Section II.F., and H. and I of this Disclosure Statement.

I.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.  ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     The Plan provides that immediately prior to the effective date, all executory contracts or unexpired leases of the reorganized Debtors will be deemed assumed except those executory contracts and unexpired leases that (1) have been previously rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the effective date, or (3) are identified on a list to be filed with the Bankruptcy Court on or before the confirmation date, or otherwise are rejected pursuant to the terms of the Plan. Entry of the confirmation order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the respective reorganized Debtor in accordance with its terms.

2.  CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

     The Plan provides that all proofs of claim with respect to claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such times will be forever barred from assertion against the Debtors or reorganized Debtors, their estates and property unless otherwise ordered by the Bankruptcy Court or provided for in this Plan. All such claims which become allowed claims are treated as Class 6 claims.

3.  CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, by the reorganized Debtors, by payment of the default amount in cash on the effective date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments; (2) the ability of the reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other

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

matter pertaining to assumption, the cure payments required by the Bankruptcy Code shall be made following the entry of a final order resolving the dispute and approving the assumption.

4.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     The Plan provides that the obligations of the Debtors to indemnify any person or entity serving at any time on or prior to the effective date as one of their directors, officers or employees by reason of such person's or entity's service in such capacity (except with respect to claims against such persons that are expressly preserved pursuant to Article X of the Plan), to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable states' general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and the Bankruptcy Code as of the effective date.

5.  COMPENSATION AND BENEFIT PROGRAMS; EMPLOYMENT CONTRACTS; PENSION PLANS

     Except as otherwise expressly provided in the Plan (and as described below), all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, accidental death and dismemberment insurance plans are, to the extent allowed by law, treated as executory contracts under the Plan and on the effective date will be assumed pursuant to the Bankruptcy Code.

     Except as otherwise expressly provided in the Plan (and as described below), each of the employment contracts between a Debtor and an employee of such Debtor will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code on the effective date of the Plan. All employment contracts so assumed will be deemed modified such that the transactions contemplated by the Plan shall be deemed not to constitute a "change of control" as defined in, and for the purposes of, the relevant employment contracts.

     In accordance with Section 7.1 of the Plan, the Debtors reserve the right to reject any compensation and benefit program and any employment contract prior to the effective date of the Plan pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. The Debtors will so reject a program or employment contract if the assumption thereof has not been consented to by the Official Committee, the Noteholder Committee and the Agent for the lenders under the DIP Credit Agreement prior to the confirmation date.

     The Debtors have established and maintain the following pension plans for certain of its employees (collectively, the "Pension Plans"): the Retirement Plan for Employees of Charles Bluestone Co., employer identification/plan number 36-4235943/001; Aerospace Metals, Inc. Hourly Pension Plan, employer identification/plan number 36-4201748/001; Aerospace Metals, Inc. Salaried Retirement Plan, employer identification/plan number 36-4201748/002; and The Isaac Corporation Pension Plan -- MMI98, employer identification/plan number 34-0901723/003. The Pension Plans are covered by Title IV of the Employment Retirement Security Act of 1974, as amended ("ERISA") (29 U.S.C. sec. 1301, et seq.).

     The Debtors have been advised by the Pension Benefit Guaranty Corporation (the "PBGC") that the PBGC estimates the Aerospace Metals, Inc. Hourly Retirement Plan is underfunded on a termination basis in the amount of approximately $441,200; that the Aerospace Metals, Inc. Salaried Pension Plan is underfunded on a termination basis in the amount of approximately $384,200; and that the Retirement Plan for Employees of Charles Bluestone Co. is underfunded on a termination basis in the amount of approximately $384,100. The PBGC further has advised the Debtors that based on current estimates the PBGC does not believe, as of the date of this Disclosure Statement, that The Isacc Corporation Pension Plan -- MM198 was underfunded on a termination basis.

     Unless any of the Pension Plans is terminated prior to the effective date of the Plan, the liability of the Debtors under ERISA (including the liability, if any, to the PBCG), will not be discharged or affected in any way by confirmation of the Plan. The Debtors are not seeking to terminate any of the Pension Plans in connection with confirmation of the Plan and, from and after the effective date of the Plan, the reorganized Debtors will continue the Pension Plans in accordance with ERISA and other applicable law.

J.  CONFIRMATION AND EFFECTIVENESS OF THE PLAN

     Article IX of the Plan sets forth certain conditions to confirmation of the Plan and to the occurrence of the effective date thereunder. The Debtors believe that all such conditions will be satisfied and, provided that the Bankruptcy Court finds that the Plan meets the requirements of the Bankruptcy Code and confirms the Plan, the Plan will be implemented in accordance with its terms. The Plan further provides that each of the conditions to the effective date of the Plan may be waived by the Debtors with the consent of the Official Committee, the Noteholder Committee and the Agent for the DIP Lenders and without further notice or a hearing. See Section II.E. of this Disclosure Statement for a discussion of certain conditions to the effectiveness of the New Credit Agreement.

K.  CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE

     If the effective date does not occur (i) on or before June 30, 2001 (in which case the DIP Lenders shall be entitled to exercise rights under their agreements); or (ii) by such later date, after notice and hearing, as is proposed by the Debtors (with the consent of the Official Committee and the Agent for the lenders under the DIP Credit Agreement) and approved by the Bankruptcy Court, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the confirmation order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the confirmation order may not be vacated if the effective date occurs before the Bankruptcy Court enters an order granting such motion. If the confirmation order is vacated pursuant to Section
9.4 of the Plan: (a) the Plan shall be null and void in all respects; (b) any settlement of claims and interests provided for hereby shall be null and void without further order of the Bankruptcy Court; (c) the time period within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of sixty (60) days after the date the confirmation order is vacated; and (d) the Agent and the DIP Lenders may exercise rights as provided in Section 9.4 of the Plan.

L.  EFFECT OF PLAN CONFIRMATION

1.  PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

     Except as otherwise provided in the Plan, the confirmation order or in any document, instrument, release or other agreement entered into in connection with the Plan, the Debtors will retain under the Plan their rights with respect to any and all claims or causes of action, whether known or unknown, that may exist in favor of the Debtors. The reorganized Debtors, or the successors in interest to the Debtors, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of such claims or causes of action.

2.  RELEASES

     a. Releases by the Debtors. On the effective date of the Plan, the Debtors and reorganized Debtors, in their individual capacities and as debtors in possession, will be deemed to release forever, waive and discharge completely all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the effective date in any way relating to the Debtors, the reorganized Debtors, their chapter 11 cases, or the Plan or this Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their estates or the reorganized Debtors against the current and former directors, officers and employees of the Debtors; provided, however, that such release and waiver of claims shall not be applicable to (i) avoidance actions listed in Section 550(a) of the Bankruptcy Code, (ii) the obligations of such officers, director or employees to any of the Debtors in respect of borrowed money, employment contracts, or consulting contracts, (iii) the receipt by such officers, director or employee of transfers from the Debtors, direct or indirect, in connection with acquisitions by the Debtors of subsidiaries, business enterprises or other material assets (or other express contractual obligations under such acquisition agreements), and (iv) any acts or omissions that constitute gross negligence, fraud, or willful misconduct.

     b. Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to, the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Section 10.2 of the Plan.

3.  DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

     Except as otherwise provided herein or in the confirmation order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all claims (other than those claims that are unimpaired under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such claims. Upon the effective date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all claims (other than claims that are not impaired), including, but not limited to, demands and liabilities that arose before the confirmation date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code and all equity interests of the Company, including, without limitation, its Preferred Stock, Old Common Stock and Old Rights and Warrants, shall be terminated.

4.  EXCULPATION AND LIMITATION OF LIABILITY

     Neither the Debtors, the Official Committee, the Noteholder Committee, the Prepetition Lenders, the lenders under the DIP Credit Agreement, the Agent for the Debtors' senior lenders, the Indenture Trustee for the Subordinated Notes, the Indenture Trustee for the Junior Secured Notes, nor any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a claim or an interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtors' chapter 11 cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

5.  INJUNCTION

     Except as otherwise provided in the Plan, the confirmation order shall provide, among other things, that from and after the confirmation date all persons who have held, hold or may hold claims against or interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the estate(s), or any of their property on account of any such claims or interests and (ii) preliminarily enjoined from taking any of the following actions against any of the Debtors, the reorganized Debtors or their property on account of such claims or interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

     By accepting distributions pursuant to the Plan, each holder of an allowed claim or interest will be deemed to have specifically consented to the injunctions set forth in Section 10.6 of the Plan.

6.  TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS

     The classification and manner of satisfying all claims and interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a holder of a claim or interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of allowed claims or allowed interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

     All claims of holders of "senior debt" (as such term is defined in the indenture governing the Subordinated Notes) against the Debtors, and all rights and claims of such holders relating in any manner whatsoever to claimed subordination rights, "make-whole" rights, rights to postpetition or default interest or similar rights, if any (collectively "Subordination-Related Rights"), are deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by the Plan to holders of such claims, and such rights shall be deemed waived, released, discharged and terminated as of the effective date, and all actions related to the enforcement of such Subordination-Related Rights shall be permanently enjoined. Distributions under, described in, contemplated by and/or implemented by the Plan shall not be subject to levy, garnishment, attachment or like legal process by reason of any claimed Subordination-Related Rights, so that each holder of a claim shall have and receive the benefit of the distributions in the manner set forth and described in the Plan.

     Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a claim including, but not limited to, a holder of a Secured Lender Claim or Junior Secured Note Claim may have or any distribution to be made pursuant to the Plan on account of such claim. Entry of the confirmation order will constitute the Bankruptcy Court's approval, as of the effective date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the reorganized Debtors, and their respective properties and holders of claims and interests, and is fair, equitable and reasonable; provided, however, that nothing contained in the Plan will preclude any person from exercising their rights pursuant to and consistent with the terms of this Plan, the New Credit Agreement or the Plan Documents.

7.  DISSOLUTION OF OFFICIAL COMMITTEE UPON EFFECTIVE DATE OF THE PLAN

     Except as may otherwise be ordered by the Bankruptcy Court, thirty (30) days after the effective date of the Plan, the Official Committee shall be dissolved and each of its members, agents and professionals fully discharged and released from any and all further responsibilities, in such capacities, in respect of these chapter 11 cases.

M.  SUMMARY OF OTHER PROVISIONS OF THE PLAN

     The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

1.  EXEMPTION FROM CERTAIN TRANSFER TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the confirmation order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

2.  CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES AND COMMON STOCK

     On the effective date of the Plan, except as otherwise provided in the Plan, (i) the Junior Secured Notes, the Subordinated Notes, the Preferred Stock, the Old Common Stock, and the Old Rights and Warrants, any other notes, bonds (with the exception of surety bonds outstanding), indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtors under any such agreements, indentures or other documents, shall be discharged. As of the effective date, all Preferred Stock, Old Common Stock and Old Rights and Warrants that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party. Notwithstanding anything to the contrary in the Plan or this Disclosure Statement, the Junior Secured Note Indenture, as amended and restated by the Plan, shall survive and continue to be effective.

3.  EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATE ACTION

     Each of the Debtors or the reorganized Debtors is authorized under the Plan to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     Prior to, on or after the effective date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the reorganized Debtors are deemed to have occurred and shall be in effect prior to, on or after the effective date (as appropriate) pursuant to the applicable general corporation law (or other entity/organizational laws) of the states in which the Debtors or the reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the reorganized Debtors.

4.  SEVERABILITY OF PLAN PROVISIONS

     If, prior to the confirmation date of the Plan, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Official Committee, the Noteholder Committee and the Agent for the lenders under the DIP Credit Agreement, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The confirmation order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

5.  REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

     The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the confirmation date and to file subsequent plans of reorganization with the consent of the Official Committee and the Agent for the DIP Lenders. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any claim or interest or class of claims or interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any claims by or against, or any interests in, such Debtors or any other person, (ii) prejudice in any manner the rights of such Debtors or any other person or (iii) constitute an admission of any sort by the Debtors or any other person.

6.  SECTION 1145 EXEMPTION

     The New Junior Secured Notes, New Common Stock and Series A Warrants to be distributed pursuant to the Plan are to be issued pursuant to an exemption from registration under federal, state or local securities laws provided by section 1145(a)(1) of the Bankruptcy Code. Section 1145(a)(1) of the Bankruptcy Code exempts from registration the "offer ... under a plan of a security of the debtor ..." so long as the security is distributed:

     - in exchange for a claim against, an interest in or a claim for an administrative expense in the case concerning the debtor; or

     -  principally in exchange for cash or property.

     The Debtors believe that the New Junior Secured Notes, New Common Stock and Series A Warrants to be distributed pursuant to the Plan constitute a "security of the debtor" and thus qualify for the exemption provided under section 1145(a)(1) of the Bankruptcy Code. The Debtors will seek an order of the Bankruptcy Court, in conjunction with confirmation of the Plan, to that effect.

     To the extent that the New Junior Secured Notes, New Common Stock and Series A Warrants distributed pursuant to the Plan qualify for the exemption provided by section 1145(a)(1) of the Bankruptcy Code, such shares will be freely transferable, without restriction, by the holders of claims and interests that receive such note, stock and warrants under the Plan, except for any such claim or interest holders that are an "underwriter," which is defined in section 1145(b) of the Bankruptcy Code.

     Under section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), an "issuer" includes any person directly or indirectly controlling or controlled by the Debtors, or any person under direct or indirect common control with the Debtors.

     To the extent that a creditor or interest holder that receives New Junior Secured Notes, New Common Stock and/or Series A Warrants is deemed an "underwriter," resales by such creditor or interest holder would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable state securities laws. However, such creditor or interest holder may be able to sell its New Junior Secured Notes, New Common Stock or Series A Warrants without registration subject to the provisions of Rule 144 under the Securities Act, which would permit the public sale of securities received pursuant to the Plan by "underwriters" subject to the availability to the public of current information regarding the Debtors and to compliance with specified volume limitations and certain other conditions.

     Given the complex, subjective nature of the question of whether a particular Noteholder or stockholder may be an underwriter, representations concerning the right of any person to trade the New Junior Secured Notes, New Common Stock or Series A Warrants to be received under the Plan. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW JUNIOR SECURED NOTES, NEW COMMON STOCK OR SERIES A WARRANTS UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING THE EFFECTS OF FEDERAL AND STATE SECURITIES LAWS ON THEIR ABILITY TO TRADE SUCH SECURITIES.

     Sales by "stockbrokers" of the New Junior Secured Notes, New Common Stock or Series A Warrants issued under the Plan will be exempt under section 1145(a)(4) of the Bankruptcy Code from the registration requirements of the Securities Act and state securities laws if they deliver a copy of the Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to their customers for the first forty (40) days after the effective date of the Plan.
Section 101 of the Bankruptcy Code defines "stockbroker" as a person having customers that are engaged in the business of effecting transactions in securities (i) for the accounts of others or (ii) with the general public from or for such person's own account.

7.  AMENDMENT OR MODIFICATION OF THE PLAN

     Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right, to alter, amend or modify the Plan with the consent of the Official Committee, the Noteholder Committee and the Agent for the DIP Lenders at any time prior to or after the confirmation date but prior to the substantial consummation of the Plan. A holder of a claim or interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the claim or interest of such holder.

                  VI.  CONFIRMATION AND CONSUMMATION PROCEDURE

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the requirements of chapter 11, including, among other things, that (a) the Plan has properly classified claims and interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtors have complied with applicable provisions of the Bankruptcy Code, (d) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (e) the Plan has been accepted by the requisite votes of all classes of creditors (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code), (f) the Plan is in the "best interests" of all holders of claims or interests in an impaired class, (g) the Plan is "feasible" in that confirmation of the Plan is not likely to be followed by the liquidation or need for further restructuring of the Debtors, and (h) all fees and expenses payable under 28 U.S.C. sec. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the effective date.

     Under the Bankruptcy Code, the following steps must be taken to confirm the
Plan:

A.  SOLICITATION OF VOTES

     Under the Bankruptcy Code, only classes of claims and interests that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A class is impaired if the legal, equitable or contractual rights to which the holders of claims or interests are entitled are modified, other than by curing defaults and reinstating the debt. Pursuant to sections 1126(f) and (g) of the Bankruptcy Code, classes of claims and interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and classes of claims and interests whose holders will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. Creditors who hold disputed claims are not entitled to vote to accept or reject the Plan.

     Under the Plan, the holders of claims in Classes 4, 5, 6 and 11 are entitled to vote to accept or reject the Plan. All other classes of claims or interests are deemed under the Bankruptcy Code to have accepted (Classes 1, 2A, 2B, 3A and 3B) or rejected (Classes 7, 8, 9 and 10) the Plan.

     This Disclosure Statement and an appropriate ballot are being distributed to all holders of claims who are entitled to vote on the Plan. Because of the difficulty associated with reaching beneficial owners of the Company's publicly traded notes, many of which hold their notes in brokerage accounts or through similar nominees, the Debtors are distributing a ballot (i) to each holder of record of a Junior Secured Note or a Subordinated Note as of May 4, 2001 and
(ii) to each broker, bank or other nominee (or the agent therefor) identified by Logan as an entity through which beneficial owners hold such notes. The banks, brokers, nominees or agents are instructed to forward to each beneficial owner of Junior Secured Notes or Subordinated Notes an appropriate ballot for voting, along with a return envelope provided by and addressed to the broker, bank or other nominee, so that the beneficial owner may return the completed beneficial owner ballot to that entity. The broker, bank, or nominee is then instructed to tabulate the individual votes of its respective beneficial owners from their individual beneficial owner ballot on a master ballot and to return such master ballot to Logan. This procedure will enable the Debtors to transmit materials to the holders of their publicly traded securities and affords beneficial owners of such notes a fair and reasonable opportunity to vote. All ballots and master ballots received from the Debtors must be returned to Logan by the applicable voting deadline as indicated on the ballots.

     Under the Bankruptcy Code a class of claims accepts a plan if holders of at least two-thirds in dollar amount and more than one-half in number of the claims properly voted in that class, voted to accept.

     A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

     Pursuant to an order of the Bankruptcy Court establishing voting procedures with respect to the Plan, any ballot that is properly completed, executed and timely returned to Logan but does not indicate an acceptance or rejection of the Plan, will be deemed to be a vote to accept the Plan. Whenever a creditor casts more than one ballot voting the same claim before the Voting Deadline, the last ballot received before the Voting Deadline is deemed to reflect the voter's intent and thus to supersede any prior ballots. Creditors must vote all of their claims within a particular class under the Plan either to accept or reject the Plan and may not split their vote, and thus a ballot that partially accepts and partially rejects the Plan will not be counted.

     The following types of ballots will not be counted in determining whether the Plan has been accepted or rejected:

          1. any ballot received after the Voting Deadline unless the Debtors have granted an extension of the voting deadline with respect to such ballot;

          2. any ballot that is illegible or contains insufficient information to permit the identification of the creditor or interest holder;

          3. any ballot cast by a person or entity that does not hold a claim in a class that is entitled to vote to accept or reject the Plan; and

          4.  any unsigned ballot.

B.  THE CONFIRMATION HEARING

     The Confirmation Hearing is scheduled for June 18, 2001 at 12:00 noon before the Bankruptcy Court in Wilmington, Delaware. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of Section 1129 of the Bankruptcy Code. At that time, the Debtors will submit a report to the Bankruptcy Court reflecting the votes received with respect to the acceptance or rejection of the Plan by the parties entitled to vote thereon.

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on all required parties on or before June 11, 2001, in accordance with the requirements specified by the Bankruptcy Court. Unless an objection to confirmation is served and filed, it may not be considered by the Bankruptcy Court.

C.  CONFIRMATION

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan (a) has not been accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (b) is feasible and (c) is in the "best interests" of creditors and stockholders that are impaired under and that vote, or are deemed, to reject the plan.

1.  UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

     To obtain confirmation of a plan over the objection of a class of claims or interests that rejects such plan, it must be demonstrated that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each such non-accepting Class. In order for a plan to be found to be "fair and equitable" and thus subject to confirmation by "clampdown" under Section 1129(b) of the Bankruptcy Code the Debtor must demonstrate:

          a. For a Class of Secured Creditors: That either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or
     (ii) of this subparagraph.

          b. For a Class of Unsecured Creditors: That either (i) each impaired unsecured creditor receives or retains, under the plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

          c. For a Class of Equity Interests: That either (i) each holder of an equity interest will receive or retain, under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the Plan.

     As described above, holders of interests in Classes 7, 8, 9 and 10 are presumed, under section 1126(g) of the Bankruptcy Code, to have rejected the Plan. The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 7, 8, 9 and 10. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of the interests in Classes 7, 8 and 10 and Class 9 claims, in view of the terms of the Plan and the value of the Debtors and their assets. The Debtors believe that the treatment under the Plan of the holders of claims and interests in Classes 7, 8, 9 and 10 satisfies the "fair and equitable" test since there is no class junior to such non-accepting classes that will receive or retain any property under the Plan and since Class 5 and 6 creditors, whose claims have priority over the claims or interests classified in Classes 7, 8, 9 and 10, are not paid in full under the terms of the Plan. In addition, the Debtors do not believe that the Plan unfairly discriminates against Classes 7, 8, 9 or 10.

2.  BEST INTERESTS TEST

     With respect to each impaired class of claims and interests, confirmation of a plan requires that each holder of a claim or interest either (a) accept the plan or (b) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that holders of impaired claims and interests in each impaired class under the Plan would receive significantly less under a chapter 7 liquidation than under the Plan. At the Debtors' request, Houlihan Lokey has prepared a liquidation analysis (the "Liquidation Analysis") that estimates the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation. The Liquidation Analysis is attached hereto as Exhibit E. The Liquidation Analysis is based on a number of significant assumptions that may not be realized in an actual liquidation.

     To calculate the probable distribution to holders of each impaired class of claims and interests if a Debtor was liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from such debtor's assets in a chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

     The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of the bankruptcy case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as that of counsel and other professionals retained by the trustee, asset disposition expenses and all unpaid expenses incurred until the liquidation is completed. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly larger amount of unsecured claims than would be asserted if the plan were confirmed.

     The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each impaired class will receive greater value under the Plan than they would in a liquidation. The Liquidation Analysis shows that in the event of a liquidation as described therein, holders of unsecured claims would not receive any distribution on their claims, and holders of the Debtors' equity interest would also receive no distribution. Based on the Liquidation Analysis, the Plan meets the "best interests" test.

     The Liquidation Analysis, including a description of the underlying assumptions used by Houlihan Lokey, is attached as Exhibit E to the Disclosure Statement.

3.  FEASIBILITY

     The Bankruptcy Code requires that the bankruptcy court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the debtor. For purposes of showing that this Plan meets this feasibility standard, MTLM has analyzed the ability of the reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

     The Debtors believe that with a significantly de-leveraged capital structure their business will be able to return to viability. The decrease in the amount of debt on the Debtors' consolidated balance sheet will substantially improve the Debtors' cash flow and reduce their interest expense.

     To assess and demonstrate the feasibility of the Plan, the Debtors have prepared the Projections, which are attached to this Disclosure Statement as Exhibit F.

     The Projections indicate that the reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Credit Agreement and the New Junior Secured Notes and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

     The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have neither complied nor examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

     The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the reorganized Debtors. Accordingly, the Projections are only an estimate that is necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variation may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in Section VII of this Disclosure Statement entitled "Risk Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

     The Debtors are subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

                      VII.  RISK FACTORS TO BE CONSIDERED

     Holders of claims against and interests in the Debtors should read and consider carefully the information set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. This information, however, should not be regarded as necessarily setting forth the only potential risks involved in connection with the Plan and its implementation.

A.  CERTAIN BANKRUPTCY CONSIDERATIONS

1.  FAILURE TO SATISFY VOTE REQUIREMENT

     In the event that sufficient votes accepting the Plan are not received and, as a result, the Debtors are unable to confirm the Plan as proposed, the Debtors will assess the alternatives available to them including (i) seeking to restructure its capitalization and its obligations to creditors and equity holders under an alternative plan of reorganization, (ii) a liquidation under chapter 11 of the Code or (iii) a conversion of these cases to a chapter 7 liquidation proceeding. The inability to promptly confirm the Plan will delay the Debtors' emergence from bankruptcy and could have a material adverse affect on the value of the Debtors' business and assets. There is substantial risk that any alternative restructuring or a liquidation will result in less favorable treatment of claims and interests than that provided by the Plan.

     The obligation of the members of the Noteholder Committee to support and vote to accept the Plan are subject to certain terms and conditions as provided in the pre-petition agreement among such members and the Debtors. There is a risk that such terms and conditions will not be satisfied, in which event the members will not be obligated to support or vote to accept the Plan.

2.  NON-CONSENSUAL CONFIRMATION

     In the event any impaired Class of claims does not accept the Plan, a Bankruptcy Court may nevertheless confirm the Plan at the Debtors' request if at least one impaired class of Claims has accepted the Plan (with such acceptances being determined without including the vote of any "insider" in such class), and, as to each impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. Because the Plan deems Classes 7, 8, 9 and 10 to have rejected the Plan, these requirements must be satisfied with respect to such Classes. The Debtors believe that the Plan satisfies these requirements, although there can be no assurances that the Bankruptcy Court will make the findings necessary to reach this result. Notwithstanding the above, the Debtors have agreed not to seek confirmation of the Plan, pursuant to cramdown under section 1129(b) of the Bankruptcy Code, at the Confirmation Hearing if the Plan is not accepted by at least two-thirds (2/3) in the amount of the claims in Class 6 voting on the Plan, unless otherwise the Official Committee otherwise consents.

3.  RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

     Although the Debtors believe that if the Plan is confirmed, the effective date will occur soon after the confirmation date of the Plan, there can be no assurance that all conditions to the occurrence of the effective date will occur. In the event the effective date does not occur, the Debtors will assess the alternatives available to them at that time as to such timing.

4.  GENERAL EFFECT

     The filing of a bankruptcy petition by the Debtors, and the publicity attendant thereto, may adversely affect the Debtors' business. The Debtors believe that any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not confirmed as expected.

5.  EFFECT OF DEBTORS' CHAPTER 11 CASES ON RELATIONS WITH TRADE VENDORS

     The commencement of chapter 11 cases by the Debtors may adversely affect their business and cause certain trade suppliers and vendors to cease shipping goods to them. Although the Debtors believe that they have good relationships with their suppliers and trade vendors and have sought and obtained authority from the Bankruptcy Court to pay the prepetition claims of essential suppliers and trade vendors (and have obtained agreements with most of its scrap suppliers in connection with payment of their prepetition claims), there can be no assurance that such suppliers and vendors will continue to provide such goods and services to the Debtors in the event there is significant delay in the Debtors' efforts to confirm and implement the Plan.

6.  CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

     Section 1122 of the Bankruptcy Code requires that the Plan classify claims against, and interests in, the Company. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, the Plan may place a claim or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that all claims and interests have been appropriately classified in the Plan.

     The Bankruptcy Code also requires that the Plan provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with the requirement of equal treatment.

     To the extent that the Bankruptcy Court finds that the Plan does not satisfy these requirements, the Bankruptcy Court could deny confirmation of the Plan. Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

B.  FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

1.  SPECULATIVE NATURE

     The New Common Stock, Series A Warrants and New Junior Secured Notes are speculative securities. Under their terms, the Series A Warrants are exercisable at specified exercise prices and will expire five (5) years from the effective date of the Plan. There can be no assurance that the market value of the New Common Stock will exceed the exercise price of the Series A Warrants. The Series A Warrants will have no voting rights and no right to share in dividends, if any, paid with respect to the New Common Stock and will have no rights on liquidation of the reorganized Debtors. There can be no assurance that the New Common Stock, Series A Warrants or New Junior Secured Notes will have access to a liquid trading market.

2.  COMPETITIVE CONDITIONS

     The Debtors compete with many other scrap metal recyclers. Some of the Debtors' competitors have greater financial resources than the Debtors and could use those resources to take steps that would adversely affect the Debtors' competitive position.

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

3.  VARIANCES FROM PROJECTIONS

     The fundamental premise of the Plan is the de-leveraging of MTLM and the implementation and realization of the Debtors' business plan, as reflected in the Projections attached to this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the scrap metal industry and the ability to stabilize and grow the reorganized Debtors' business and control future operating expenses, all of which are extremely difficult to predict with any degree of certainty. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, and such variations may be material and adverse.

     Moreover, the recovery by creditors is based upon MTLM's estimate of the values of the New Common Stock and the Series A Warrants. Because the market and economic conditions upon which such values are based are beyond the control of the Debtors, the actual results achieved are uncertain.

4.  DISRUPTION OF OPERATIONS

     The commencement and pendency of these chapter 11 Cases could adversely affect the Debtors' relationship with their customers and suppliers, as well as their ability to retain or attract high-quality employees. In such event, weakened operating results could give rise to variances from the Projections, and, as a consequence, cause the senior lenders of the Debtor to refuse to make the New Credit Agreement available to the Debtors, without which the Debtors will be unable to emerge from chapter 11.

5.  LACK OF TRADING MARKET

     The New Common Stock, the Series A Warrants and the New Junior Secured Notes are new issues of securities with no established trading market or prior trading history. There can be no assurance regarding the future development of a market for the New Common Stock, the Series A Warrants or the New Junior Secured Notes, the ability of holders thereof to sell their New Common Stock, the Series A Warrants or the New Junior Secured Notes or the price for which such holders may be able to sell their New Common Stock, the Series A Warrants or the New Junior Secured Notes. If a market were to develop, the New Common Stock, the Series A Warrants and the New Junior Secured Notes could trade at prices lower than their initial values. The trading prices of such securities will depend on many factors, including factors beyond the reorganized Debtors' control.

     Furthermore, the liquidity of, and trading market for, the New Common Stock, the Series A Warrants and the New Junior Secured Notes may be adversely affected by price declines and volatility in the market for similar securities, as well as by any changes in the reorganized Debtors' financial condition or results of operations.

6.  DIVIDEND POLICIES

     The Company does not anticipate that any dividends will be paid on its New Common Stock in the foreseeable future. In addition, the covenants in the New Credit Agreement will limit the ability of the reorganized Company to pay any dividends. Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions which may prohibit their ability to invest in the New Common Stock.

C.  RISKS RELATING TO THE REORGANIZED DEBTORS

1.  LEVERAGE AND DEBT SERVICE

     After giving effect to the reorganization contemplated under the Plan, reorganized MTLM will be a competitively capitalized company relative to its reorganized stockholders' equity and other leverage ratios. As
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

of the effective date of the Plan, on a pro forma basis after giving effect to the reorganization to be effected by the Plan, the reorganized Debtors are estimated to have an aggregate net indebtedness of approximately $175 million, including amounts funded under the New Credit Agreement, the New Junior Secured Notes, capital leases and mortgages.

     The reorganized Debtors' capitalization could have important consequences to the holders of the New Common Stock, including the following: (i) the reorganized Debtors' ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; and (ii) a substantial portion of the reorganized Debtors' cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the reorganized Debtors for other purposes.

2.  NEW CREDIT AGREEMENT

     The New Credit Agreement has not been negotiated or delivered. While the Debtors have received a commitment from the lenders under the DIP Credit Agreement to provide senior bank financing upon emergence from these Chapter 11 Cases, this commitment is subject to the condition that no event of default shall have occurred under the DIP Credit Agreement which has not been waived, among others. In this regard, the Debtors are in discussions with its lenders to obtain an amendment to the DIP Credit Agreement that will be necessary to waive compliance with certain financial covenants. Such commitment also is subject to a condition that the lenders providing such exit financing be satisfied with the documentation governing the New Credit Agreement. The New Credit Agreement also is expected to contain a number of conditions that must be satisfied before it can become effective. There can be no certainty that any of the foregoing conditions will be satisfied. In addition, the New Credit Agreement will provide for a relatively rapid amortization of the Supplemental Availability and the continued amortization of the fixed asset sublimit, which, under poor market conditions, could cause the Debtors to experience tightened liquidity.

3.  METALS RECYCLING INDUSTRY IS HIGHLY CYCLICAL

     The operating results of the scrap metals recycling industry in general, and the Debtors' operations specifically, are highly cyclical in nature. They tend to reflect and be amplified by general economic conditions, both domestically and internationally. Historically, in periods of national recession or periods of slowing economic growth, the operations of scrap metals recycling companies have been materially and adversely affected. For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum. This leads to significant fluctuations in demand and pricing for the Debtors' products. Future economic downturns in the national and international economy would likely materially and adversely affect the Company's results of operations and financial condition. The Debtors' ability to withstand significant economic downturns in the future will depend in part on its level of capital and liquidity.

     The Debtors' business can also be adversely affected by increases in steel imports into the United States which generally have an adverse impact on domestic steel production and a corresponding adverse impact on the demand for scrap metals. For example, beginning in July 1998, the domestic steel industry and, in turn, the metals recycling industry suffered a dramatic and precipitous collapse, resulting in a significant decline in the price and demand for scrap metals. The decline in the steel and scrap metal sectors was the result, in large part, of the increase in steel imports flowing into the United States during the last six months of 1998. A similar market collapse has been prevalent across a broader segment of the metals sector during most of calendar 2000 and continuing into the first part of 2001. See also discussion of this subject in Exhibit C.

4.  VOLATILITY OF COMMODITIES PRICES

     Although the Debtors have a stated objective to turn over their inventory of raw or processed scrap metals as rapidly as possible, the Debtors are exposed to commodity price risk during the period that they have title to products that are held in inventory for processing and/or resale. Prices of commodities, including scrap metals, can be volatile due to numerous factors beyond the Debtors' control, including general economic conditions;

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

labor costs; competition; the availability of imports; availability and relative pricing of scrap metal substitutes; import duties; tariffs and currency exchange rates. In an increasing price environment, competitive conditions may limit the Debtors' ability to pass on price increases to their customers. In a decreasing price environment, the reorganized Debtors may not have the ability to fully recoup the cost of raw scrap they process and sell to their customers. The Debtors' lack of long-term sale agreements with its significant customers may exacerbate this risk.

5.  SENIOR MANAGEMENT

     The Debtors' operations to date have depended in large part on the skills and efforts of MTLM's senior management team including Albert A. Cozzi, its Chairman and Chief Executive Officer, and Michael W. Tryon, its President and Chief Operating Officer. In addition, the Company relies substantially on the experience of the management of its subsidiaries with regard to day-to-day operations. While the Company has employment agreements with Messrs. Cozzi and Tryon and certain members of its management team at the subsidiary level, the Company cannot assure that it will be able to retain the services of any of those individuals. The loss of any member of the Company's senior management team or a significant number of managers could have a material adverse effect on its operations.

     Employment contracts with certain members of senior management contain severance provisions that obligate the Debtors to make payments upon termination without cause. Unless the severance provisions are reduced, the contracts, in the aggregate, could impose contingent liabilities on the Debtors and could have an adverse effect.

6.  CONCENTRATION OF CUSTOMERS AND EXPOSURE TO CREDIT RISK

     The Debtors' ten (10) largest customers represented approximately 32% of consolidated net sales during the year ended March 31, 2000. Accounts receivable balances from these customers represented approximately 38% of consolidated accounts receivable at March 31, 2000. The loss of any significant customers could adversely affect the Debtors' results of operations or financial condition.

     In connection with the sale of its products, the Debtors generally do not require collateral as security for customer receivables. Some of the subsidiary Debtors have significant balances owing from customers that operate in cyclical industries and under leveraged conditions that may impair the collection of those receivables. In light of the recent adverse market conditions in the steel industry, this risk is particularly acute. Failure to collect a significant portion of amounts due on those receivables could have a material adverse effect on the Debtors' results of operations or financial condition.

7.  USE OF SCRAP METALS ALTERNATIVES

     During periods of high demand for scrap metals a tightness can develop in the supply and demand balance for ferrous scrap. The relative scarcity of ferrous scrap, particularly the "cleaner" grades, and its high price during such periods have created opportunities for producers of scrap metals alternatives such as pig iron and direct reduced iron pellets. Although these alternatives have not been a major factor in the industry to date, the Debtors cannot provide any assurance that the use of alternatives to scrap metals will not proliferate if the prices for scrap metals rise or if the levels of available unprepared ferrous scrap decrease.

8.  ENVIRONMENTAL REGULATION

     The Debtors are subject to comprehensive local, state, federal and international statutory and regulatory requirements relating to, among others:

     -  the acceptance, storage, treatment, handling and disposal of waste;

     -  the discharge of materials into air;

     -  wastewater and storm water regulation;

     -  remediation of soil and groundwater contamination;

     -  natural resource damages; and

     -  employee health and safety.

     Furthermore, the nature of the Debtors' business, and previous operations by others at facilities currently or formerly owned or operated by the Debtors, expose the Debtors to risks of claims under environmental laws and regulations in the future. The Debtors believe that they are in material compliance with currently applicable environmental and other applicable laws and regulations. There can be no assurance, however, that the reorganized Debtors will avoid material fines, penalties and expenses associated with additional compliance issues in the future. The reorganized Debtors may be required from time to time to engage in certain remedial activities with regard to sites owned or operated by them. Furthermore, the reorganized Debtors may be required to perform or pay for certain remedial activities in regard to certain sites owned by third parties. The Debtors are not able to predict the ultimate costs of resolving environmental matters, but these costs are not expected to have a material effect on their consolidated financial condition or results of operations based on information currently available. However, the Debtors can give no assurance that the reorganized Debtors will avoid potential damages, liabilities, expenditures, fines, and penalties that will have a material adverse effect on their financial condition or results from operations. In addition, environmental requirements may become more stringent or new requirements may be enacted which could result in material expenditures or penalties.

     Environmental legislation and regulations have changed rapidly in recent years, and it is likely that the reorganized Debtors will be subject to even more stringent environmental standards in the future. For example, the ultimate effect of the regulations to be implemented under the Clean Air Act Amendments of 1990 (the "Clean Air Act"), and the actual amount of any capital expenditures required thereby, will depend on how the Clean Air Act is interpreted and implemented pursuant to regulations that are currently being developed and on additional factors such as the evolution of environmental control technologies and the economic viability of these technologies. For these reasons, the Debtors cannot predict future capital expenditures for environmental control facilities with accuracy. However, the Debtors expect that environmental control standards will become increasingly stringent and that the expenditures necessary to comply with them could increase substantially.

     Local, state, federal, foreign and international authorities have also from time to time proposed or adopted other types of laws, regulations or initiatives with respect to the scrap metals recycling industry, including laws, regulations and initiatives intended to:

     - ban or restrict the intrastate, interstate or international shipment of wastes;

     -  impose higher taxes or fees on certain shipments of waste; or

     - classify or reclassify certain categories of non-hazardous wastes as hazardous.

     Certain governmental authorities have promulgated "flow control" or other regulations, which attempt to require that all waste (or certain types of waste) generated within a particular jurisdiction go to certain disposal sites. None of these are yet in effect in the primary jurisdictions where the Debtors operate. However, the City of Chicago recently enacted an ordinance regulating recycling activities which, among other things, requires various permits and materials handling plans designed to prevent releases into the environment, which will require additional expenditures by the reorganized Debtors.

     The Debtors are required to obtain, and must comply with, various permits and licenses to conduct its operations. Violations of any permit or license, if not remedied, could result in the reorganized Debtors incurring substantial fines, suspension of operations or closure of one or more sites. Further, the Debtors' operations are conducted primarily outdoors and as such, depending on the nature of the ground cover, involve the risk of releases of regulated materials to the soil and, possibly, to groundwater. There can be no assurance that material expenditures will not be required to prevent or address these conditions.

     Governmental authorities have a wide variety of powerful administrative enforcement actions and remedial orders available to them to cause compliance with environmental laws or to remedy or punish violations of such laws. Orders may be directed to various parties, including present or former owners or operators of the concerned sites, or parties that have or had control over the sites. In certain instances, fines and treble damages may be imposed. In the event that administrative actions fail to cure a perceived problem or where the relevant regulatory agency so desires, an injunction or temporary restraining order or damages may be sought in a court proceeding.

     Some laws also give private parties the right, in addition to existing common law claims, to file claims for injunctive relief or damages against the owners or operators of the site. Public interest groups, local citizens, local municipalities and other persons or organizations may have a right to seek judicial relief for purported violations of law or releases of pollutants into the environment. In some jurisdictions, recourse to the courts by individuals under common law principles such as trespass or nuisance have been or may be enhanced by legislation providing members of the public with statutory rights of action to protect the environment. Even if a scrap metals recycling facility is operated in full compliance with applicable laws and regulations, local citizens and other persons and organizations may seek compensation for damages allegedly caused by the operation of the facility.

     In some cases, the operation of scrap metals recycling facilities is subjected to heightened public scrutiny because of residential or other non-industrial property uses that have developed around such facilities. So-called "Not In My Backyard" grass roots community opposition to such facilities can materially interfere with such facilities' on-going operations and growth.

     The Debtors believe that as a result of heightened legal, political and citizen awareness and concerns all companies in the scrap metals recycling industry may face, in the normal course of operating their businesses, fines and penalties and the need to expend substantial funds for capital projects, remedial work and operating activities, such as environmental contamination monitoring, soil removal, groundwater treatment, creation of engineered barriers and establishing institutional controls.

     Regulatory or technological developments relating to the environment may require companies engaged in the scrap metals recycling industry to modify, supplement or replace equipment and facilities at costs which may be substantial. Because the scrap metals recycling industry has the potential for discharge of regulated materials into the environment, the Debtors expect a material portion of their capital expenditures to relate, directly or indirectly, to environmental-related equipment and facilities. Moreover, it is possible that future developments, such as increasingly strict requirements of environmental laws and regulations, and enforcement policies will require even more significant capital investments in this regard. Expenditures for environmentally related capital improvements were not material for the fiscal year ended March 31, 2000. However, there can be no assurance that this will be the case in the future.

     As part of the Company's pre-transaction "due diligence" investigations, it typically hires an environmental consulting firm to conduct pre-transaction screen reviews, or Phase I and/or Phase II site assessments of the sites owned or leased by particular acquisition or merger candidates. However, these pre-transaction reviews and site assessments have not covered all of the sites owned or leased by the companies which are acquired by the Company. Moreover, those pre-transaction reviews and site assessments which have occurred have not been designed or expected (and will not in the future be designed or expected) to disclose all material contamination or liability that may be present. For example, the Company has not included soil sampling or core borings as a standard part of many pre-transaction reviews and site assessments that it has conducted, even though such sampling and core borings might have increased the chances of finding contamination on a particular site. Failure to conduct soil sampling and core borings on a particular site could result in the Company failing to identify a seriously contaminated site prior to an acquisition or merger.

     Pre-transaction reviews and site assessments of the Debtors' current sites conducted by independent environmental consulting firms have revealed that some soil, surface water and/or groundwater contamination, including various metals, arsenic, petrochemical byproducts, waste oils, polychlorinated biphenyls, volatile organic compounds and baghouse dust, is likely to be present at certain of these sites, and have recommended that the Debtors conduct additional investigations and remediation. Based on its review of these reports, the Debtors believe that it is likely that contamination at varying levels exists at their sites, and some of their sites will require additional investigation, monitoring and remediation.

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

     The ultimate extent of this contamination cannot be stated with any certainty at this point, and the Debtors can give no assurance that the cost of remediation will be immaterial. The existence of this contamination could result in federal, state, local or private enforcement or cost recovery actions against the reorganized Debtors, possibly resulting in disruption of the reorganized Debtors' operations, the need for proactive remedial measures, and substantial fines, penalties, damages, costs and expenses being imposed against the reorganized Debtors.

     The Debtors expect to require future cash outlays as actual costs are incurred relating to the remediation of environmental liabilities. The incurrence of the costs may have a material adverse effect on the reorganized Debtors' results of operations and financial condition. In this regard, the Company has established an overall reserve of $1.4 million at March 31, 2000 for environmental liabilities that have been identified and quantified.

     Many factors affect the level of expenditures the reorganized Debtors may be required to make in the future to comply with environmental requirements, including:

     -  new local, state and federal laws and regulations;

     - the developing nature of administrative standards promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Superfund"), and other environmental laws, and changing interpretations of such laws;

     - uncertainty regarding adequate control levels, testing and sampling procedures, new pollution control technology and cost benefit analyses based on market conditions;

     - the incompleteness of information regarding the condition of certain sites;

     - the lack of standards and information for use in the apportionment of remedial responsibilities;

     - the numerous choices and costs associated with diverse technologies that may be used in remedial actions at such sites;

     - the possible ability to recover indemnification or contribution from third parties; and

     -  the time periods over which eventual remediation may occur.

     In general, the Debtors do not carry environmental impairment liability insurance. If one or more of the reorganized Debtors were to incur significant liability for environmental damage not covered by environmental impairment insurance, reorganized MTLM's results of operations and financial condition could be materially adversely affected.

     The Debtors' scrap metals recycling operations produce significant amounts of by-products. Heightened environmental risk is associated with some of these by-products. For example, certain of the Debtors operate shredders for which the primary feed materials are automobile hulks and obsolete household appliances. Approximately 20% of the weight of an automobile hulk consists of material, referred to as shredder fluff, which remains after the segregation of ferrous and saleable non-ferrous metals. Federal environmental regulations require testing or evaluation of shredder fluff to avoid classification as a hazardous waste. The Debtors endeavor to have hazardous contaminants from the feed material removed prior to shredding. In general, the Debtors treat shredder fluff as a special non-hazardous waste. If the shredder fluff is tested and determined to be hazardous, then it is disposed of as a hazardous waste. If reorganized MTLM is required to treat shredder fluff as a hazardous waste, it may incur additional material expenditures for disposal or treatment.

     Several of the subsidiary Debtors have received notices from the United States Environmental Protection Agency ("EPA") that each of these companies and numerous other parties are considered potentially responsible parties and may be obligated under Superfund to pay a portion of the cost of remedial investigation, feasibility studies and, ultimately, remediation to correct alleged releases of hazardous substances at various third party sites. Superfund may impose joint and several liability for the costs of remedial investigations and actions on the entities that arranged for disposal of certain wastes, the waste transporters that selected the disposal sites, and the owners and operators of these sites. Responsible parties (or any one of

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

them) may be required to bear all of such costs regardless of fault, legality of the original disposal, or ownership of the disposal site. Based upon its analysis of the situation, the Company currently does not expect the potential liability of its subsidiaries in these matters to have a material adverse effect on its financial condition or results of operation.

     The Debtors, in the past, have been found to be in violation of certain environmental laws and regulations, have incurred fines which have not been material in amount associated with such violations and may in the future incur additional fines associated with such violations. The Debtors have also paid a portion of the costs of certain remediation actions at certain sites. The Debtors cannot assure security holders that they will avoid material fines, penalties, damages and expenses resulting from additional compliance issues and liabilities in the future.

9.  HISTORY OF RECENT SIGNIFICANT OPERATING LOSSES

     The Company has incurred pre-tax losses from continuing operations of approximately $460 million since April 1, 1996. For the prior fiscal year, the Company incurred pre-tax losses from continuing operations of approximately $366 million. As of March 31, 2001, the Company had an accumulated deficit of approximately $460 million. The foregoing amounts for losses and deficit include the write-off of good will by the Company. Although the Company does not expect losses to continue in the future, it has incurred losses since the commencement of the Chapter 11 cases and cannot assure creditors or interest holders that it will not incur further losses.

D.  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENT

     This Disclosure Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21C of the Exchange Act, including statements concerning possible or assumed future results of operations of the Debtors and those preceded by, followed by or that include the word may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential, or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this Disclosure Statement, could affect the reorganized Debtors' future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

     -  material adverse changes in economic conditions in the markets we serve;

     -  future regulatory actions and conditions in our operating areas;

     -  competition from others in the industry;

     - increases in labor costs and relations with union bargaining units representing our employees;

     - the integration of our operations with those of businesses we have acquired or may acquire in the future and the realization of the expected benefits;

     -  failure to obtain new customers or retain existing customers; and

     - other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

     NO PROJECTIONS OR OTHER FORWARD-LOOKING ANALYSES CONTAINED HEREIN WERE PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. MTLM'S INDEPENDENT ACCOUNTANTS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. FOR ADDITIONAL INFORMATION ABOUT MTLM AND ITS OPERATING AND FINANCIAL CONDITIONS, PLEASE SEE MTLM'S ANNUAL REPORT ON FORM 10-K FOR

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THE FISCAL YEAR ENDED MARCH 31, 2000 FILED WITH THE SEC AND ATTACHED TO THIS
DISCLOSURE STATEMENT AS EXHIBIT B, THE FORM 10-Q FOR THE QUARTER ENDING DECEMBER 31, 2000 ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT C, AND CERTAIN UNAUDITED FINANCIAL INFORMATION ATTACHED HERETO AS EXHIBIT C-1.

                   VIII.  CERTAIN OTHER LEGAL CONSIDERATIONS

A.  SECTION 1145 OF THE BANKRUPTCY CODE

     MTLM intends to rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act, and any applicable state securities laws, the issuance of any New Common Stock, Series A Warrants and New Junior Secured Notes pursuant to the Plan to holders of claims and interests in exchange for their claims or interests. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities from the registration requirements of the Securities Act if the following conditions are satisfied:
(i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, and interest in, or a claim for administrative expense or interest in the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such an exchange for cash or property. MTLM believes that, as the issuer of the security and a debtor under the Plan, it is entitled to the exemption from registration under section 145(a) of the Bankruptcy Code.

     The New Common Stock, Series A Warrants and New Junior Secured Notes, subject to the exemption from registration under Bankruptcy Code section 1145(a), may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" as defined in section 1145(b) of the Bankruptcy Code. An "underwriter" is defined as any person who
(i) purchases a claim against, or an interest in, a debtor with a view toward distribution of any security issued pursuant to a plan of reorganization for the holders of such securities, (ii) offers to sell securities issued pursuant to a plan of reorganization for the holders of such securities, (iii) offers to buy securities, if the offer to buy is made with a view toward distribution of such securities or (iv) is an issuer within the meaning of section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a control person.

B.  RULE 144

     Holders of securities who are deemed to be "underwriters" within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Debtors within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., holding for a period of one year with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the effective date of the Plan and (ii) the date on which such holder acquired his or its securities from an affiliate of the Debtors.

            IX.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.  GENERAL

     The following discussion summarizes certain anticipated U.S. federal income tax consequences of the transactions proposed in the Plan for the Debtors and for the holders of claims who are entitled to vote to accept or reject the Plan. The summary is provided for information purposes only and is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effects that could adversely affect the federal income tax consequences described below.

     The summary does not address all aspects of federal income taxation that may be relevant to a particular holder of a claim in light of its particular facts and circumstances or to certain types of holders of claims subject to special treatment under the Code (for example, non-U.S. Taxpayers, financial institutions, broker-dealers, life insurance companies, and tax-exempt organizations). The summary also does not discuss any aspects of state, local, or foreign tax consequences. The summary furthermore does not address the federal income tax consequences to holders of claims who are not entitled to vote on the Plan and federal income tax consequences to persons holding Subordinated Notes, Junior Secured Notes, Old Common Stock and Preferred Stock other than as capital assets.

     In addition, a substantial amount of time may elapse between the confirmation date of the Plan and the receipt of a final distribution under the Plan. Events subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling will be sought from the Internal Revenue Service with respect to any of the tax aspects of the Plan and no opinion of counsel has heretofore been obtained by the Debtors with respect thereto. Accordingly, each holder of a claim or interest is strongly urged to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan to such holder.

B.  FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

1.  CANCELLATION OF INDEBTEDNESS INCOME

     Under the Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness ("COD") realized during the taxable year. If a new debt instrument is exchanged for an old debt instrument of an issuer, COD generally equals the difference between the principal amount of the debt discharged and the amount "paid" for it in the exchange. For this purpose, the outstanding amount of the old debt discharged generally equals the "adjusted issue price" of the old debt plus any accrued interest other than OID already included in the adjusted issue price, while the amount "paid" generally equals the issue price of the new debt. As discussed below, the issue price depends on whether the debt instruments are publicly traded. If a debt instrument is exchanged for the stock of the issuer, COD generally equals the difference between the principal amount of the debt discharged and the fair market value of the stock. Upon implementation of the Plan, certain of the Debtors expect to realize a substantial amount of COD upon the exchange of the Subordinated Notes for the New Common Stock, the exchange of the Impaired Unsecured Claims for the New Common Stock and/or upon the exchange of the Junior Secured Notes for the New Junior Secured Notes.

     The Debtors, however, may exclude from gross income any COD arising from the discharge of its debt while under the jurisdiction of a court in a chapter 11 case. Instead, such COD will generally reduce certain tax attributes of the Debtors as prescribed by the Code, including net operating losses ("NOL"), NOL carry forwards, and tax basis in property held by the Debtors (collectively, "Tax Attributes"). Reduction of tax basis in a debtor's property is limited to the excess of the aggregate tax basis of the property held by the debtor immediately after discharge over the aggregate of the debtor's liabilities immediately after the discharge. Any COD remaining after the reduction of Tax Attributes will not have any further federal income tax consequences.

     The Debtors may elect to avoid the prescribed order of Tax Attribute reduction and instead reduce, to the extent available, the basis of depreciable property prior to the reduction of other Tax Attributes. This election extends to the stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property, but may be made only to the extent of the aggregate adjusted basis of the Debtor's depreciable property. The Debtors have not yet determined whether to make this election.

     Although not free from doubt, based on existing authorities, the Debtors believe that any reduction in Tax Attributes will generally occur on a separate company basis even though the Debtors file a consolidated federal income tax return. The Internal Revenue Service has recently taken the position, however, that consolidated NOL must be reduced irrespective of the source of those losses. The current Internal Revenue Service position as to the impact of the attribute reduction rules on other Tax Attributes of consolidated group members is unclear.

2.  NET OPERATING LOSSES

     The Debtors have an NOL carry forward of approximately $60 million for the taxable year ending October 31, 2000. As explained above, current year NOL and the NOL carry forwards may be reduced or eliminated by COD realized upon the implementation of the Plan. If the current year NOLs and the existing NOL carry forwards are not so eliminated, however, Section 382 of the Code may substantially limit the Debtors' ability to use such NOL carry forwards in future years.

     When a corporation undergoes an "ownership change," Section 382 of the Code generally limits the subsequent ability of the corporation to utilize historic NOL and/or NOL carry forwards and subsequently recognized "built-in" losses (i.e., losses economically accrued but unrecognized as of the date of the ownership change), with respect to any post-ownership change taxable periods. The amount of such pre-ownership NOL and built-in losses that can be utilized in the post-ownership change taxable periods generally equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change multiplied by the applicable "long-term tax-exempt rate" (currently 5.39%) ("Annual Section 382 Limitation"). Any portion of the Annual Section 382 Limitation unused in a particular taxable post-ownership change period is generally available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual Section 382 Limitation. The Debtors believe that it is likely that they will undergo the "ownership change" within the meaning of Section 382 of the Code as a result of the implementation of the Plan.

     Section 382 of the Code provides an exception to the application of the Annual Section 382 Limitation for certain corporations under the jurisdiction of a court in a chapter 11 case (the "Bankruptcy Exception"). The Bankruptcy Exception could apply to the Debtors if the Debtors' historic shareholders and creditors that held certain "qualified indebtedness" (as defined by regulation) prior to implementation of the Plan were to own more than 50% of the total voting power and total value of the stock of the Debtors after such implementation. Under the Bankruptcy Exception, the continuity of business enterprise requirement described above would not apply to the Debtors. However, a second ownership change occurring during the two-year period immediately following the first ownership change would eliminate any NOL carry forwards that arose before the first ownership change. The Bankruptcy Exception, if applicable, would reduce the Debtors' pre-change losses and excess credits that may be carried over to a post-ownership change taxable year by any interest paid or accrued on any Subordinated Notes exchanged for the New Common Stock. An eligible corporation may elect out of the Bankruptcy Exception.

     If the Debtors do not qualify for the Bankruptcy Exception or elect out as discussed below, another special rule under Section 382 of the Code applicable to corporations under the jurisdiction of a court in a chapter 11 case will apply in calculating the Debtors' Annual Section 382 Limitation. Under this special rule, the Annual Section 382 Limitation will be calculated by reference to the lesser of the value of the Company's New Common Stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or the value of reorganized MTLM's assets (determined without regard to liabilities) immediately before the ownership change.

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

     At this time, it is uncertain whether reorganized MTLM will qualify for the Bankruptcy Exception or, if it does so qualify, whether it would be advantageous to elect out and instead utilize the special rule described immediately above. The Debtors are studying this issue and will make a timely decision on the best course of action.

3.  FEDERAL ALTERNATIVE MINIMUM TAX

     To the extent NOL and NOL carry forwards are not eliminated or limited under the rules discussed above, the Debtors will be able to offset their taxable income following the implementation of the Plan with any NOL carry forwards. Because of differences in the way alternative minimum taxable income ("AMTI") is calculated as compared to regular taxable income, the Debtors may nonetheless be subject in such taxable years to the alternative minimum tax ("AMT"), which generally equals the amount by which 20% of a corporation's AMTI exceeds its regular tax liability.

     The Code calculates AMTI pursuant to specific rules that eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Of particular importance is the AMT limitation permitting a corporation to offset only 90% of its AMTI by any available NOL carry forwards (as computed for AMT purposes). This AMT limitation generally applies on a group basis to consolidated groups. Thus, in any year in which 20% of the Debtors' AMTI exceeded their regular tax liability, the Debtors would be subject to AMT, regardless of the size of any NOL carry forwards they might have. Any AMT incurred by the Debtors in such a taxable year generally would be allowable as a non-refundable credit against the Debtors' regular federal income tax liability in future taxable years when they are no longer subject to AMT.

C.  FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

1.  HOLDERS OF SUBORDINATED NOTES

     The federal income tax consequences to holders of the Subordinated Notes exchanged for the New Common Stock under the terms of the Plan depend on whether the Subordinated Notes are classified as "securities" for federal income tax purposes. The term "securities" is not defined in the Code or applicable regulations and has not been clearly defined by court decisions. The determination of whether an instrument constitutes a "security" for federal income tax purposes is based upon all the facts and circumstances including, but not limited to:

     a.    the term of the debt instrument;

     b.    the degree of participation and continuing interest in the business;

     c. the extent of proprietary interest compared with the similarity of the note to a cash payment; and

     d.    the overall purpose of the advances.

     Although the determination of whether a debt instrument constitutes a "security" is based upon all facts and circumstances, the term of a debt instrument is usually considered the most significant factor. In general, a bona fide debt instrument with the maturity of ten (10) years or more is more likely to be classified as a "security." Because of the terms of the Subordinated Notes and their ten (10)-year maturity, the Debtors believe that the Subordinated Notes constitute "securities" for federal income tax purposes.

     Assuming that the Subordinated Notes constitute "securities" for federal income tax purposes, the exchange of the Subordinated Notes for the New Common Stock under the terms of the Plan will be part of a tax-free reorganization in which no gain or loss is recognized, except to the extent any New Common Stock received in the exchange is allocated to accrued but unpaid interest under the rules discussed below. A holder of a Subordinated Note will take a basis in each share of the New Common Stock equal to a ratable portion of such holder's basis in its Subordinated Notes, except for any shares allocated to accrued but unpaid interest. A holder's basis in any shares of the New Common Stock issued in respect of accrued but unpaid interest will equal the fair market value of any accrued but unpaid interest that such holder realized in the exchange.

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

     A holder receiving the New Common Stock in exchange for the Subordinated Notes would have a holding period in such New Common Stock determined by reference to a holder's holding period in the Subordinated Notes, except for any shares allocated to accrued but unpaid interest. A holder's holding period of any shares of the New Common Stock issued in respect of accrued but unpaid interest would begin on the day after their issuance.

2.  HOLDERS OF JUNIOR SECURED NOTES

     a. Exchange of Junior Secured Notes. Based on the term of the Junior Secured Notes and the New Junior Secured Notes and other factors, the Debtors believe that under existing legal authorities it is unclear whether the Junior Secured Notes and the New Junior Secured Notes will be classified as "securities" for federal income tax purposes under the rules discussed above. If either the Junior Secured Notes or the New Junior Secured Notes do not constitute "securities," a holder receiving the New Junior Secured Notes in exchange for the Junior Secured Notes as a result of the implementation of the Plan will be required to recognize gain or loss for federal income tax purposes if the exchange constitutes a significant modification of the Junior Secured Notes. In that case, a holder's gain or loss recognized would equal the difference between its adjusted tax basis in the Junior Secured Notes (exclusive of any basis attributable to accrued but unpaid interest) and the "amount realized" on the exchange. In turn, the determination of the "amount realized" would depend on whether the Junior Secured Notes and/or New Junior Secured Notes are treated as publicly traded under the "OID rules" (which are discussed below). Any such recognized gain or loss would be capital gain or loss, subject to the treatment of accrued unpaid interest and unrecognized market discount, as discussed below. The holder would take a basis in the New Junior Secured Notes equal to the "amount realized." The holder would have a holding period in the New Junior Secured Notes commencing on the day after the effective date of the Plan.

     The determination whether the exchange of the Junior Secured Notes for the New Junior Secured Notes constitutes a significant modification will depend upon the degree to which legal rights or obligations are altered as a result of the exchange. The determination whether a change in legal rights or obligations constitutes a significant modification of a debt instrument is made under several tests. For example, a modification of a debt instrument that changes the timing of payments (including any resulting change in the amount of payments) due under a debt instrument generally constitutes a significant modification if it results in the material deferral of scheduled payments. For this purpose, the determination whether a deferral of payments is material is based on all facts and circumstances, including the length of the deferral, the original term of the instrument, the amounts of the payments that are deferred, the time period between the modification, and the actual deferral of payments. In addition, a significant modification of a debt instrument generally takes place if its yield is changed by a greater of one fourth of one percent or five percent of the debt instrument's yield prior to the yield change. Certain waivers of material rights by a Holder of the Junior Secured Notes may also constitute a significant modification.

     If the Junior Secured Notes and the New Junior Secured Notes were both treated as "securities" for federal income tax purposes under the rules discussed above and the exchange of the Junior Secured Notes for the New Junior Secured Notes constituted a "significant modification," the exchange should be part of a tax-free reorganization. In that case, no gain or loss would be recognized, except for any boot and subject to the treatment discussed below of accrued but unpaid interest. To the extent the principal amount of the New Junior Secured Notes exceeds the principal amount of the Junior Secured Notes, the fair market value of such excess will be treated as boot received by a holder exchanging the Junior Secured Notes for the New Junior Secured Notes and will result in such holder recognizing gain to the extent of the boot received. Under existing law it is not entirely clear how the principal of a debt instrument is calculated for this purpose. A holder's basis and holding period in the New Junior Secured Notes would be determined under the rules similar to the rules discussed with respect to the basis and holding of the New Common Stock exchanged for the Subordinated Notes, except to the extent any boot is received by a holder in the exchange.

     Each holder of the Junior Secured Notes should consult his or her own tax advisor concerning (i) whether or not the Junior Secured Notes and the New Junior Secured Notes constitute "securities,"

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

(ii) whether or not a significant modification has occurred, and (iii) whether a holder has received any taxable boot upon the exchange of the Junior Secured Notes for the New Junior Secured Notes.

     b. New Junior Secured Notes -- OID Rules. A holder of a debt instrument issued with original issue discount ("OID") must include a portion of the OID in gross income in each taxable year or portion thereof in which the holder holds the debt instrument, even if the holder does not receive a cash payment in respect of such OID. A debt instrument is issued with OID if its "stated redemption price at maturity" exceeds its "issue price." The amount of OID, if any, is determined by using a constant yield to maturity method that reflects the compounding of interest. A holder of a debt instrument is required to include such OID in income as it accrues, regardless of the holder's method of accounting for federal income tax purposes.

     The issue price of the New Junior Secured Notes will affect the determination whether such notes are issued with OID and the amount, if any, thereof. In this regard, the issue price is calculated differently for publicly traded debt instruments than for non-publicly traded debt instruments. Under existing law it is unclear whether the Junior Secured Notes and the New Junior Secured Notes are treated as publicly traded. If a debt instrument is issued in exchange for a debt instrument that is publicly traded, its issue price is the fair market value of the old debt as of the issue date of the new debt. If the old debt instrument and the new debt instrument are not publicly traded, the issue price of the new debt instrument is face value of the new debt instrument, provided that its interest rate equals or exceeds the applicable federal rate. Each holder should consult a tax advisor in this regard.

3. HOLDERS OF IMPAIRED UNSECURED CLAIMS IN CLASS 6 AND HOLDERS OF GENERAL TRADE CLAIMS IN CLASS 5 ELECTING TO BE TREATED AS CLASS 6 CLAIMS

     The Debtors believe that it is unlikely that the Impaired Unsecured Claims would constitute "securities" for federal income tax purposes under the rules described above. As a result, the holders of the Impaired Unsecured Claims receiving the New Common Stock as a result of the implementation of the Plan will have a taxable exchange in which gain or loss will be recognized. The portion of the New Common Stock received by the holders of the Impaired Unsecured Claims allocable to unpaid interest which accrued during the holder's holding period of the Impaired Unsecured Claims will be treated as a payment of interest. The remainder of the New Common Stock received by holders of the Impaired Unsecured Claims will be treated as received in exchange for the principal amount of the Impaired Unsecured Claims and gain will be recognized by a holder if the fair market value of the New Common Stock exceeds the tax basis of the Impaired Unsecured Claims relinquished. If the fair market value of the New Common Stock received by a holder is lower than the tax basis of the Impaired Unsecured Claims relinquished, such holder will recognize a loss. The basis of the New Common Stock received by the holders of the Impaired Unsecured Claims as a result of the implementation of the Plan will equal the fair market value of the New Common Stock received.

4.  HOLDERS OF PREFERRED STOCK AND OLD COMMON STOCK

     The exchange of the Old Common Stock and the Preferred Stock for the New Common Stock and Series A Warrants will be part of a tax-free reorganization. The holders of the Old Common Stock and Preferred Stock will not recognize any gain or loss upon the receipt of the New Common Stock and Series A Warrants in exchange for the Old Common Stock or Preferred Stock. The holder's basis in the New Common Stock and Series A Warrants should equal the proportion that their respective fair market values bears to the holder's basis in the Old Common Stock or Preferred Stock relinquished, respectively, upon the implementation of the Plan. The holder would have a holding period in the New Common Stock and Series A Warrants determined by reference to the holding period of the Old Common Stock or Preferred Stock relinquished, respectively, upon the implementation of the Plan.

D.  ALLOCATION TO ACCRUED INTEREST

     The foregoing rules will not apply to any property received by a holder of the Subordinated Notes, the Impaired Unsecured Claims, or the Junior Secured Notes that is treated for federal income tax purposes as interest.

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

     In particular, a holder of a Subordinated Note who was not previously required to include in income accrued but unpaid interest attributable to the ownership of the Subordinated Note and who receives the New Common Stock in exchange for the Subordinated Note would be treated as receiving ordinary interest income to the extent any New Common Stock received is allocable to unpaid interest which accrued during the holder's holding period of the Subordinated Note. Similarly, a holder of a Junior Secured Note, would be treated as receiving ordinary interest income to the extent any New Junior Secured Notes received are allocable to unpaid interest which accrued during the holder's holding period of the Junior Secured Note, and that was not previously included in income of such holder. The determination whether a Holder would have such ordinary interest income at the time of the exchange may depend on whether the Junior Secured Notes and/or the New Junior Secured Notes are treated as publicly traded under the rules discussed above, and other circumstances, such as holder's accounting method for federal income tax purposes. Similar rules will apply to the exchange of the Impaired Unsecured Claims for the New Common Stock.

     A holder who had previously included in income accrued but unpaid interest attributable to the holding by such holder of a Subordinated Note or a Junior Secured Note should be allowed to recognize a loss to the extent such accrued but unpaid interest is not satisfied in full in the exchange. Such loss could be deductible against other ordinary income of the holder.

     Under existing law it is unclear how property received in an exchange of a debt instrument should be allocated between accrued but unpaid interest and return of principal. Each holder should consult a tax advisor with respect to whether (i) the New Common Stock and the New Junior Secured Notes received in the exchange may represent interest income of such holder, and (ii) a loss, if any, attributable to accrued interest income previously included is deductible.

E.  MARKET DISCOUNT

     If a holder of either a Junior Secured Note or a Subordinated Note has accrued but unrecognized market discount, a portion of the gain, if any, recognized on the exchange of the Junior Secured Notes for the Junior Secured Notes or the exchange of the Subordinated Notes for the New Common Stock will be treated as ordinary income. The amount of such ordinary income is an amount equal to the lesser of:

     - any gain recognized on the exchange, determined under the rules discussed above; and

     -  any accrued and unrecognized market discount.

     A debt instrument issued without OID will be considered to have "market discount" if a holder purchases it for an amount that is less than its issue price, or in the case of a subsequent purchaser, less than its stated redemption price at maturity. In the case of a debt instrument issued with OID, market discount generally equals the excess of the revised issue price of the debt instrument over the adjusted basis of the instrument in the hands of the holder immediately after the acquisition by the holder.

     Any accrued "market discount" not treated as ordinary income upon a tax-free exchange of a debt instrument with market discount should carry over to any nonrecognition property received in the tax-free exchange. Therefore, any market discount accrued but unrecognized should carry over upon the implementation of the Plan to the New Common Stock or New Junior Secured Notes, as the case may be. Any gain recognized by a holder on a subsequent disposition of such New Common Stock or New Junior Secured Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in such holder's income. Each holder should consult a tax advisor in this regard.

F.  PREMIUM

     A holder of a debt instrument may have the acquisition premium generally equal to the excess, if any, of the purchase price of the debt instrument over the adjusted issue price of the debt instrument. Such acquisition premium can be used by a holder of a debt instrument to reduce OID accruals with respect to the debt instrument. In some case, a holder may also have the bond premium that can be amortized by such holder. The holders of the Junior Secured Notes may, depending on the basis and the issue price, have the acquisition premium and/or bond premium arising with respect to the exchange of the Junior Secured Notes
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

for the New Junior Secured Notes under the Plan. Each holder should consult a tax advisor with respect to the availability of the acquisition premium and the bond premium.

G.  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain payments, including the payments under the Junior Secured Notes and Subordinated Notes made pursuant to the Plan, are generally subject to information reported by the payor (the Debtors) to the Internal Revenue Service. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Code's backup withholding rules, a holder may be subject to backup withholding at a rate of thirty-one percent (31%) with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

H.  IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

         X.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtors believe that the Plan affords holders of claims and interest the potential for the greatest recovery and, therefore, is in the best interests of such holders. The Plan as presented is the result of considerable negotiations among the Debtors, the Prepetition Lenders, the Noteholder Committee and the Official Committee.

     If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan of reorganization or (b) liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

A.  ALTERNATIVE PLAN(S) OF REORGANIZATION

     If the Plan is not confirmed, the Debtors may attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtor's businesses or an orderly liquidation of their assets.

     The Debtors' business could suffer from increased costs, erosion of customer confidence and liquidity difficulties if they remained debtors in possession during a lengthy chapter 11 process, while trying to negotiate a consensual plan of reorganization. In addition, to formulate and secure approval of an alternative plan, the Debtors would be required to secure an extension of the DIP Credit Agreement (which expires on June 30, 2001) or obtain replacement financing, and the Debtors would have to obtain financing to permit them to emerge from chapter 11. The Debtors can offer no assurance that they would be successful in this regard.

     The Debtors believe that the Plan, as described herein, which is the result of extensive negotiations between the Debtors and their principal creditor constituencies, enables creditors to realize the greatest possible value under the circumstances and, compared to any later alternative plan of reorganization, has the greatest chance of being confirmed and consummated.

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B.  LIQUIDATION OF THE DEBTORS

     If no plan is confirmed, the Debtors may be forced to liquidate under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of claims against or interests in the Debtors.

     The Debtors believe that in a liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' estates. The assets available for distribution to creditors would be reduced by such additional expenses and by claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets. The Liquidation Analysis, discussed supra in VI.C.2. ("Best Interests Test"), and attached hereto as Exhibit E, shows that unsecured creditors would not receive any distribution on their claims in a liquidation.

     The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of claims under a chapter 11 liquidation plan probably would be delayed substantially.

     Although preferable to a chapter 7 liquidation, the Debtors believe that any liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because the Debtors believe confirmation of the Plan will enable creditors to realize a greater recovery than they otherwise may realize pursuant to a chapter 11 liquidating plan.

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

                       XI.  CONCLUSION AND RECOMMENDATION

     The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to holders of claims and interests. Consequently, the Debtors strongly urge acceptance of the Plan.

Dated: May 4, 2001
                                          Respectfully submitted,

                                          METAL MANAGEMENT, INC.
                                          (for itself and on behalf of the
                                          Subsidiary Debtors)
                                          By: /s/ DAVID A. CARPENTER
                                          --------------------------------------
                                          Name:  David A. Carpenter
                                          Title:  Executive Vice President and
                                          Secretary

                                          CO-COUNSEL FOR DEBTORS AND DEBTORS IN
                                          POSSESSION
                                          James L. Patton, Jr. (No. 2202)
                                          Joel A. Waite (No. 2925)
                                          YOUNG, CONAWAY, STARGATT & TAYLOR
                                          1100 North Market Street
                                          Wilmington Trust Center
                                          P.O. Box 391
                                          Wilmington, Delaware 19899-0391
                                          (302) 571-6600
                                          and
                                          COUNSEL:
                                          Lawrence K. Snider
                                          David S. Curry
                                          Craig E. Reimer
                                          MAYER, BROWN & PLATT
                                          190 South LaSalle Street
                                          Chicago, Illinois 60603
                                          (312) 782-0600

                                   EXHIBIT A
              FIRST AMENDED JOINT PLAN OF REORGANIZATION OF METAL
                  MANAGEMENT, INC. AND ITS SUBSIDIARY DEBTORS

                                   EXHIBIT A-1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                                        Chapter 11
METAL MANAGEMENT, INC., et al.,                               Case Nos. 00-4303 through
                                                              00-4331 (PJW)
Debtors                                                       Jointly Administered

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
              OF METAL MANAGEMENT, INC. AND ITS SUBSIDIARY DEBTORS

Lawrence K. Snider
David S. Curry
Craig E. Reimer
MAYER, BROWN & PLATT
190 South LaSalle Street
Chicago, Illinois 60603-3441
(312) 782-0600
James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
Young Conaway Stargatt & Taylor
1100 N. Market Street
Wilmington Trust Center
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600
ATTORNEYS FOR DEBTORS
Dated: May 4, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION...................    1
1.1   Administrative Claim..................................    1
1.2   Agent for the DIP Lenders.............................    1
1.3   Allowed...............................................    1
1.4   Allowed Claim.........................................    1
1.5   Allowed Interest......................................    1
1.6   Amended Certificates of Incorporation and By-Laws.....    1
1.7   Amendment to Junior Secured Note Indenture............    2
1.8   Bankruptcy Code.......................................    2
1.9   Bankruptcy Court......................................    2
1.10 Bankruptcy Rules.......................................    2
1.11 Business Day...........................................    2
1.12 Cash...................................................    2
1.13 Chapter 11 Cases.......................................    2
1.14 Claim..................................................    2
1.15 Claims Objection Deadline..............................    2
1.16 Class..................................................    2
1.17 Confirmation Date......................................    2
1.18 Confirmation Hearing...................................    2
1.19 Confirmation Order.....................................    2
1.20 Convenience Claim......................................    2
1.21 Critical Vendor Claim..................................    2
1.22 Critical Vendor Order..................................    2
1.23 Debtor(s)..............................................    2
1.24 DIP Credit Agreement...................................    3
1.25 DIP Financing Documents................................    3
1.26 DIP Lenders............................................    3
1.27 DIP Lender Claims......................................    3
1.28 Disbursing Agent.......................................    3
1.29 Disclosure Statement...................................    3
1.30 Disputed Claim.........................................    3
1.31 Disputed Claim Amount..................................    3
1.32 Disputed Claims Reserve................................    3
1.33 Disputed Interest......................................    3
1.34 Disputed Interest Amount...............................    3
1.35 Disputed Interest Reserve..............................    3
1.36 Distribution Date......................................    3
1.37 Distribution Record Date...............................    3
1.38 Effective Date.........................................    3
1.39 Estate(s)..............................................    3
1.40 Exchange Act...........................................    3
1.41 Exit Facility..........................................    4
1.42 Fee Claim..............................................    4
1.43 File, Filed or Filing..................................    4
1.44 Final Order............................................    4
1.45 General Impaired Unsecured Claim.......................    4
1.46 General Impaired Unsecured Claims List.................    4
1.47 General Trade Claims...................................    4

                                                              PAGE
                                                              ----
1.48 Holder.................................................    4
1.49 Impaired...............................................    4
1.50 Impaired Unsecured Claim...............................    4
1.51 Intercompany Claim.....................................    4
1.52 Interest...............................................    4
1.53 Junior Secured Note Claims.............................    5
1.54 Junior Secured Note Indenture..........................    5
1.55 Junior Secured Note Indenture Trustee..................    5
1.56 Junior Secured Noteholders.............................    5
1.57 Junior Secured Notes...................................    5
1.58 Litigation Claims......................................    5
1.59 Management Equity Incentive Plan.......................    5
1.60 Management Equity Plan Participants....................    5
1.61 Management Warrants....................................    5
1.62 New Common Stock.......................................    5
1.63 New Credit Agreement...................................    5
1.64 New Credit Financing Documents.........................    5
1.65 New Junior Secured Notes...............................    5
1.66 Non-Tax Priority Claim.................................    5
1.67 Noteholder Committee...................................    5
1.68 Official Committee.....................................    6
1.69 Old Common Stock.......................................    6
1.70 Old Rights and Warrants................................    6
1.71 Other Secured Claim....................................    6
1.72 Pension Plans..........................................    6
1.73 Petition Date..........................................    6
1.74 Plan...................................................    6
1.75 Plan Document..........................................    6
1.76 Preferred Stock........................................    6
1.77 Prepetition Agent......................................    6
1.78 Prepetition Credit Agreement...........................    6
1.79 Prepetition Lenders....................................    6
1.80 Priority Tax Claim.....................................    6
1.81 Professional...........................................    6
1.82 Registration Rights Agreement..........................    6
1.83 Reorganized Debtors....................................    6
1.84 Reorganized MTLM.......................................    7
1.85 Reorganized Subsidiary Debtors.........................    7
1.86 Secured Lender Claim...................................    7
1.87 Securities Act.........................................    7
1.88 Securities Claims......................................    7
1.89 Series A Warrant Agreement.............................    7
1.90 Series A Warrants......................................    7
1.91 Series B Warrants......................................    7
1.92 Series C Warrants......................................    7
1.93 Series B Preferred Stock...............................    7
1.94 Series C Preferred Stock...............................    7
1.95 Subordinated Note Claims...............................    7
1.96 Subordinated Note Indenture............................    7
1.97 Subordinated Note Indenture Trustee....................    7
1.98 Subordinated Noteholders...............................    7

                                                              PAGE
                                                              ----
1.99 Subordinated Notes.....................................    7
1.100 Subsidiary Debtors....................................    7
1.101 Subsidiary Interests..................................    7
1.102 Substantive Consolidation Order.......................    8
1.103 Trustees..............................................    8
1.104 Unimpaired Claim......................................    8
ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS......................    8
2.1   Unclassified Claims...................................    8
2.2   Unimpaired Classes of Claims..........................    8
2.3   Impaired Classes of Claims............................    9
2.4   Impaired Classes of Interests.........................    9
ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS...........................    9
3.1   Unclassified Claims...................................    9
3.2   Unimpaired Classes of Claims..........................   10
3.3   Impaired Classes of Claims............................   10
3.4   Impaired Class of Interests...........................   11
3.5   Retention of Defenses Regarding Claims................   12
ARTICLE IV
MEANS FOR IMPLEMENTATION OF THE PLAN........................   13
4.1   Limited Substantive Consolidation for Purposes of
      Treating Impaired Claims..............................   13
4.2   Continued Corporate Existence and Vesting of Assets in
      the Reorganized Debtors...............................   13
4.3   Corporate Governance, Directors and Corporate
      Action................................................   14
4.4   Cancellation of Notes, Instruments and Common Stock...   14
4.5   Issuance of New Securities and Related Documents......   15
4.6   Exit Financing and the New Credit Agreement...........   15
4.7   Listing of New Common Stock; Registration Rights
      Agreement.............................................   15
4.8   Management Equity Incentive Plan......................   15
4.9   Sources of Cash for Plan Distributions................   15
4.10 Risk Management Program................................   15
ARTICLE V
ACCEPTANCE OR REJECTION OF THE PLAN.........................   16
5.1   Classes Entitled to Vote..............................   16
5.2   Cramdown..............................................   16
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS..........................   16
6.1   Distributions for Claims or Interests Allowed as of
      the Effective Date....................................   16
6.2   Interest on Claims....................................   16
6.3   Distributions by Reorganized Debtors..................   16
6.4   Delivery of Distributions and Undeliverable or
      Unclaimed Distributions...............................   16
6.5   Record Date for Distributions.........................   17
6.6   Compliance with Tax Requirements......................   17
6.7   Allocation of Plan Distributions Between Principal and
      Interest..............................................   17
6.8   Means of Cash Payment.................................   17
6.9   Withholding and Reporting Requirements................   18
6.10 Setoffs................................................   18
6.11 Fractional Shares......................................   18

                                                              PAGE
                                                              ----
6.12 Surrender of Cancelled Instruments or Securities.......   18
6.13 Lost, Stolen, Mutilated or Destroyed Debt Securities...   19
ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND
PENSION PLANS...............................................   19
7.1   Assumption of Executory Contracts and Unexpired
      Leases................................................   19
7.2   Claims Based on Rejection of Executory Contracts or
      Unexpired Leases......................................   19
7.3   Cure of Defaults of Assumed Executory Contracts and
      Unexpired Leases......................................   19
7.4   Indemnification of Directors, Officers and
      Employees.............................................   19
7.5   Compensation and Benefit Programs.....................   20
ARTICLE VIII
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND
UNLIQUIDATED CLAIMS.........................................   20
8.1   Objection Deadline; Prosecution of Objections.........   20
8.2   No Distributions Pending Allowance....................   20
8.3   Disputed Claims Reserve; Disputed Interest Reserve....   20
8.4   Distributions After Allowance.........................   21
ARTICLE IX
CONFIRMATION AND CONSUMMATION OF THE PLAN...................   21
9.1   Conditions to Confirmation............................   21
9.2   Conditions to Effective Date..........................   21
9.3   Waiver of Conditions..................................   22
9.4   Consequences of Non-Occurrence of Effective Date......   22
ARTICLE X
EFFECT OF PLAN CONFIRMATION.................................   23
10.1 Binding Effect.........................................   23
10.2 Releases by the Debtors................................   23
10.3 Discharge of Claims and Termination of Interests.......   23
10.4 Preservation of Rights of Action; Settlement of
     Litigation Claims......................................   23
10.5 Exculpation and Limitation of Liability................   24
10.6 Injunction.............................................   24
10.7 Term of Bankruptcy Injunction or Stays.................   24
10.8 Termination of Subordination Rights and Settlement of
     Related Claims.........................................   24
ARTICLE XI
RETENTION OF JURISDICTION...................................   25
ARTICLE XII
MISCELLANEOUS PROVISIONS....................................   26
12.1 Effectuating Documents and Further Transactions........   26
12.2 Corporate Action.......................................   26
12.3 Exemption from Transfer Taxes..........................   27
12.4 Bar Dates for Administrative Claims....................   27
12.5 Payment of Statutory Fees..............................   27
12.6 Amendment or Modification of the Plan..................   27
12.7 Severability of Plan Provisions........................   27
12.8 Successors and Assigns.................................   27
12.9 Plan Documents.........................................   27
12.10 Revocation, Withdrawal or Non-Consummation............   28

                                                              PAGE
                                                              ----
12.11 Notice................................................   28
12.12 Governing Law.........................................   28
12.13 Tax Reporting and Compliance..........................   28
12.14 Schedules.............................................   28
12.15 Dissolution of Committee(s)...........................   28
12.16 Section 1145 Exemption................................   29
Schedule 1 -- List of Subsidiary Debtors....................   30
Schedule 2 -- General Impaired Unsecured Claims List........   31

                                  INTRODUCTION

     Metal Management, Inc. ("MTLM" or the "Company"), and each of its direct or indirect debtor subsidiaries listed on Schedule 1 hereto, propose the following first amended joint plan of reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as that term is defined herein), for a discussion of the debtors' history, business and operations, projections for those operations, risk factors, and certain related matters. The Disclosure Statement also provides a summary of this Plan.

                                   ARTICLE I

                   DEFINED TERMS AND RULES OF INTERPRETATION

     Defined Terms: As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

     1.1 ADMINISTRATIVE CLAIM means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under sections 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors' Estates under section 1930, chapter 123 of title 28, United States Code; (d) Claims under the DIP Credit Agreement; (e) the fees and expenses incurred by the Trustee under the Subordinated Note Indenture, including the reasonable fees and expenses of its attorneys; and (f) the fees and expenses incurred by the Trustee under the Junior Secured Note Indenture, including the reasonable fees and expenses of its attorneys.

     1.2 AGENT FOR THE DIP LENDERS means BT Commercial Corporation, as agent for the DIP Lenders under the DIP Credit Agreement.

     1.3 ALLOWED means an Allowed Claim or Interest in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

     1.4 ALLOWED CLAIM means a Claim: (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; or (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtors or Reorganized Debtors; or
(iii) pursuant to the terms of this Plan.

     For purposes of computing distributions under this Plan, the term "Allowed Claim" shall not include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code, as provided for in the DIP Financing Documents or as otherwise expressly set forth in this Plan.

     1.5 ALLOWED INTEREST means any Interest that: (a) is registered as of the Distribution Record Date in a stock register maintained by or on behalf of the Debtors and (b) is not a Disputed Interest.

     1.6 AMENDED CERTIFICATES OF INCORPORATION AND BY-LAWS means the Reorganized Debtors' certificates of incorporation and by-laws or other similar organizational documents, as amended by the Plan, which shall be filed with the Bankruptcy Court as Plan Documents.

     1.7 AMENDMENT TO JUNIOR SECURED NOTE INDENTURE means the amendment to and restatement of the Junior Secured Note Indenture to provide for (i) the issuance under the Plan of the New Junior Secured Notes and (ii) certain technical amendments to conform the Junior Secured Note Indenture to the other transactions provided for under the Plan, which shall be in form and substance satisfactory to the Debtors, the Agent for the DIP Lenders and the Noteholders Committee. The Amendment to the Junior Secured Note Indenture will be filed with the Bankruptcy Court as a Plan Document.

     1.8 BANKRUPTCY CODE means title 11, United States Code, as now in effect or hereafter amended.

     1.9 BANKRUPTCY COURT means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent any reference is made pursuant to Section 157 of Title 28 of the United States Code or the General Order of the District Court pursuant to Section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

     1.10 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

     1.11 BUSINESS DAY means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     1.12 CASH means legal tender of the United States of America and equivalents thereof.

     1.13 CHAPTER 11 CASES means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by Debtors in the Bankruptcy Court.

     1.14 CLAIM means a "claim," as defined in section 101(5) of the Bankruptcy Code.

     1.15 CLAIMS OBJECTION DEADLINE means the last day for Filing objections to Claims or Interests to be established by order of the Bankruptcy Court.

     1.16 CLASS means a category of holders of Claims or Interests, as described in Article II hereof.

     1.17 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

     1.18 CONFIRMATION HEARING means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

     1.19 CONFIRMATION ORDER means the order of the Bankruptcy Court, in form and substance satisfactory to Debtors, the DIP Lenders, and the Noteholder Committee, confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

     1.20 CONVENIENCE CLAIM means an unsecured, nonpriority Claim as of the Petition Date in the amount of $500.00 or less; provided, however that if the holder of an unsecured, nonpriority Claim in an amount greater than $500.00 shall make an election to reduce such Claim to $500.00, such Claim shall be treated as a Convenience Claim for all purposes. Such election shall be made on the ballot for accepting or rejecting the Plan, completed and returned within the time fixed by order of the Court.

     1.21 CRITICAL VENDOR CLAIM means an unsecured, nonpriority Claim of a vendor or other supplier to one or more of the Debtors that has entered into an agreement the with the Debtors for the payment of such Claim pursuant to and in accordance with the Critical Vendor Order.

     1.22 CRITICAL VENDOR ORDER means the Order Authorizing Payment of Critical Vendor Claims, dated November 20, 2000, as entered by the Bankruptcy Court.

     1.23 DEBTOR(S) means, individually, the Company or any Subsidiary Debtor and, collectively, all of the Company and each of the Subsidiary Debtors listed on Schedule 1 hereto.

     1.24 DIP CREDIT AGREEMENT means the $200 million debtor in possession credit facility entered into by MTLM and the Subsidiary Debtors, as borrowers dated November 20, 2000, and the DIP Lenders, as amended, modified or supplemented, and as approved by order of the Bankruptcy Court.

     1.25 DIP FINANCING DOCUMENTS means the DIP Credit Agreement, and all exhibits, schedules, annexes and related documents.

     1.26 DIP LENDERS means those entities identified as "Lenders" in the DIP Credit Agreement and their respective successors and assigns.

     1.27 DIP LENDER CLAIMS means all claims of the Agent for the DIP Lenders and the DIP Lenders arising out of the DIP Financing Documents.

     1.28 DISBURSING AGENT means the Reorganized Debtors, or any person or entity (including, without limitation, the applicable Trustee for distributions to Holders of either Subordinated Note Claims or Junior Secured Note Claims) that may be designated by the Reorganized Debtors to serve as disbursing agent under the Plan.

     1.29 DISCLOSURE STATEMENT means that certain disclosure statement, including all exhibits and schedules thereto, as amended or supplemented from time to time, relating to this Plan as approved by order of the Bankruptcy Court.

     1.30 DISPUTED CLAIM means any Claim as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

     1.31 DISPUTED CLAIM AMOUNT means (a) with respect to contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claim in accordance with section 502(c) of the Bankruptcy Code; or (b) the amount set forth in a timely Filed proof of claim.

     1.32 DISPUTED CLAIMS RESERVE means the reserve established pursuant to the Plan and maintained for and on account of Disputed Claims in Class 6.

     1.33 DISPUTED INTEREST means an Interest as to which the Debtors interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or any Interest otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

     1.34 DISPUTED INTEREST AMOUNT means, with respect to a Disputed Interest, the number of shares set forth in a timely Filed proof of interest.

     1.35 DISPUTED INTEREST RESERVE means the reserve established pursuant to the Plan and maintained by the Reorganized Debtors on account of Disputed Interests and Disputed Claims in Class 9.

     1.36 DISTRIBUTION DATE means the date, within 30 days after the Effective Date, upon which the initial distributions will be made to Holders of Allowed Claims and Allowed Interests.

     1.37 DISTRIBUTION RECORD DATE means the Confirmation Date (except with respect to any distributions made by the Subordinated Note Indenture Trustee under the Plan, in which case the Distribution Record Date for such distributions shall mean the twenty-fifth Business Day prior to the Distribution
Date).

     1.38 EFFECTIVE DATE means the Business Day the Plan becomes effective as provided in Article IX hereof.

     1.39 ESTATE(S) means, individually, the estate of MTLM or any Subsidiary Debtor and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

     1.40  EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

     1.41 EXIT FACILITY means the New Credit Agreement to be provided to the Reorganized Debtors on the Effective Date.

     1.42  FEE CLAIM means an Administrative Claim arising or asserted under section 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

     1.43 FILE, FILED OR FILING means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

     1.44 FINAL ORDER means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for re-argument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari or re-argument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, re-argument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

     1.45 GENERAL IMPAIRED UNSECURED CLAIM means an unsecured Claim (i) listed on the General Impaired Unsecured Claims List or (ii) arising from the rejection of an executory contract or unexpired lease as provided in Article VII hereof.

     1.46 GENERAL IMPAIRED UNSECURED CLAIMS LIST means the list of General Impaired Unsecured Claims attached hereto as Schedule 2, as it may be amended or supplemented from time to time by MTLM, with the consent of the Official Committee and the Noteholder Committee, which consent will not be unreasonably withheld or delayed.

     1.47 GENERAL TRADE CLAIMS means an unsecured, nonpriority Claim other than a Critical Vendor Claim, General Impaired Unsecured Claim, Intercompany Claim, or Convenience Claim; provided, however, that each Holder of such Claim shall have the right, in its sole discretion, to elect to be treated as an Impaired Unsecured Claim, in which event such Claim shall be treated as if classified in Class 6 and shall receive the treatment provided to Impaired Unsecured Claims as set forth in Section 3.3(c) hereof. Such election shall be made on the ballot for accepting or rejecting the Plan. In the event an election is not timely or properly made by the Holder of a General Trade Claim, such Claim automatically shall be treated as an Impaired Unsecured Claim for all purposes under the Plan.

     1.48 HOLDER means an entity holding a Claim or Interest and, with respect to Junior Secured Notes and Subordinated Notes, the beneficial holder as of the applicable voting record date or any authorized agent who has completed and executed a ballot or on whose behalf a master ballot has been completed and executed in accordance with applicable voting instructions.

     1.49 IMPAIRED means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.50 IMPAIRED UNSECURED CLAIM means any Subordinated Note Claim or General Impaired Unsecured Claim.

     1.51 INTERCOMPANY CLAIM means (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor.

     1.52 INTEREST means the legal, equitable, contractual and other rights of the holders of any of (i) the Series B Preferred Stock, (ii) the Series C Preferred Stock, (iii) the Old Common Stock, (iv) the Old Rights and Warrants, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation and dividend rights;
(b) liquidation preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights, or (v) any other stock right, whether preferred or common, pertaining or relating in any way to the Company.

     1.53 JUNIOR SECURED NOTE CLAIMS means the Claims arising from or related to the Junior Secured Notes.

     1.54 JUNIOR SECURED NOTE INDENTURE means the Indenture dated as of May 7, 1999, between MTLM, as issuer, the Subsidiary Debtors, as guarantors, and Bank of New York, as trustee and any successor trustee, relating to the Junior Secured Notes, as amended from time to time.

     1.55 JUNIOR SECURED NOTE INDENTURE TRUSTEE means Bank of New York, as trustee and any successor trustee, under the Junior Secured Note Indenture.

     1.56 JUNIOR SECURED NOTEHOLDERS means the Holders of Junior Secured Note Claims.

     1.57 JUNIOR SECURED NOTES means the $30 million Senior Secured Notes due June 15, 2004 issued by MTLM pursuant to the Junior Secured Note Indenture.

     1.58 LITIGATION CLAIMS means the Claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any person or entity under the Bankruptcy Code or any non-bankruptcy law.

     1.59 MANAGEMENT EQUITY INCENTIVE PLAN means a stock incentive plan to be adopted by the board of directors of Reorganized MTLM on the Effective Date and providing for the issuance of the Management Warrants. The Management Equity Incentive Plan will be in form and substance satisfactory to the Debtors, the Noteholder Committee and the Agent for the DIP Lenders and filed with the Bankruptcy Court as a Plan Document.

     1.60 MANAGEMENT EQUITY PLAN PARTICIPANTS means the employees of the Reorganized Debtors entitled to participate in the Management Equity Incentive Plan.

     1.61 MANAGEMENT WARRANTS means warrants to purchase up to 1,500,000 shares of New Common Stock of Reorganized MTLM, consisting of Series B Warrants and Series C Warrants, to be issued by the Reorganized Debtors to the Management Equity Plan Participants pursuant to (and to be subject to the terms and conditions of) the Management Equity Incentive Plan.

     1.62 NEW COMMON STOCK means the 10,000,000 shares of common stock of Reorganized MTLM to be issued and authorized pursuant the Plan.

     1.63 NEW CREDIT AGREEMENT means that certain credit agreement governing the Exit Facility to be entered into by MTLM and the other Subsidiary Debtors identified therein, as borrowers, and the lenders that are parties thereto, which shall be consistent with the terms set forth herein and in the DIP Credit Agreement, which will be filed with the Bankruptcy Court as a Plan Document.

     1.64 NEW CREDIT FINANCING DOCUMENTS means all exhibits, schedules, annexes and ancillary documents to the new Credit Agreement.

     1.65 NEW JUNIOR SECURED NOTES means the 12 3/4% secured notes due 2004 of the Reorganized Debtors to be issued and distributed pursuant to the Plan on the Effective Date to the Holders of the Junior Secured Note Claims and governed by the terms of the Junior Secured Note Indenture, as amended by the Amendment to Junior Secured Note Indenture.

     1.66 NON-TAX PRIORITY CLAIM means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

     1.67 NOTEHOLDER COMMITTEE means the ad hoc committee of the Subordinated Noteholders and the Junior Secured Noteholders organized prior to the Petition Date.

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

     1.68 OFFICIAL COMMITTEE means the Official Committee of Unsecured Creditors that was appointed in these Chapter 11 Cases on or about December 8, 2000, pursuant to section 1102 of the Bankruptcy Code by the United States Trustee.

     1.69 OLD COMMON STOCK means the common stock of the Company issued and outstanding immediately prior to the Petition Date, including treasury stock.

     1.70 OLD RIGHTS AND WARRANTS means all options, warrants, call, rights, puts, awards or other agreements to acquire the Old Common Stock outstanding immediately prior to the Petition Date.

     1.71 OTHER SECURED CLAIM means a Claim (other than an Administrative Claim) that is secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of a setoff, pursuant to section 553 of the Bankruptcy Code, other than the Junior Secured Note Claims and the Secured Lender Claims.

     1.72 PENSION PLANS means, collectively, the Retirement Plan for Employees of Charles Bluestone Co., employer identification/plan number 36-4235943/001; Aerpospace Metals, Inc. Hourly Pension Plan, employer identification/plan number 36-4201748/001; Aerospace Metals, Inc. Salaried Retirement Plan, employer identification/plan number 36-4201748/002; and The Isaac Corporation Pension Plan -- MMI98, employer identification/plan number 34-0901723/003. The Pension Plans are covered by Title IV of the Employment Retirement Security Act of 1974, as amended ("ERISA") (29 U.S.C. sec. 1301, et seq.).

     1.73 PETITION DATE means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

     1.74 PLAN means this chapter 11 plan of reorganization and all supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

     1.75 PLAN DOCUMENT means the documents and form of documents specified in the Plan to be filed as set forth in Section 12.9 hereof.

     1.76 PREFERRED STOCK means, collectively, the Series B Preferred Stock, the Series C Preferred Stock and any other warrants or options in respect thereto, including, without limitation, the rights (if any) in respect of the series A preferred stock previously issued by MTLM.

     1.77 PREPETITION AGENT means the agent for the Prepetition Lenders under the Prepetition Credit Agreement.

     1.78 PREPETITION CREDIT AGREEMENT means the credit agreement dated as of March 31, 1998 among MTLM and the Subsidiary Debtors, as borrowers or as guarantors, and the Prepetition Lenders, as amended.

     1.79 PREPETITION LENDERS means the entities identified as "lenders" under the Prepetition Credit Agreement and their respective successors and assigns.

     1.80 PRIORITY TAX CLAIM means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     1.81 PROFESSIONAL means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and
(b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

     1.82 REGISTRATION RIGHTS AGREEMENT means an agreement to be entered into by Reorganized MTLM, upon request of the Noteholder Committee, with respect to the rights of registration as to the New Common Stock, substantially in the form to be filed with the Bankruptcy Court as a Plan Document.

     1.83 REORGANIZED DEBTORS means the Debtors or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

     1.84  REORGANIZED MTLM means MTLM, on or after the Effective Date.

     1.85 REORGANIZED SUBSIDIARY DEBTORS means the Subsidiary Debtors, on or after the Effective Date.

     1.86 SECURED LENDER CLAIM means individually, a Claim of a Prepetition Lender under the Prepetition Credit Agreement and, collectively, the Claims of the Prepetition Lenders under the Prepetition Credit Agreement, including Claims for principal, accrued but unpaid interest through the Effective Date and fees and expenses payable under the Prepetition Credit Agreement.

     1.87 SECURITIES ACT means the Securities Act of 1933, 15 U.S.C. sec.sec. 77c-77aa, as now in effect or hereafter amended.

     1.88 SECURITIES CLAIMS means a claim arising from rescission of a purchase or sale of a security of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

     1.89 SERIES A WARRANT AGREEMENT means the warrant agreement governing the issue of the Series A Warrants, the material terms of which are described in the Disclosure Statement. A copy of the Series A Warrant Agreement will be filed with the Bankruptcy Court as a Plan Document.

     1.90 SERIES A WARRANTS means the warrants to purchase 750,000 shares of New Common Stock of Reorganized MTLM, which will be issued pursuant to, and exercisable in accordance with, the terms of the Series A Warrant Agreement.

     1.91 SERIES B WARRANTS means the warrants to purchase 1,000,000 shares of New Common Stock of Reorganized MTLM, which will be issued pursuant to, and exercisable in accordance with, the terms of the Management Equity Incentive Plan.

     1.92 SERIES C WARRANTS means the warrants to purchase 500,000 shares of New Common Stock of Reorganized MTLM, which will be issued pursuant to, and exercisable in accordance with, the terms of the Management Equity Incentive Plan.

     1.93 SERIES B PREFERRED STOCK means the convertible preferred stock of the Company, designated as Series B, issued and outstanding immediately prior to the Petition Date.

     1.94 SERIES C PREFERRED STOCK means the convertible preferred stock of the Company, designated as Series C, issued and outstanding immediately prior to the Petition Date.

     1.95 SUBORDINATED NOTE CLAIMS means the Claims arising from or related to the Subordinated Notes, which Claims shall be Allowed in the aggregate principal amount equal to $180 million, plus interest accrued but unpaid as of the Petition Date.

     1.96 SUBORDINATED NOTE INDENTURE means the Indenture dated as of May 13, 1998, between MTLM, as issuer, the Subsidiary Debtors, as guarantors, and LaSalle National Bank, as trustee and any successor trustee, relating to the Subordinated Notes, as amended from time to time.

     1.97 SUBORDINATED NOTE INDENTURE TRUSTEE means Bank One, N.A., as trustee and any successor trustee, under the Subordinated Note Indenture.

     1.98  SUBORDINATED NOTEHOLDERS means the Holders of Subordinated Note
Claims.

     1.99 SUBORDINATED NOTES means the 10% Senior Subordinated Notes due May 15, 2008 issued by MTLM on May 13, 1998 under the Subordinated Note Indenture.

     1.100 SUBSIDIARY DEBTORS means, individually or collectively, a Debtor or Debtors (other than MTLM), as listed in Schedule 1 hereto.

     1.101 SUBSIDIARY INTERESTS means, collectively, the issued and outstanding shares of stock or other equity interests of the Subsidiary Debtors, as of the Petition Date.

     1.102 SUBSTANTIVE CONSOLIDATION ORDER means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases for the limited purpose and to the extent provided in Section 4.1 of the Plan.

     1.103 TRUSTEES means, collectively, the Junior Secured Note Trustee and the Subordinate Note Indenture Trustee.

     1.104 UNIMPAIRED CLAIM means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

     RULES OF INTERPRETATION AND COMPUTATION OF TIME. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan; (f) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan;(h) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (i) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

     This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

     2.1  UNCLASSIFIED CLAIMS (not entitled to vote on the Plan).

     (a) Administrative Claims.

     (b) Priority Tax Claims.

     2.2 UNIMPAIRED CLASSES OF CLAIMS (deemed to have accepted the Plan and, therefore, not entitled to vote).

     (a) Class 1: Non-Tax Priority Claims. Class 1 consists of all Non-Tax Priority Claims.

     (b) Class 2A. Secured Lender Claims. Class 2A consists of all Secured Lender Claims.

     (c) Class 2B: Other Secured Claims. Class 2B consists of all Other Secured Claims.

     (d) Class 3A: Critical Vendor. Class 3A consists of all Critical Vendor Claims.

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

     (e) Class 3B: Convenience Claims. Class 3B consists of all Convenience Claims.

     2.3  IMPAIRED CLASSES OF CLAIMS (entitled to vote on the Plan).

     (a) Class 4: Junior Secured Note Claims. Class 4 consists of all Junior Secured Note Claims.

     (b) Class 5: General Trade Claims. Class 5 consists of all General Trade Claims.

     (c) Class 6: Impaired Unsecured Claims. Class 6 consists of all Subordinated Note Claims and General Impaired Unsecured Claims.

     2.4 IMPAIRED CLASSES OF INTERESTS (Classes 7, 8, 9 and 10 are deemed to have rejected the Plan and, therefore, will not be entitled to vote to accept or reject the Plan; Class 11 is entitled to vote on the Plan).

     (a) Class 7: Preferred Stock Interests. Class 7 consists of all Interests directly arising from, under or relating in any way to, Preferred Stock.

     (b) Class 8: Old Common Stock Interests. Class 8 consists of all Interests directly arising from, under, or relating in any way to, Old Common Stock.

     (c) Class 9: Securities Claims.  Class 9 consists of all Securities Claims.

     (d) Class 10: Other Old Equity. Class 10 consists of all Interests directly arising from, under or relating in any way to the Old Rights and Warrants.

     (e) Class 11: Subsidiary Interests. As to each Debtor, Class 11 consists of all Subsidiary Interests of such Debtor.

                                  ARTICLE III
                       TREATMENT OF CLAIMS AND INTERESTS

     3.1  UNCLASSIFIED CLAIMS.

     (a) Administrative Claims. Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors, at their election, (A) in full, in Cash, in such amounts as are owing in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of
(x) the Effective Date, (y) the date upon which there is a Final Order allowing such Administrative Claim, or (z) the date on which such Administrative Claim becomes due in the ordinary course of business, or (B) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

          (i) Professional Fees. All final applications for Professional Fee Claims for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

          (ii) Claims Under the DIP Credit Agreement. All DIP Lender Claims shall be deemed Allowed Claims on the Effective Date. On the Effective Date, all DIP Lender Claims shall be paid in full (A) in Cash or (B) as provided in the DIP Financing Documents.

     (b) Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim at the election of the Debtors or the Reorganized Debtors (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (C) such other treatment as may be permitted so as to render the Holder of such Priority Tax Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Allowed Priority

Tax Claim not due and owing on the Distribution Date will be paid in accordance with this section when such Claim becomes due and owing.

     3.2  UNIMPAIRED CLASSES OF CLAIMS.

     (a) Class 1. Non-Tax Priority Claims. The legal and equitable rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each Holder of an Allowed Non-Tax Priority Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim at the election of the Debtors (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Non-Tax Priority Claim have agreed upon in writing; or (C) such other treatment as may be permitted so as to render the Holder of such Non-Tax Priority Claim unimpaired pursuant to section 1124 of the Bankruptcy Code, provided, however, any Allowed Non-Tax Priority Claim not due and owing on the Distribution Date will be paid in accordance with this section when such Claim becomes due and owing.

     Any default with respect to any Non-Tax Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

     (b) Class 2A: Secured Lender Claims. To the extent any Secured Lender Claims remain outstanding as of the Effective Date, on, or as soon as reasonably practicable after, the Distribution Date, each Holder of an Allowed Secured Lender Claim shall receive payment in full in Cash of its Allowed Secured Lender Claim. All distributions on account of Secured Lender Claims shall be made to the Prepetition Agent for distribution to the Holders of Allowed Secured Lender Claims.

     (c) Class 2B: Other Secured Claims. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive at the election of the Debtors in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Secured Claim (A) Cash equal to the amount of such Allowed Other Secured Claim; (B) such other treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Other Secured Claim shall have agreed upon in writing; (C) reinstatement of the Allowed Other Secured Claim; or (D) such other treatment as may be permitted so as to render the Holder of such Allowed Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

     Any default with respect to any Other Secured Claim that existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

     (d) Class 3A: Critical Vendor Claims. The legal, equitable and contractual rights of the Holders of Critical Vendor Claims, as such rights exist after giving effect to the agreement entered into for the payment of such Claims pursuant to and in accordance with the Critical Vendor Order are unaltered by the Plan. To the extent a Critical Vendor Claim remains outstanding on the Distribution Date, such Claim shall be paid in accordance with the agreement entered into pursuant to the Critical Vendor Order.

     (e) Class 3B: Convenience Claims. On, or as soon as a practicable after, the later of (i) the Distribution Date or (ii) the date on which a Convenience Claim becomes an Allowed Convenience Claim, the Holder of such Claim shall receive in full satisfaction, settlement of, and in exchange for its Allowed Convenience Claim, payment of its Allowed Convenience Claim in full, in Cash.

     3.3  IMPAIRED CLASSES OF CLAIMS.

     (a) Class 4: Junior Secured Note Claims. On or as soon as practicable after the Distribution Date, each Holder of an Allowed Junior Secured Note Claim shall receive in full satisfaction, settlement of, and in exchange for, its Allowed Junior Secured Note Claim a New Junior Secured Note in an amount equal to the sum of (i) the principal amount outstanding with respect to its Junior Secured Note Claim as of the Petition

Date, and (ii) all accrued and unpaid interest through to the Effective Date calculated at the non-default rate of interest specified in the Junior Secured Notes. Except for (x) the capitalization of accrued and unpaid interest into the principal amount of the New Junior Secured Note as herein provided and (y) certain technical and conforming changes as provided in the Amendment to Junior Secured Note Indenture, the rights of the Holders of the Junior Secured Note Claims shall be unaltered by the Plan, subject to the intercreditor agreement described in Section 9.2(c)(v) hereof.

     (b) Class 5: General Trade Claims. Except with respect to those Holders of Allowed General Trade Claims who have elected on their ballots to be treated as an Allowed Class 6 Claim (or are deemed to have so elected), each Holder of an Allowed General Trade Claim shall receive, in full satisfaction, settlement of, and in exchange for, its Allowed Claim payment in Cash from the Debtors in an amount equal to thirty percent (30%) of its Allowed General Trade Claim. Such payment shall be made, without interest, in four (4) equal annual installments, with the first such installment to be made on, or as soon as reasonably practicable after, the date that is one Business Day after the one year anniversary of the Effective Date and the remaining three (3) annual installments to be made on, or as soon as reasonably practicable after, the first Business Day following each succeeding annual anniversary of the first such payment.

     (c) Class 6: Impaired Unsecured Claims. On, or as soon as practicable after, the later of (i) the Distribution Date or (ii) the date on which such Impaired Unsecured Claim becomes an Allowed Impaired Unsecured Claim, each Holder of an Allowed Impaired Unsecured Claim (and each Holder of an Allowed General Trade Claim in Class 5 that elects to be treated as a Class 6 Claim), shall receive in full satisfaction, settlement of, and in exchange for, its Allowed Claim its pro rata share of 10,000,000 shares of New Common Stock and 100% of the Series A Warrants; provided, however, that 100,000 shares of New Common Stock and 100% of the Series A Warrants shall be reallocated as set forth below in this Section 3.3(c).

     In connection with a settlement of a General Impaired Unsecured Claim that is a Disputed Claim, the Debtors, subject to the approval of the Official Committee and the Noteholder Committee, may agree to treat such Disputed Claim as a Class 5 Claim and in the manner specified in the settlement agreement between the Holder of such Disputed Claim and the Debtor(s), provided that such settlement shall have been approved by order of the Bankruptcy Court.

     Subject to the occurrence of the Effective Date and the terms of Sections 3.4(a), (b) and (c) hereof, the Holders of Allowed Impaired Unsecured Claims in Class 6 (and each electing Holder of an Allowed General Trade Claim in Class 5) shall be deemed to have agreed that 100,000 shares of New Common Stock and all of the Series A Warrants that but for the provisions of this paragraph would be distributed to them pursuant to the first paragraph of this Section 3.3(c) instead shall be reallocated for distribution by the Reorganized Debtors or the Disbursing Agent as follows: (1) 7,300 shares of New Common Stock and Series A Warrants to acquire an additional 54,750 shares of New Common Stock shall be allocated, in the aggregate, to Holders of Allowed Preferred Stock Interests in Class 7; and (2) 92,700 shares of New Common Stock and Series A Warrants to acquire 695,250 additional shares of New Common Stock shall be allocated, in the aggregate, to Holders of Allowed Old Common Stock Interests in Class 8 and Allowed Securities Claims, if any, in Class 9. Notwithstanding the foregoing, if and to the extent the Bankruptcy Court determines that as a result of the inclusion of this provision in the Plan, the Plan cannot be confirmed, the Debtors shall treat this provision of the Plan as a nullity. In such event, provided that the Plan otherwise meets the requirements for confirmation provided by the Bankruptcy Code, the Plan shall be confirmed as if the provisions were never included herein.

     3.4  IMPAIRED CLASS OF INTERESTS.

     (a) Class 7: Preferred Stock Interests. On the Effective Date, the Preferred Stock Interests shall be extinguished and cancelled and no distributions shall be made to the Holders thereof on account of such Preferred Stock Interests. Notwithstanding the foregoing, each Holder of an Allowed Preferred Stock Interest shall receive from the shares and warrants to be reallocated by Holders of Allowed Class 6 Claims pursuant to Section 3.3(c) of the Plan, a pro rata share of 7,300 shares of New Common Stock and Series A Warrants to acquire 54,750 shares of New Common Stock, with such distribution to occur on, or as soon as practicable after, the later of (i) the Distribution Date or (ii) the date such Preferred Stock Interest becomes an Allowed Interest.

     Notwithstanding the foregoing, if the Bankruptcy Court determines that, as a result of the inclusion in the Plan of the reallocation provisions set forth in Section 3.3(c) of the Plan, the Plan cannot be confirmed, the Plan shall be deemed to be automatically amended to delete such reallocation provision and, in such event, the Holders of Allowed Preferred Stock Interests shall not receive any New Common Stock or Series A Warrants.

     (b) Class 8: Old Common Stock Interests. On the Effective Date, the Old Common Stock Interests shall be extinguished and cancelled and there shall be no distributions shall be made to the Holders of such Old Common Stock Interests. Notwithstanding the foregoing, each Holder of an Allowed Old Common Stock Interest shall receive, together with Holders of Allowed Class 9 Claims, from the shares and warrants to be reallocated by the Holders of Allowed Class 6 Claims pursuant to Section 3.3(c) of the Plan, a pro rata share of 92,700 shares of New Common Stock and Series A Warrants to acquire up to 695,250 shares of New Common Stock, with such distribution to occur on, or as soon as practicable after, the later of (i) the Distribution Date and (ii) the date such Old Common Stock Interest becomes an Allowed Interest.

     Notwithstanding the foregoing, if the Bankruptcy Court determines that as a result of the inclusion of the reallocation provisions set forth in Section 3.3(c) of the Plan, the Plan cannot be confirmed, the Plan shall be deemed to be automatically amended to delete such reallocation provision and, in such event, the Holders of Allowed Old Common Stock Interests shall not receive any New Common Stock or Series A Warrants.

     (c) Class 9: Securities Claims. The Holders of Allowed Securities Claims will receive no distributions on account of their Claims. Notwithstanding the foregoing, each Holder of an Allowed Securities Claim, if any, shall receive together with Holders of Allowed Class 8 Interests, from the shares and warrants to be reallocated by Holders of Allowed Class 6 Claims pursuant to Section 3.3(c) of the Plan, a pro rata share of the shares of New Common Stock and Series A Warrants specified in Section 3.4 (b) hereof with such distribution to occur on, or as soon as practicable after, the later of (i) the Distribution Date and (ii) the date all Class 8 Interests and Class 9 Claims are Allowed or disallowed. The Debtors do not believe there are any Securities Claims and, therefore, any Securities Claims Filed will be objected to by the Debtors.

     Notwithstanding the foregoing, if the Bankruptcy Court determines that, as a result of the inclusion of the reallocation provision set forth in Section 3.3(c) of the Plan, the Plan cannot be confirmed, the Plan shall be deemed to be automatically amended to delete such reallocation provision and, in such event, the Holders of Allowed Securities Claims shall not receive any New Common Stock or Series A Warrants.

     (d) Class 10: Old Rights and Warrants. On the Effective Date, the Old Rights and Warrants will be extinguished and cancelled and the Holders of Old Rights and Warrants shall not receive any distribution or retain any rights on account of such Interests under the Plan.

     (e) Class 11: Subsidiary Interests. On the Effective Date, all Subsidiary Interests (direct and indirect) in each Reorganized Subsidiary Debtor shall vest in Reorganized MTLM and each Reorganized Subsidiary Debtor shall be vested with Subsidiary Interests (if any) in any other Reorganized Subsidiary Debtor equivalent to the Subsidiary Interests (if any) that had been held by the corresponding Subsidiary Debtor.

     3.5 RETENTION OF DEFENSES REGARDING CLAIMS. Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Claims.

                                   ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

     4.1 LIMITED SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS.

     (a) Substantive Consolidation. The Substantive Consolidation Order shall contain one or more provisions substantively consolidating the Estates solely for the purposes of treating Class 4, 5 and 6 Claims under the Plan, including for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Estates with respect to the other Classes of Claims or Interests set forth in the Plan, or for any other purpose. On the Effective Date and except as otherwise provided in the Plan, (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Class 4, 5 and 6 Claims shall be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guaranties with respect to Class 4, 5 and 6 Claims thereof executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors, and (iii) each Class 4, 5 and 6 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 4, 5 and 6 Claim against and a single obligation of the consolidated Debtors. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Class 4, 5 and 6 Claims based upon guaranties of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 4.1, such substantive consolidation shall not (other than for purposes related to the Plan) (w) affect the legal and corporate structures of the Reorganized Debtors, (x) cause any Debtor to be liable under the Plan for any Claim for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (y) affect Intercompany Claims of Debtors against Debtors, or (z) affect Interests in Subsidiary Debtors. On the Effective Date, the Intercompany Claims of Debtors against Debtors shall be reinstated or discharged and satisfied, at the option of the Reorganized Debtors, by contributions, distributions or otherwise. On the Effective Date, except as otherwise expressly provided for in the Plan, the Interests in the Subsidiary Debtors shall remain outstanding.

     (b) Substantive Consolidation Order. Unless the Bankruptcy Court has approved the substantive consolidation of the Estates by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 4.1(a) hereof. If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim affected by the Plan as provided herein on or before the deadline for objection to confirmation of the Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Estates and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

     4.2 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS. After the Effective Date the Reorganized Debtors shall continue to exist as separate legal entities in accordance with applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective Amended Certificates of Incorporation and By-Laws. Notwithstanding anything to the contrary in this Plan, including Section 4.1 hereof as to substantive consolidation, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Litigation Claims and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and interests subject, however, to all claims, liens, charges and other encumbrances arising under the New Credit Agreement and the New Credit Financing Documents. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and, subject to Article VIII hereof, compromise or settle any Claims,
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

without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

     4.3  CORPORATE GOVERNANCE, DIRECTORS AND CORPORATE ACTION.

     (a) Certificates of Incorporation and By-laws. The Amended Certificates of Incorporation and By-Laws shall satisfy the provisions of the Plan and the Bankruptcy Code (as so amended, the "Amended Certificates of Incorporation and By-laws"), and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock, Series A Warrants and the Management Warrants in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Amended Certificates of Incorporation and Bylaws as permitted by applicable law.

     (b) Directors of the Reorganized Debtors. On the Effective Date, the board of directors of Reorganized MTLM shall have five (5) members, consisting of the Chief Executive Officer of MTLM, Albert A. Cozzi, and four (4) directors designated by the Noteholder Committee. Unless otherwise directed by the board of directors of Reorganized MTLM, the board of directors of each of the Reorganized Subsidiary Debtors shall be the same as the board of such entity immediately prior to the Effective Date. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Noteholder Committee will identify and the Debtors will disclose, not later than five (5) days prior to the Confirmation Date, the identity and affiliations of the persons proposed to serve on the initial board of directors of Reorganized MTLM. Subject to the Amended Certificates of Incorporation and By-Laws and applicable non-bankruptcy law, the Noteholder Committee shall designate the length of term of each of its designated directors. The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation and By-laws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation and By-laws, the other constituent documents of the Reorganized Debtors, and applicable law. The board of directors of MTLM serving immediately prior to the Effective Date (i) shall appoint the nominee directors for the board of directors of Reorganized MTLM, as herein provided, and (ii) will be deemed to have resigned on the Effective Date.

     (c) Corporate Action. On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the selection of directors and officers for the Reorganized Debtors, the execution of and entry into the New Credit Financing Documents and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors and members of the boards of directors of the Debtors or the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan.

     4.4 CANCELLATION OF NOTES, INSTRUMENTS AND COMMON STOCK. On the Effective Date, except as otherwise provided for herein, (i) the Junior Secured Notes, Subordinated Notes, the Series B Preferred Stock, the Series C Preferred Stock, Old Common Stock, the Old Rights and Warrants, any other notes, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtors under any agreements, indentures or certificates of designation governing such indebtedness and Interests and any other notes, indentures or other instruments or documents (including the obligations of the Debtors under any shareholder agreements) evidencing or creating any indebtedness or obligations of a Debtor shall be discharged, except for (x) such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan and (y) the fees and expenses of the Trustees under the applicable indenture which shall be paid as provided in Section 1.1 of this Plan. As of the Effective Date, all Preferred Stock, Old Common Stock, Old Rights and Warrants and any Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party. Notwithstanding any of the foregoing, in the event either of the Trustees serve as Disbursing Agent with respect to disbursements to Holders of Subordinated Note Claims or Junior Secured Claims, as applicable, then the portion of such Trustee's indenture relating to distributions of trust property and reimbursement of the trustee's fees and expenses relating thereto shall remain in effect until all such distributions under this Plan have been completed.

     4.5 ISSUANCE OF NEW SECURITIES AND RELATED DOCUMENTS. On the Effective Date, the Company shall issue the New Common Stock, Series A Warrants and New Junior Secured Notes to be distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan, including without limitation, the New Credit Agreement, the New Credit Financing Documents, the Series A Warrant Agreement, the Amendment to the Junior Secured Note Indenture, the Management Equity Incentive Plan and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions.

     4.6 EXIT FINANCING AND THE NEW CREDIT AGREEMENT. On the Effective Date, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility and to enter into and execute the New Credit Agreement, the New Credit Financing Documents and any notes, documents or agreements in furtherance thereof. The rights and obligations of the lenders that are parties to the New Credit Agreement shall be governed by the terms of the New Credit Agreement and such other documents, agreements and instruments as may be executed and delivered pursuant thereto or in connection therewith.

     4.7 LISTING OF NEW COMMON STOCK; REGISTRATION RIGHTS AGREEMENT. On the Effective Date, Reorganized MTLM shall be authorized and directed to use its commercially reasonable best efforts to cause the shares of New Common Stock issued hereunder to be listed on a national securities exchange or quoted in the national market system (or small cap system) of the National Association of Securities Dealers' Automated Quotation System. In addition, if requested by the Noteholder Committee, Reorganized MTLM shall enter into the Registration Rights Agreement pursuant to which it will use commercially reasonable efforts to (i) cause to be filed with the Securities and Exchange Commission a registration statement on Form 10 under the Exchange Act with respect to the New Common Stock, and (ii) take such other actions and file such other documents as are specified in the Registration Rights Agreement.

     4.8 MANAGEMENT EQUITY INCENTIVE PLAN. On the Effective Date, Reorganized MTLM shall be authorized and directed to adopt, execute and perform its obligations pursuant to the Management Equity Incentive Plan, including, without limitation, the issuance of the Management Warrants, in accordance with the terms thereof.

     4.9 SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors or from loans to be advanced to or for the benefit of the Reorganized Debtors pursuant to the New Credit Agreement.

     4.10 RISK MANAGEMENT PROGRAM. On the Effective Date the Reorganized Debtors shall secure directors and officers liability insurance and adopt a risk management program, in each case in form and substance reasonably satisfactory to the Official Committee and the Noteholder Committee and designed, among other things, to provide adequate protection to the directors and officers of Reorganized MTLM from liabilities based on past, present or future activities of the Debtors or the Reorganized Debtors that may, or are alleged to, violate environmental laws or regulations.

                                   ARTICLE V
                      ACCEPTANCE OR REJECTION OF THE PLAN

     5.1 CLASSES ENTITLED TO VOTE. Classes 4, 5, 6 and 11 are entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated on a consolidated basis, in accordance with the expected limited substantive consolidation of the Debtors' Estates and Chapter 11 Cases. Classes 7, 8, 9 and 10 are deemed by operation of law to reject the Plan and, therefore, are not entitled to vote to accept or reject the Plan. The Holders of Claims in Classes 1, 2A, 2B, 3A and 3B are unimpaired under the Plan and are deemed by operation of law to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

     5.2 CRAMDOWN. The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to Classes 5 and 11 (if it is rejected by such Classes) and with respect to Classes 7, 8, 9 and 10. The Debtors will not request confirmation of the Plan at the Confirmation Hearing under Section 1129(b) of the Bankruptcy Code with respect to Class 6 if the Plan is not accepted by at least two-thirds (2/3) in the amount of the Claims in Class 6 voting in respect of the Plan; provided, however, that nothing contained herein shall limit the right of the Debtors to so request confirmation by motion, with notice and a hearing.

                                   ARTICLE VI
                       PROVISIONS GOVERNING DISTRIBUTIONS

     6.1 DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable; provided, however, that DIP Lender Claims and Secured Lender Claims (if any) shall be paid in full in cash on the Effective Date. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles III, VI and VIII of this Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

     6.2 INTEREST ON CLAIMS. Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of any other Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim, other than (i) DIP Lender Claims, (ii) Secured Lender Claims as provided in the Prepetition Credit Agreement, (iii) Class 2B Claims, as provided in the applicable agreements and (iv) Junior Secured Note Claims, as provided in the Plan.

     6.3 DISTRIBUTIONS BY REORGANIZED DEBTORS. Except as otherwise provided below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan. Distribution on account of Secured Lender Claims shall be made to the Prepetition Agent. Distributions on account of DIP Lender Claims shall be made to the Agent for the DIP Lenders. Distributions on account of the Junior Secured Notes will be made by the Junior Secured Note Indenture Trustee. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan.

     6.4  DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
DISTRIBUTIONS.

     (a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors' records (or the records of the Trustees) unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to the Bankruptcy

Rules. Distributions to Holders of Subordinated Note Claims shall be made to the legal owners of the Subordinated Notes, as appearing on the books and records of the Subordinated Note Indenture Trustee as of the Distribution Record Date.

     (b) Undeliverable and Unclaimed Distributions.

          (i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

          (ii) After Distributions Become Deliverable. The Reorganized Debtors shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

          (iii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within two (2) years after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, Reorganized Debtor or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Any Series A Warrant held for distribution on account of such Interest shall be cancelled and of no full force or effect. Nothing contained in the Plan shall require any Dis bursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim or Interest.

     6.5 RECORD DATE FOR DISTRIBUTIONS. As of the close of business on the Distribution Record Date, the transfer register for the Junior Secured Notes, the Subordinated Notes, the Old Common Stock, the Preferred Stock and the Old Rights and Warrants, as maintained by the Debtors, any applicable trustee or their respective agents, shall be closed. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Allowed Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

     6.6 COMPLIANCE WITH TAX REQUIREMENTS. Any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All entities holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes.

     6.7 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

     6.8 MEANS OF CASH PAYMENT. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

     6.9 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each Holder of an Allowed Claim or Allowed Interest that is to receive a distribution of New Common Stock or Series A Warrants pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

     6.10 SETOFFS. The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Litigation Claims that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such Litigation Claim that the Debtors or the Reorganized Debtors may have against such Holder.

     6.11 FRACTIONAL SHARES. No fractional shares of New Common Stock or Series A Warrants shall be distributed, and the actual issuance of New Common Shares or Series A Warrants shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share or Series A Warrant or a rounding down of such fraction (in the case of less than
 .50).

     6.12 SURRENDER OF CANCELLED INSTRUMENTS OR SECURITIES. Except as provided below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section 4.4 hereof, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any New Common Stock and any Series A Warrants to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to
Section 6.4(b) hereof.

     (a) Notes and Common Stock. Each Holder of a Subordinated Note Claim, Series B Preferred Stock Interest, Series C Preferred Stock Interest or Old Common Stock Interest shall tender its Subordinated Notes, Series B Preferred Stock, Series C Preferred Stock or Old Common Stock relating to such Claim or Interest to the Reorganized Debtors in accordance with written instructions to be provided to such Holders by the Reorganized Debtors or the applicable Trustee as promptly as practicable following the Effective Date. Each Holder of a Junior Secured Note Claim shall tender its Junior Secured Note to the Junior Secured
Note Indenture Trustee which, in turn, shall provide copies of the Junior Secured Notes that are surrendered to it to the Reorganized Debtors (unless waived in writing by the Debtors or Reorganized Debtors). All surrendered Junior Secured Notes, Subordinated Notes, Series B Preferred Stock, Series C Preferred Stock or Old Common Stock shall be marked as cancelled.

     (b) Failure to Surrender Cancelled Instruments. Any Holder of Junior Secured Notes, Subordinated Notes, Series B Preferred Stock, Series C Preferred Stock or Old Common Stock that fails to surrender or is deemed to have failed to surrender the applicable document or instrument required to be tendered hereunder within two years after the later of the Effective Date or that date on which such Holder's Claim or Interest becomes Allowed shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Junior Secured Notes, Subordinated Notes, Series B Preferred Stock, Series C Preferred Stock or Old Common Stock discharged and shall be forever barred from asserting any such Claim or Interest against the Reorganized Debtors or their respective property. In such cases, any New Common Stock or Series A Warrants held for distribution on account of such Claim shall be disposed of pursuant to Section
6.4 hereof.

     6.13 LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES. In addition to any requirements under the Junior Secured Note Indenture, Subordinated Note Indenture or any other applicable agreement or any other instructions that may be provided by the Trustees, any Holder of a Claim or Interest evidenced by a Junior Secured Note, Subordinated Note, Series B Preferred Stock, Series C Preferred Stock or Old Common Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such document or instrument, deliver to the Reorganized Debtors or the applicable Trustee: (i) evidence reasonably satisfactory to the Reorganized Debtors of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Allowed Interest. Upon compliance with this Article VI by a Holder of a Claim or Interest evidenced by a Junior Secured Note, Subordinated Note, Series B Preferred Stock, Series C Preferred Stock or Old Common Stock, such Holder, for all purposes under the Plan, shall be deemed to have surrendered such note, debenture or equity security.

                                  ARTICLE VII
                       TREATMENT OF EXECUTORY CONTRACTS,
                       UNEXPIRED LEASES AND PENSION PLANS

     7.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (a) have previously been rejected by order of the Bankruptcy Court, (b) are the subject of a motion to reject pending on the Effective Date, (c) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date as to be rejected, or (d) are rejected pursuant to the terms of the Plan, including without limitation, as provided in Section 7.5(b) hereof. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall re-vest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as otherwise provided in the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption.

     7.2  CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED
LEASES. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy Court. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Impaired Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

     7.3  CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED
LEASES. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

     7.4 INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. Except with respect to Claims against such persons that are expressly preserved pursuant to
Article X herein, the obligations of the Debtors to indemnify any person or entity serving at any time on or prior to the Effective Date as one of their directors, officers or

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

employees by reason of such Person's or Entity's service in such capacity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable states' general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date.

     7.5  COMPENSATION AND BENEFIT PROGRAMS; EMPLOYMENT CONTRACTS; PENSION
PLANS.

     (a) Assumption of Programs and Policies. Except as otherwise expressly provided in this Plan and subject to Section 7.5(c), all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. The Debtors will continue the Pension Plans in accordance with ERISA and other applicable law. Notwithstanding section 1141(d)(1)(A) of the Bankruptcy Code and Section 10.3 of this Plan, confirmation of the Plan will not discharge the Debtors' liability under ERISA with respect to the Pension Plans.

     (b) Employment Contracts. Except as otherwise expressly provided in this Plan and subject to Section 7.5(c), each of the employment contracts between a Debtor and an employee of such Debtor will be assumed pursuant to the provisions of section 365 and 1123 of the Bankruptcy Code on the Effective Date. All employment contracts assumed pursuant to this Section 7.5(b) shall be deemed modified such that the transactions contemplated by the Plan shall be deemed not to constitute a "change of control" as defined in, and for the purposes of, the relevant employment contracts.

     (c) Reservation to Reject. In accordance with Section 7.1 hereof, the Debtors reserve the right to reject any compensation and benefit program and any employment contract prior to the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. The Debtors will so reject a program or employment contract if the assumption thereof has not been consented to by the Official Committee and the Noteholder Committee prior to the Confirmation Date.

                                  ARTICLE VIII

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT AND UNLIQUIDATED CLAIMS

     8.1 OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to Claims and Interests with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims and Interests to which objections are made; provided, however, the Debtors and Reorganized Debtors shall not object to Claims Allowed pursuant to the Plan. Nothing contained herein shall limit the Reorganized Debtors' right to object to Claims or Interests, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims or Disputed Interests by withdrawing or settling such objections thereto, or by litigating to judgment (in the Bankruptcy Court or such other court having jurisdiction) the validity, nature and/or amount thereof.

     8.2 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Interest, or some portion thereof, has become an Allowed Claim or Allowed Interest.

     8.3 DISPUTED CLAIMS RESERVE; DISPUTED INTEREST RESERVE. On the Effective Date (or as soon thereafter as is practicable), the Reorganized Debtors shall establish the Disputed Claims Reserve and the Disputed

Interest Reserve by withholding from the initial distribution (i) with respect to the Disputed Claims Reserve, an amount of New Common Stock calculated as if all Class 6 Claims were Allowed Class 6 Claims, in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 6 Claims would be entitled if their Claims were allowed in their respective Disputed Claim Amount (including for these purposes any Class 5 Claims that are to receive treatment as Class 6 Claims); and (ii) with respect to the Disputed Interest Reserve, an amount of New Common Stock and Series A Warrants calculated as if all Class 7 and 8 Interests were Allowed Interests and all Class 9 Claims were Allowed Class 9 Claims, in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 7 and 8 Interests or Disputed Class 9 Claims would be entitled if their Interest or Claims were allowed in their respective Disputed Interest Amount or Disputed Claim Amount; provided, however, that the Debtors and the Reorganized Debtors shall have the right to file a motion seeking to modify any Disputed Claim Amounts or Disputed Interest Amounts.

     8.4 DISTRIBUTIONS AFTER ALLOWANCE. The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve or Disputed Interest Reserve, as appropriate, to the Holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest, as soon as practicable after the date such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim or Interest under the Plan if the Disputed Claim or Disputed Interest had been Allowed on the Effective Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim or Disputed Interest, any New Common Stock or Series A Warrant that remains in the Disputed Claims Reserve or Disputed Interest Reserve, as applicable, shall be distributed (i) with respect to the Disputed Claims Reserve, pro rata to Holders of Allowed Class 6 Claims; and (ii) with respect to the Disputed Interest Reserve, to Holders of Allowed Class 7 and 8 Interests and Allowed Class 9 Claims in accordance with the terms of this Plan. All distribution made under this Section 8.4 shall be made as if such Allowed Claim or Allowed Interest had been Allowed on the Effective Date.

                                   ARTICLE IX

                   CONFIRMATION AND CONSUMMATION OF THE PLAN

     9.1 CONDITIONS TO CONFIRMATION. The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors, the Official Committee, the Noteholder Committee and the Agent for the DIP Lenders. The Confirmation Order shall provide that:

          (i) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

          (ii) the Reorganized Debtors are authorized to issue the New Common Stock, Series A Warrants and the Management Warrants and enter into the New Credit Agreement and the New Credit Financing Documents; and

          (iii) the New Junior Secured Notes, New Common Stock and Series A Warrants issued under the Plan in exchange for Claims against and Interests in the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders thereof are "underwriters" as that term is defined in section 1145 of the Bankruptcy Code.

     9.2 CONDITIONS TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date:

     (a) The Effective Date shall occur on or before June 30, 2001.

     (b) The Confirmation Order confirming the Plan, as such Plan may have been modified, shall be in full force and effect and shall not have been vacated, amended, modified or stayed, and if it is the subject of any appeal, reconsideration or other review, no stay of the Confirmation Order shall be in effect.

     (c) The following agreements, in form and substance satisfactory to the Reorganized Debtors, the Agent for the DIP Lenders, the Official Committee and the Noteholder Committee, shall have been executed and delivered, and all conditions precedent to the effectiveness thereof shall have been satisfied:

          (i) Amended Certificates of Incorporation and By-Laws of the Reorganized Debtors;

          (ii) New Credit Agreement, New Financing Documents and all documents provided for therein or contemplated thereby;

          (iii) Series A Warrant Agreement, and all similar documents provided for therein or contemplated thereby;

          (iv) Amendment to Junior Secured Note Indenture;

          (v) an agreement, substantially similar to that certain Intercreditor Agreement, dated as of May 7, 1999, between the Prepetition Agent and the trustee for the Junior Secured Notes, providing for subordination of the New Junior Secured Notes to the indebtedness evidenced by the New Credit Agreement;

          (vi) Management Equity Incentive Plan; and

          (vii) Registration Rights Agreement.

     (d) The Amended Certificates of Incorporation and By-Laws of the Reorganized Debtors shall have been adopted, and, as necessary, shall have been filed (or are in form for immediate filing) with the applicable authority of each entity's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

     (e) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

     (f) The new board of directors of Reorganized MTLM shall have been appointed.

     9.3 WAIVER OF CONDITIONS. Each of the conditions set forth in Section 9.2 above may be waived in whole or in part by the Debtors, with the written consent of the Official Committee, the Noteholder Committee and the Agent for the DIP Lender, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

     9.4 CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE. If the Effective Date does not occur (i) on or before June 30, 2001 (in which case the DIP Lenders shall be entitled to exercise any and all rights under the DIP Financing Documents); or (ii) by such later date, after notice and hearing, as is proposed by the Debtors (with the written consent of the Agent for the DIP Lenders, the Official Committee and the Noteholders Committee) and approved by the Bankruptcy Court, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section 9.4, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims and Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of sixty (60) days after the date the Confirmation Order is vacated, subject to such further extension as the Bankruptcy Court may order; and (d) the Agent for the DIP Lenders and the DIP Lenders can exercise all rights and remedies under the DIP Financing Documents and applicable law and the Agent for the DIP Lenders and the DIP Lenders shall not be subject to the automatic stay provisions of 11 U.S.C. sec. 362 or any injunction of any kind.

                                   ARTICLE X

                          EFFECT OF PLAN CONFIRMATION

     10.1 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

     10.2  RELEASES BY THE DEBTORS.

     (a) As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan, the Plan Documents and other agreements or documents delivered thereunder) whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against the Prepetition Agent, Prepetition Lenders, Agent for the DIP Lenders or DIP Lenders, the Trustees, current and former directors, officers and employees of the Debtors; provided, however, that such release and waiver of claims shall not be applicable to (i) avoidance actions against such current and former directors, officers and employees of the Debtors listed in section 550
(a) of the Bankruptcy Code, (ii) obligations of such officers, director or employees to any of the Debtors in respect of borrowed money, employment contracts, or consulting contracts, (iii) the receipt by such officers, director or employee of transfers from the Debtors, direct or indirect, in connection with acquisitions by Debtors of subsidiaries, business enterprises or other material assets (or other express contractual obligations under such acquisition agreements), and (iv) any acts or omissions that constitute gross negligence, fraud, or willful misconduct.

     (b) Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in this Section 10.2 of this Plan.

     10.3 DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Preferred Stock, the Old Common Stock and Old Rights and Warrants, and all Interests relating to any of the foregoing, shall be terminated, extinguished and cancelled.

     10.4  PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS.

     Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise any or all of the Litigation Claims or, in the exercise of their discretion, may determine not to pursue any or all Litigation Claims. The Reorganized Debtors shall retain and may enforce all defenses, counterclaims and rights asserted against the Debtors or their Estates.

     10.5 EXCULPATION AND LIMITATION OF LIABILITY. Neither the Debtors, the Noteholder Committee, the Official Committee, the Prepetition Lenders, the DIP Lenders, the Agent for the DIP Lenders, the Trustees, nor any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any person or entity, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their fraud, willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     10.6 INJUNCTION. Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (1) commencing or continuing, in any manner or in any place, any action or other proceeding; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any lien or encumbrance; (4) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (5) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan and the Plan Documents.

     10.7 TERM OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     10.8  TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS.

     (a) Consideration of Subordinated Claims. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, sections 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

     (b) Satisfaction and Waiver of Subordination Claims. All Claims of holders of "Senior Debt" (as such term is defined in the Junior Secured Note Indenture and the Subordinated Note Indenture) against the Debtors, and all rights and claims between or among the Holders of such Senior Debt and the Junior Secured Note Holders or the Subordinated Note Holders, relating in any manner whatsoever to claimed subordination rights, "make-whole" rights, rights to postpetition or default interest or similar rights, if any (collectively "Subordination-Related Rights"), shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by this Plan to Holders of such Claims, and such rights shall be deemed waived, released, discharged and terminated as of the Effective Date, and all actions related to the enforcement of such Subordination-Related Rights shall be permanently enjoined. Distributions under, described in, contemplated by and/or implemented by this Plan shall not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim, by reason of any claimed Subordination-Related Rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth and described in this Plan. Nothing contained herein shall affect any subordination related rights that are created by, or pursuant to, the Junior Secured Note Indenture, as amended by the Amendment to Junior Secured
Note Indenture, or other Plan Documents.

     (c) Settlement and Compromise of Subordination Claims. Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim (including, but not limited to, a Holder of a Secured Lender Claim, Junior Secured Note Claim or a Subordinated Note Claim), may have or any distribution to be made pursuant to the Plan on account of such Claim. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, and their respective properties and Holders of Claims and Interests, and is fair, equitable and reasonable.

                                   ARTICLE XI

                           RETENTION OF JURISDICTION

     Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

          (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

          (b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or any Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

          (c) Resolve any matters related to the Critical Vendor Order, including, without limitation, any dispute regarding a critical vendor's performance in respect of the agreement such person or entity must enter into with the applicable Debtor under the terms of the Critical Vendor Order;

          (d) Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

          (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          (f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

          (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

          (h) Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the

     Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

          (i) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date, including all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

          (j) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

          (k) Hear and determine Litigation Claims;

          (l) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

          (m) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

          (n) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

          (o) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

          (p) Hear and determine all matters related to the property of the Estates from and after the Confirmation Date;

          (q) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

          (r) Enter an order closing the Chapter 11 Cases.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

     12.1 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     12.2 CORPORATE ACTION. Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

     12.3 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, conveyance fee, personal property or intangible tax, real estate transfer tax, sales or use tax or other similar tax or governmental assessment, and the appropriate governmental entities are directed to accept for filing and recordation any of the foregoing instruments or documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

     12.4 BAR DATES FOR ADMINISTRATIVE CLAIMS. The Confirmation Order will establish an Administrative Claims Bar Date for filing certain Administrative Claims (which shall not include Claims arising under the DIP Credit Agreement), which date will be sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Holders of asserted Administrative Claims that are subject to the Administrative Claims Bar Date shall submit requests for payment on or before such Administrative Claims Bar Date or forever be barred from doing so.

     12.5 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of title 28, United States Code shall be paid by the Debtors or the Reorganized Debtors as and when they become due.

     12.6 AMENDMENT OR MODIFICATION OF THE PLAN. Subject to section 1127 of the Bankruptcy Code, the Debtors reserve the right, to alter, amend or modify the Plan with consent of the Official Committee, the Noteholder Committee and the Agent for the DIP Lenders at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

     12.7 SEVERABILITY OF PLAN PROVISIONS. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor with the consent of the Official Committee, the Noteholder Committee and the Agent for the DIP Lenders, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     12.8 SUCCESSORS AND ASSIGNS. The Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

     12.9 PLAN DOCUMENTS. The Plan Documents shall be filed with the Bankruptcy Court and delivered to counsel for the Agent for the DIP Lenders not later than five (5) days prior to the Confirmation date of the Hearing. Upon their filing, the Plan Documents may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Documents upon written request to the Company. The Plan Documents shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

     12.10 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

     12.11 NOTICE. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

       METAL MANAGEMENT, INC.
        500 North Dearborn Street
        Suite 400
        Chicago, Illinois 60610
        Facsimile: (312) 645-0570
        Attn: David A. Carpenter
        with a copy to:
        MAYER, BROWN & PLATT
        190 South LaSalle Street
        Chicago, Illinois 60603-3491
        Facsimile: (312) 701-7711
        Attn: Lawrence K. Snider/David S. Curry/Craig E. Reimer

     12.12 GOVERNING LAW. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a Plan Document, exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to any principles of conflicts of law of such jurisdiction.

     12.13 TAX REPORTING AND COMPLIANCE. In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtors, and the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

     12.14 SCHEDULES. All exhibits and schedules to the Plan and the Plan Documents are incorporated and are a part of the Plan as if set forth in full herein.

     12.15 DISSOLUTION OF COMMITTEE(S). Thirty (30) days after the Effective Date, the Noteholder Committee and any official committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, shall dissolve and shall have no further duties, except with respect to any appeal of the Confirmation Order.

     12.16 SECTION 1145 EXEMPTION. The offer, issuance, transfer or exchange of any security under the Plan (including, the New Junior Secured Notes, New Common Stock and Series A Warrants), or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security as and to the maximum extent provided in section 1145(a) of the Bankruptcy Code.

Dated: May 4, 2001
                                          Respectfully submitted,

                                          METAL MANAGEMENT, INC.
                                          (for itself and on behalf of the
                                          Subsidiary Debtors)
                                          By:

                                          Name:

                                          Title:

                                          ATTORNEYS FOR DEBTORS:
                                          Lawrence K. Snider
                                          David S. Curry
                                          Craig E. Reimer
                                          MAYER, BROWN & PLATT
                                          190 South LaSalle Street
                                          Chicago, Illinois 60603-3441
                                          (312) 782-0600
                                          and
                                          James L. Patton, Jr. (No. 2202)
                                          Joel A. Waite (No. 2925)
                                          YOUNG CONAWAY STARGATT & TAYLOR
                                          1100 N. Market Street
                                          Wilmington Trust Center
                                          P.O. Box 391
                                          Wilmington, Delaware 19899-0391
                                          (302) 571-6600

                                   SCHEDULE 1

LIST OF SUBSIDIARY DEBTORS

California Metals Recycling, Inc.
CIM Trucking, Inc.
Firma Plastic Co., Inc.
Firma, Inc.
Mac Leod Metals Co.
Metal Management Aerospace, Inc.
Metal Management Alabama, Inc.
Metal Management Arizona, L.L.C.
Metal Management Connecticut, Inc.
Metal Management Gulf Coast, Inc.
Metal Management Indiana, Inc.
Metal Management Memphis, L.L.C.
Metal Management Midwest, Inc.
Metal Management Mississippi, L.L.C.
Metal Management Northeast, Inc.
Metal Management Ohio, Inc.
Metal Management Pittsburgh, Inc.
Metal Management Realty, Inc.
Metal Management S&A Holdings, Inc.
Metal Management Services, Inc.
Metal Management Stainless & Alloy, Inc.
Metal Management West, Inc.
Metal Management West Coast Holdings, Inc.
metals.com, inc.
MTLM Arizona, Inc.
Proler Southwest Inc.
Reserve Iron & Metal Limited Partnership
Trojan Trading Co.

                                   SCHEDULE 2
                     GENERAL IMPAIRED UNSECURED CLAIM LIST

1. Claims of the Environmental Protection Agency, an agency of the United States (the "EPA") and/or by the State of Illinois or any subdivision thereof against Metal Management Midwest, Inc. alleging violation of certain environmental laws, including as set forth in a letter from the EPA dated January 10, 2000 and relating to CFC removal certifications.

2.   Claims of National Metals Company against Metal Management Arizona, L.L.C.
     (i) evidenced by two promissory notes each dated November 22, 1999, with a principal balance of approximately $690,000 and the other with a principal balance of $100,000; (ii) for earn-out payments arising in connection with the acquisition of the assets of National Metals; and (iii) for the issuance of "additional shares" of Metal Management, Inc. in connection with the purchase of the assets of National Metals.

3. Claims of Grau Trading Company against Metal Management Pittsburgh, Inc. pursuant to an Agreement for Contract Buy-Out dated August, 1998.

4. Claims of Kohart Surplus & Supply evidenced by a promissory note dated December 6, 1996 from Metal Management Ohio, Inc., with a principal balance of approximately $25,000.

5. Claims by the EPA and/or state environmental protection agencies or departments against Metal Management Pittsburgh, Inc. relating to "superfund" sites including, without limitation, the Tonolli Corp. site, Jacks Creek/Sitkin Smelting Facility Site, Metcoa superfund site, Marjol superfund site, and any claims for contribution or indemnity relating thereto.

6. Claims by former employees of the Debtors alleging wrongful termination or other claims arising out of their former employment with MTLM.

7. Claims of Soo Line Railroad Company arising out of the settlement agreement that was executed in connection with Case No. 97 C 0670 filed in the United States District Court for the Northern District of Illinois.

8. Claims by the Arizona Department of Revenue against Metal Management Arizona, L.L.C. arising from a sale tax audit.

9. Claims by Richard J. Wasicki against Metal Management Connecticut, Inc. allegedly arising from personal injuries allegedly sustained on the property of Metal Management Connecticut, Inc., to the extent such claims are not covered by the Debtors' insurance.

10. Claim of the State of Connecticut Department of Environmental Protection Against Metal Management Aerospace, Inc. arising from a Notice of Violation dated April 13, 2000.

11. Claims by the Connecticut Department of Environmental Protection against Metal Management Connecticut, Inc. resulting from the transfer of the Connecticut facility from the former owner, Michael Schiavone & Sons, Inc., to the company, and for other alleged environmental violations as described in a Notice of Violation dated July 28, 2000.

12. Claims by MidSouth Towing Company against Metal Management Indiana, Inc. for damages allegedly resulting from a barge fire, to the extent such claims are not covered by the Debtors' insurance.

13. Claims by SSX, L.L.C. against Metal Management Memphis, L.L.C. arising under a certain non-competition agreement between the parties.

14. Claims by Sonoco Products Company against Metal Management Memphis, L.L.C. arising from a contract dispute between the parties.

15. Claims by Conway Machine Works, Inc. (and/or any such unsecured claims by the South Carolina Business Development Corporation) against Metal Management Memphis, L.L.C. pertaining to a contract between the parties and related ownership dispute regarding certain equipment located at the Debtors' facilities.

16. Claims by Security Link from Ameritech, Inc. against Metal Management Midwest, Inc. arising from an alleged breach of contract between the parties.

17. Claim by Kelso Burnett against Metal Management Midwest, Inc. for alleged negligence.

18. Claims by Denton Cartage Co. against Metal Management Midwest, Inc. for alleged indemnification liability relating to certain disposal costs.

19. Claim by the Illinois Department of Revenue against Metal Management Midwest, Inc. arising from sales tax audits (to the extent not entitled to priority).

20. Claim by Frank Arcona against Metal Management Northeast, Inc. for alleged personal injuries incurred, to the extent such claims are not covered by the Debtors' insurance.

21. Claims by Eric Bard against Metal Management Northeast, Inc., pertaining to litigation involving the parties, to the extent such claims are not covered by the Debtors' insurance.

22. Claims by the EPA against Metal Management Northeast, Inc. relating to the Consolidated Iron & Metal superfund site in New York.

23. Claims by Gould Inc. against Metal Management Pittsburgh, Inc. for alleged contribution liability pertaining to clean-up cost at the Marjol superfund site.

24. Claims by the Tonoli Superfund Site PRP Group against Metal Management Pittsburgh, Inc. for alleged contribution liability pertaining to clean up cost at the Tonoli superfund site.

25. Claims by the Jack's Creek PRP Group against Metal Management Pittsburgh, Inc. for alleged contribution liability pertaining to clean-up costs at the Jack's Creek superfund site.

26. Claims by Joe L. Fulton against Metal Management West, Inc. for alleged indemnification liability arising out of a flash fire at the Debtors' facilities located in Denver, Colorado.

27. Claims by David Lazarov against Metal Management Memphis, L.L.C. arising under a Non-competition Agreement, dated October 10, 1996.

28. Claims by Lazarov Brothers Tin Compressed Company, Inc., Mid-America Recycling Corporation and Lazarov Brothers, Inc. against Metal Management Memphis L.L.C. arising under a Non-Negotiable Promissory Note dated October 10, 1996 in the original principal amount of $2,000,000.

29. Claims by Lazarov Consulting, L.L.C. against Metal Management Memphis, L.L.C. arising under a Consulting Agreement dated October 10, 1996.

30. Claims arising in connection with executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code by the Debtors under the terms of the Plan or otherwise, including, but not necessarily limited to, any claims pertaining to non-competition agreements rejected by the Debtors which are not otherwise identified in this Schedule 2.

31. Claims by third parties against the Company for personal injury, negligence, breach of contract, tort or other damages arising with respect to periods preceding November 20, 2000, to the extent not covered by insurance.

32. Claims by any governmental authority or other third party with respect matters arising prior to November 20, 2000 under, or asserted pursuant to, applicable environmental laws, rules, regulations or statutes.

     The Debtors reserve the right to add other claims to this list prior to the confirmation hearing on the Plan.

                                   EXHIBIT D
                       REORGANIZATION VALUATION ANALYSIS

     The Debtors have been advised by Houlihan Lokey with respect to the reorganization equity value of the Reorganized Debtors. The reorganization equity value, which includes the Debtors' operating business, the expected present value of certain non-operating assets and the estimated debt balances at and beyond the Effective Date, was estimated by Houlihan Lokey to be approximately $65 million as of an assumed Effective Date of June 30, 2001. The foregoing reorganization equity value (ascribed as of the date of the Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Projections (which are attached as Exhibit F to the Disclosure Statement).

     Based on the assumed reorganization equity value set forth above, the value of the 10,000,000 shares of New Common Stock to be issued to the holders of allowed claims in Class 6 under the Plan and to holders of allowed interests in Classes 7, 8 and 9, is estimated to be approximately $6.12 per share, after giving effect to the potentially relative impact of the warrants. The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

     In preparing the estimated reorganization equity value, Houlihan Lokey: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and assisted in developing financial projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Houlihan Lokey deemed generally comparable to the operating businesses of the Debtors; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan Lokey believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating business; (g) visited certain of the Debtors' facilities; and (h) conducted such other analyses as Houlihan Lokey deemed appropriate under the circumstances. Although Houlihan Lokey conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

     Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates of reorganization equity value prepared by Houlihan Lokey assume that the reorganized Debtors continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied


                                  EXHIBIT D-1
relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of the reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospectus of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Depending on the results of the Debtors' operations or changes in the financial markets, Houlihan Lokey's valuation analysis as of the effective date may differ from that disclosed herein.

     In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan Lokey's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.




                                  EXHIBIT D-2

                                   EXHIBIT E
                              LIQUIDATION ANALYSIS

     The Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date of the Plan, that is not less than the value such holder would receive or retain if Metal Management were liquidated under chapter 7 of the Bankruptcy Code on the effective date. The first step in determining whether this test has been met is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

     A general summary of the assumptions used by the Debtors and Houlihan Lokey in preparing this Liquidation Analysis follows. The more specific assumptions are discussed below.

Estimate of Net Proceeds

     Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtors' assets. The chapter 7 liquidation period is assumed to commence on June 30, 2001 and to last six months following the appointment of a chapter 7 trustee. For purposes of the analysis, Debtors' estimated June 30, 2001 balances were used. There can be no assurance that the liquidation would be completed in a limited time frame nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under Section 704 of the Bankruptcy Code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interests of the parties-in-interest. The liquidation analysis assumes that there would be pressure to complete the sales process within six months. The need to convert property to cash so rapidly may have an adverse impact on the proceeds realized from the sale of the Debtors' assets. For certain assets, such as prepaid expenses and other current assets, estimates of the liquidation proceeds were made for each asset individually. For other assets, such as accounts receivable, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which the Debtors might achieve through their disposition.

Estimate of Costs

     The Debtors' cost of liquidation under chapter 7 would include fees payable to a chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a

                                  EXHIBIT E-1
trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors until conclusion of their chapter 7 cases.

     Additional claims would arise by reason of the breach or rejections or obligations incurred and executory contracts or leases entered into by the Debtors. It is possible that in a chapter 7 case, the wind-down expenses may be greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

Distribution of Net Proceeds under Absolute Priority

     The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full. The Debtors believe that in a chapter 7 case, general unsecured creditors would not receive a distribution of any kind. In fact, administrative and priority claims would likely be impaired.

     After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in a bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would likely prevail, and (iii) substantial increase in claims which would be satisfied on a prior basis, THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.




                                  EXHIBIT E-2

                             METAL MANAGEMENT, INC.
                              LIQUIDATION ANALYSIS
                                ($ in thousands)


                                                                                                           Estimated
                                                            June 30, 2001             Estimated          Liquidation
                                                          Estimated Balance            Recovery            Proceeds
                                                          -----------------           ----------         ------------
PROCEEDS FROM LIQUIDATION
Cash                                                             $1,428                   100.0%              $1,428
Accounts receivable, net                                         82,322                    79.9%              65,798
Inventories                                                      37,576                    72.5%              27,253
Prepaid expenses                                                  2,247                    30.6%                 687
Other current assets                                              6,169                    58.2%               3,592
Property and equipment, net                                     147,851                    61.6%              91,068
Goodwill, net                                                       --                      0.0%                 --
Deferred financing costs, net                                     1,309                     0.0%                 --
Investments in joint ventures                                     1,832                     0.0%                 --
Other long-term assets                                            1,601                    34.8%                 557
                                                             ----------               ----------          ----------
                                                               $282,336                    67.4%            $190,383
                                                             ==========               ==========          ==========

                                                              Estimated               Estimated               %
                                                                Claim                  Recovery            Recovery
                                                          -----------------           ----------         ------------
ALLOCATION OF PROCEEDS
Wind-down Administrative Costs
  Wind-down operating costs                                      $9,722                   $9,722              100.0%
  Trustee & professional fees                                     6,611                    6,611              100.0%
  Severance / stay bonuses                                        1,618                    1,618              100.0%
                                                             ----------               ----------          ----------
    Total Wind-down Administrative Costs                        $17,951                  $17,951              100.0%
                                                             ==========               ==========          ==========

Proceeds available for payment of secured claims                                        $172,432

Secured Claims
  DIP borrowings, plus interest                                $117,611                 $117,611              100.0%
  Letters of credit                                               4,700                    4,700              100.0%
  Mortgages                                                       1,000                    1,000              100.0%
  Senior Secured Notes, plus interest                            32,151                   32,151              100.0%
                                                             ----------               ----------          ----------
    Total Secured Claims                                       $155,462                 $155,462              100.0%
                                                             ==========               ==========          ==========

Proceeds available for payment of administrative claims                                 $16,970

Administrative and Priority Claims
  Tax claims                                                     $1,577                     $581               36.8%
  Employee claims                                                 2,500                     $921               36.8%
  Post-petition accounts payable and critical trade              40,501                  $14,916               36.8%
  Other priority claims                                           1,500                     $552               36.8%
                                                             ----------               ----------          ----------
                                                                $46,078                  $16,970               36.8%
                                                             ==========               ==========          ==========
Proceeds available for payment of general unsecured claims                                    $0

General Unsecured Claims
  Accounts payable (non-critical)                               $20,204                       $0                0.0%
  Accrued expenses                                                9,001                      --                 0.0%
  Senior Notes, plus accrued interest                           189,000                      --                 0.0%
  Severance and other unsecured employee claims                  20,274                      --                 0.0%
  Other debt                                                      2,201                      --                 0.0%
  Other liabilities                                               1,949                      --                 0.0%
  Other liabilities subject to compromise                        15,842                      --                 0.0%
                                                             ----------               ----------          ----------
                                                               $258,470                      --                 0.0%
                                                             ==========               ==========          ==========
Proceeds available for distribution to preferred and common
  interests                                                                                   $0
                                                                                      ----------


                                  EXHIBIT E-3

NOTES TO CHART

Cash
Consists of all cash in banks or operating accounts and cash held at divisions and is assumed to be fully recoverable.

Accounts receivable
Accounts receivable primarily consist of various customer and trade receivables. Recoveries were calculated based on 90% of net book value of all "prime" receivables (defined as those receivables less than 60 days aged, not subject to potential offset, not due from a corporation in bankruptcy, and not owed from an entity outside the U.S.). All other "non-prime" receivable recoveries were calculated based on 5% of book value.

Inventories
Inventories are comprised primarily of various quantities of ferrous and non-ferrous metals at yards throughout the U.S. Recoveries were calculated based on 72.5% of book value (cost). This recovery percentage reflects the estimated cost to build out materials to finished form (i.e., shredded, broken, sorted, etc. material) for sale at market prices.

Prepaid expenses
Prepaid expenses consist primarily of prepaid parts and supplies, insurance, licenses, rent, interest, and other items. A recovery of 50% was assumed for most items, excluding prepaid insurance and interest, for which no recovery was assumed.

Other current assets
Other current assets include material advances, assets held for sale, certain certificates of deposit, hedging account balances and other deposits and receivables. A recovery of 100% of book value was assumed for certificates of deposit and hedging account balances, and 50% for other receivables balances.

Property & equipment, net
Property and equipment is composed of land and improvements; buildings and improvements; furniture; fixtures and office equipment; information systems; equipment; construction in progress; and autos and trucks. Recovery on land and improvements was calculated at 100% of net book value and based on experience in the sale of numerous parcels of land in recent periods. Proceeds from the sale of equipment were estimated at $71.3 million per the most recent (May 2000) orderly liquidation value appraisal of these assets. Other asset category recoveries were estimated at 5% to 10% of net book value based on the nature, age and useful life of these assets. Total gross proceeds were reduced by 5% to account for marketing and brokerage fees and expenses necessary to realize the assets.


                                  EXHIBIT E-4

Other long-term assets
Other long-term assets consist of various deposits and other intangible assets. A recovery of 50% was assumed for deposits and 0% on all intangible items.

Wind-down operating costs
Ongoing operating expenses consist of corporate overhead and occupancy costs to be incurred during the chapter 7 liquidation period. The Debtors assume that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time.

Trustee & professional fees
Based on the Debtors' review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $6.6 million. This figure is comprised of $5.7 million of trustee fees and $900,000 of other professional fees.

Severance/stay bonuses
Severance and stay bonuses are estimated based on the Debtors' anticipated severance payments in a liquidation scenario.

DIP borrowings
The Debtors' current assumption is that the balance due under the DIP facility will be approximately $110.3 million as of June 30, 2001. Accrued interest as of June 30, 2001 and six months of additional interest (for the liquidation period) is included in the estimated claim amount of $117.6 million. Moreover, it is estimated letters of credit under the DIP facility totaling $4.7 million are drawn as of that date. The DIP and associated letters of credit will be secured by a super-priority lien on substantially all of the Debtors' assets.

Junior Secured Notes
The estimated claim of the Junior Secured Notes is based on the accreted amount as of the filing date, plus accrued and unpaid interest through the filing date, plus interest due during the Chapter 11 and liquidation period. The Junior Secured Notes were secured pre-petition by a junior security interest in substantially all the Debtors' personal property.

Administrative and Priority Claims
Approximately $46 million of administrative and priority claims relating to tax, employee, post-petition and critical trade accounts payable, and other priority claims are estimated for purposes of this analysis. Such amounts may differ materially from actual claims submitted during the course of a chapter 7 liquidation.

General Unsecured Claims
General unsecured claims are based on management's most current estimate as of the filing of this schedule. Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 liquidation would be the same or less than the

                                  EXHIBIT E-5
value of distribution under the Plan, because such distribution in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

     THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in an accurate estimate of the proceeds that would be realized were the Debtors to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the chapter 7 case. Moreover, this liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

     The estimated recovery for general unsecured claims under the Plan is based upon a reorganized equity value for the Debtors of $65.0 million. See Reorganization Valuation Analysis, attached to the Disclosure Statement as Exhibit D. This value is based upon a number of assumptions, including a favorable economic environment for scrap metal sales. There can be no assurance that these assumptions will prove to be correct. In addition, the Debtors and Houlihan Lokey have assumed wind-down costs, severance, and professional fees will be paid before secured claims, which depends on secured creditors' consent and a court order.

     The liquidation analysis set forth herein was based on the estimated values of the Debtors' assets on June 30, 2001. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.




                                  EXHIBIT E-6

                                   EXHIBIT F
                                  PROJECTIONS

     INTRODUCTION

     As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See the discussion regarding "Feasibility" that is contained in Article VI, subpart C.3 of the Disclosure Statement. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management analyzed the ability of the reorganized Debtors to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. Prior to the Petition Date, the Debtors' management developed the Debtors' Business Plan and prepared certain projections of the Debtors' operating profit, free cash flow and certain other items for the fiscal years 2002 through 2004 (the "Projection Period"). Such projections summarized below are based upon assumptions made prior to the Petition Date and have been adjusted to reflect the terms of the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

     THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS, HOLDERS OF WARRANTS OR CREDITORS AFTER THE EFFECTIVE DATE OF THE PLAN OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

     The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical consolidated financial information (including the notes and schedules thereto) including the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q that are attached, respectively,as Exhibits B and C to the Disclosure Statement.

     PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

     The Projections are based on, and assume the successful implementation of, the Debtors' Business Plan. Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors and the reorganized Debtors, industry performance, general business and economic conditions and other matters, most of

                                  EXHIBIT F-1
which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Debtors or the reorganized Debtors to achieve the projected results of operations. See the discussion of "Risk Factors" contained in
Article VII of the Disclosure Statement for a discussion of the certain factors that may affect the future financial performance of the Debtors and the reorganized Debtors and of various risks associated with the Plan.

     Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors" in
Article VII of the Disclosure Statement.

     Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

     General Economic Conditions: The Projections were prepared on assumptions that general economic conditions existing at the time of the Projections were prepared will last throughout the Projection Period and that the general economic climate in the United States will remain relatively stable. With respect to the industry environment affecting the scrap metal recycling industry, during most of fiscal 2001 (calendar 2000), a pronounced decline in pricing has adversely affected the Company. The Projections generally assume no further material cyclical declines and an industry environment similar to calendar 1999 exists during the fiscal 2002 through fiscal 2004 time frame.

     Other General Assumptions: The Projections do not assume any material acquisitions or divestitures of businesses. Specific capital expenditures lead to volume growth in certain regional locations. Seasonality is considered, with the first quarter slightly stronger than other quarters.

     Sales: Sales are projected based on separate regional assumptions of volumes and pricing. Beginning in April 2001 market pricing is assumed to gradually return to long-term historical average ferrous and non-ferrous prices by fiscal 2003. Separate adjustments to long-term average prices are made to calculate regional sales levels, based on historical variations in such regions to the national average price.

     Cost of Sales: Cost of sales is based on metal margin and process costs. Metal margin during the Projection Period is generally consistent with the levels earned during fiscal 2001. Processing costs include specific assumptions relating to direct wages and benefits (assumed to increase at 4% per year), freight costs (assumed at $15 per ton), fuel and operating costs (based on current levels, with modest energy price declines beginning in fiscal 2002), and repair costs (at historical levels).



                                  EXHIBIT F-2

Rent expense is assumed at current levels, with no favorable impact reflected from potential lease rejections or additional rationalization of facilities.

     Sales and Administrative Expense ("S&A Expense"): Salaries are projected at current levels, increasing 4% per year, with overtime and bonus costs generally consistent with historical levels. Corporate rent is projected with inflation factors.

     Interest Expense: The Projections reflect the terms of the Exit Facility and Senior Notes as set forth in the Plan.

     Income Taxes: A tax rate of 38% is applied to derive tax expense.

     Capital Expenditures: Approximately $12 million in fiscal 2002 and $15.5 million annually thereafter projected, with the bulk of such amount related to ordinary maintenance and the remainder attributable to specific projects.

     Working Capital: Receivables, inventory, and payables levels are projected according to historical relationships with respect to purchase and sales volumes.

     Fresh-Start Reporting: The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the "Reorganization SOP"). The Projections have been prepared generally in accordance with the "fresh-start" reporting principles set forth in the Reorganization SOP, giving effect thereto as of June 30, 2001. The principal effects of the application of these fresh-start principles are summarized below:

     Under the Reorganization SOP, the reorganized Debtors will be required to record as an intangible asset the excess, if any, of the Debtors' total reorganization value over the fair value of the Debtors' identifiable net assets ("Reorganized Goodwill") as of the effective date of the Plan to be amortized over a period which, in accordance with the Reorganization SOP, generally is to be substantially less than 40 years. For purposes of the Projections, it has been assumed that the leveraged net equity balance as of the effective date of the Plan is $65 million. The Projections also assume that, after giving effect to certain eliminations in connection with the reorganization, the fair value of the reorganized Debtors' fixed assets and other non-current assets will be equal to the projected net book value of such assets as of the effective date, except that the property, plant and equipment accounts will be reduced accordingly.

     The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. The reorganized Debtors will be required to determine the amount by which its reorganization value as of the effective date exceeds, or is less than, the fair value of their assets as of the effective date of the Plan. Such determination will be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the

                                  EXHIBIT F-3
valuation of the reorganized Debtors' value. In all event, such valuations, as well as the determination of the fair value of reorganized Debtors' assets and the determination of their actual liabilities, will be made as of the effective date of the Plan, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the effective date may be material.

     PROJECTIONS

     The projected consolidated financial statements of the reorganized Debtors set forth below have been prepared based on the assumption that the effective date of the Plan is June 30, 2001. Although the Debtors presently intend to seek to cause the effective date to occur as soon as practicable, there can be no assurance as to when the effective date actually will occur.

     The Reorganized Metal Management and Subsidiaries Projected Consolidated Balance Sheets as of June 30, 2001 (the "Effective Date Balance Sheet") set forth below present: (a) the projected consolidated financial position of the reorganized Debtors prior to confirmation and the consummation of the transactions contemplated by the Plan; (b) the projected adjustments to such projected consolidated financial position required to reflect confirmation and the consummation of the transactions contemplated by the Plan (collectively, the "Balance Sheet Adjustments"); and (c) the projected consolidated financial position of the reorganized Debtors, after giving effect to the Balance Sheet Adjustments, as of June 30, 2001. The Balance Sheet Adjustments set forth in the columns captioned "Debt Discharge" and "Fresh Start and Other Adjustments" reflect the assumed effects of confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Effective Date Balance Sheet.

     The Reorganized Metal Management and Subsidiaries Projected Consolidated Balance Sheets as of the end of fiscal years 2001 through 2004 set forth below present the projected consolidated position of the reorganized Debtors, after giving effect to confirmation and the consummation of the transactions contemplated by the Plan, as of the effective date and the end of each fiscal year in the Projection Period.

     The Reorganized Metal Management and Subsidiaries Projected Consolidated Statements of Operations and Projected Consolidated Statements of Cash Flows set forth below present the projected consolidated results of operations for the fiscal year ending June 30, 2001 and for each fiscal year included in the Projection Period.

                                  EXHIBIT F-4

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET


                                                                           June 30, 2001
                                                                            (Unaudited)
                                                                          (Actual Dollars)
                                             ---------------------------------------------------------------------------
                                                                                   Fresh Start
                                               Projected          Debt             and Other         Projected
                                            Pre-Confirmation    Discharge         Adjustments    Post-Confirmation   Notes
                                            ----------------    ---------         -----------    -----------------   -----
ASSETS
Current assets:
  Cash                                      $   1,427,550        $          --     $         --  $  1,427,550
  Accounts receivable, net                     82,322,179                                          82,322,179
  Inventories                                  37,575,963                                          37,575,963
  Prepaid expenses                              2,247,373                                           2,247,373
  Other current assets                          6,169,467                                           6,169,467
                                            -------------       -------------     ------------   ------------
  Total current assets                        129,742,532                   --               --   129,742,532

Property and equipment, net                   147,851,035                           (6,587,173)   141,263,862
Goodwill, net                                          --                                     --           --        (1)
Reorg. value in excess of ident. assets                --                                     --           --        (1)
Deferred financing costs, net                   1,308,932                           (1,308,932)            --        (1)
Investments in joint ventures                   1,832,465                                           1,832,465
Other assets                                    1,600,941                                           1,600,941
                                            -------------       -------------     ------------   ------------
  Total assets                              $ 282,335,905       $          --     $ (7,896,105)  $274,439,800
                                            =============       =============     ============   ============

LIABILITIES AND EQUITY
Current liabilities:
  Accounts Payable                          $  40,500,699                                        $ 40,500,699
  Other accrued liabilities                     7,910,256                                           7,910,256
  Accrued bond interest                         3,506,250         (3,506,250)                              --        (2)
  Accrued DIP interest                            890,087                             (890,087)            --        (2)
  Accrued bonuses                               1,436,794                                           1,436,794
  Accrued insurance                             1,090,609                                           1,090,609
  Current portion of debt                       2,184,516                                           2,184,516
                                            -------------       -------------     ------------   ------------
  Total current liabilities                    57,519,211          (3,506,250)        (890,087)    53,122,874

Long term debt, SCF                           110,326,081             500,000        3,520,000    114,346,081        (3)
Long-term debt, 12 3/4% Senior Notes           28,000,892           5,505,358                      33,506,250        (2)
Long-term debt, other                           1,016,022                                           1,016,022
Liabilities subject to compromise             216,045,762        (216,045,762)                             --        (2)
Income Tax Payable                              1,577,027                           (1,577,027)            --        (1)
Other liabilities                               1,948,573                            5,500,000      7,448,573        (3)
                                            -------------       -------------     ------------   ------------
  Total liabilities                           416,433,568        (213,546,654)       6,552,886    209,439,800

Stockholders equity:
  Convertible preferred stock - Series B          815,000            (815,000)                             --        (2)
  Convertible preferred stock - Series C        5,100,000          (5,100,000)                             --        (2)
  Common Stock, Warrants, P-I-C               312,559,354         219,461,654     (467,021,008)    65,000,000        (1)
  Retained earnings (accumulated deficit)    (452,572,017)                         452,572,017             --        (1)
                                            -------------       -------------     ------------   ------------
  Total stockholders equity                  (134,097,663)        213,546,654      (14,448,991)    65,000,000
                                            -------------       -------------     ------------   ------------
  Total liabilities and equity              $ 282,335,905       $          --     $ (7,896,105)  $274,439,800
                                            =============       =============     ============   ============


                                  EXHIBIT F-5

Notes to Reorganized Metal Management Projected Consolidated Balance Sheet

     1. Estimated "fresh start" accounting adjustments reflect a leveraged equity value of $65 million. For illustrative purposes, all of the book intangible asset value is eliminated and Property, Plant & Equipment is reduced to derive balanced accounts.

     2. Adjustments in connection with the financial restructuring transaction which will result in the conversion of $216 million of liabilities subject to compromise and treatment of the 12 3/4% Senior Notes.

     3. Costs at closing pertain to exit financing fees, professional fees, estimated convenience class payments, and unsecured notes to be issued for payment of certain professional fees and a portion of impaired trade claims.


                                  EXHIBIT F-6

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)
                                (DOLLARS ACTUAL)


                                                 Pre-Effective Date,
                                                     Debtors*                         Reorganized Metal Management
                                        ---------------------------------   -------------------------------------------------
                                            Fiscal         April 1, 2001-   July 1, 2001-        Fiscal            Fiscal
                                             2001          June 30, 2001    March 31, 2002        2003              2004
                                        --------------     --------------   --------------    ------------     --------------
Net Sales                               $ 767,012,785      $182,715,080     $585,101,298      $978,971,207     $1,024,533,666

Cost of Goods Sold                        722,729,502       167,958,100      528,147,514       888,253,559        929,356,872
                                        --------------     -------------    ------------      ------------     --------------

Gross Profit                            $  44,283,283      $ 14,756,980     $ 56,953,784      $ 90,717,648     $   95,176,794
  Gross Profit %                                  5.8%              8.1%             9.7%              9.3%               9.3%

General & Administrative Expense           57,921,404        12,786,349       37,967,530        55,715,782         55,970,784

Goodwill Impairment Charge                280,131,992             --                --                --                 --

Other (Income)/Expense                      1,242,014           130,474          392,413           (13,800)           (13,800)

Interest Expense and Fees                  34,191,420         3,930,326       10,667,334        16,395,254         13,725,619

Amortization of Financing Costs             3,911,307           894,630             --                --                 --

(Gain)/Loss on Sale of Assets                 463,391        (6,000,000)        (700,000)             --                 --

Other/Non-Recurring Expense                16,507,919         4,590,000             --                --                 --
                                        --------------     -------------    ------------      ------------     --------------

Earnings Before Tax                     $(350,086,164)     $ (1,574,799)    $  8,626,507      $ 18,620,413     $   25,494,191
                                        --------------     -------------    ------------      ------------     --------------

Provision (Benefit) for Income Taxes        8,291,107             --           3,278,073         7,075,757          9,687,793
                                        --------------     -------------    ------------      ------------     --------------

Net Income                              $(358,377,271)     $ (1,574,799)    $  5,348,434      $ 11,544,656     $   15,806,398
                                        ==============     =============    ============      ============     ==============

*Fiscal 2001 financial results are estimated and subject to change based on the completion of the Debtors' internal and external audit processes.


                                  EXHIBIT F-7

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)
                                (DOLLARS ACTUAL)


                                                                     Fiscal Year Ended March 31,

                                                       2001*            2002             2003            2004
                                                  -------------     ------------     ------------    ------------
ASSETS
Current assets:
     Cash                                         $   1,427,550     $  1,427,550     $  1,427,550    $  1,427,550
     Accounts receivable, net                        80,029,140       86,247,867       88,862,464      92,998,287
     Inventories                                     39,548,885       38,311,774       54,409,944      56,176,406
     Prepaid expenses                                 2,247,373        2,247,373        2,247,373       2,247,373
     Other current assets                             6,169,467        6,169,467        6,169,467       6,169,467
                                                  -------------     ------------     ------------    ------------
     Total current assets                           129,422,415      134,404,031      153,116,798     159,019,083

Property and equipment, net                         153,233,842      135,313,520      130,497,477     124,967,149
Goodwill, net                                                --               --               --              --
Reorg. value in excess of ident. assets                      --               --               --              --
Deferred financing costs, net                         2,203,562               --               --              --
Investments in joint ventures                         2,132,465       (2,067,535)       1,137,725       1,137,725
Other assets                                          1,600,941        1,600,941        1,600,941       1,600,941
                                                  -------------     ------------     ------------    ------------
     TOTAL ASSETS                                 $ 288,593,225     $269,250,957     $286,352,942    $286,724,898
                                                  =============     ============     ============    ============
LIABILITIES AND EQUITY
Current liabilities:
     Accounts Payable                             $  37,597,364     $ 48,337,893     $ 51,744,425    $ 54,549,248
     Other accrued liabilities                        7,910,256        7,910,256        7,126,095       6,566,095
     Accrued bond interest                            2,550,000        1,246,014        1,082,058       1,082,058
     Accrued interest SCF                             1,598,777          705,897               --              --
     Accrued bonuses                                  1,340,395        1,534,991        1,534,991       1,534,991
     Accrued insurances                               1,090,609        1,090,609        1,090,609       1,090,609
     Current portion of debt                          2,444,016          558,599          468,599         378,599
                                                  -------------     ------------     ------------    ------------
     Total current liabilities                       54,531,417       61,384,259       63,046,777      65,201,600

Long term debt, SCF                                 121,666,396       95,547,419      102,062,230      86,092,965
Long-term debt, 12 3/4% Senior Notes                 27,850,892       33,506,250       33,506,250      33,506,250
Long-term debt, other                                 1,016,022        1,016,022          896,022         776,022
Liabilities subject to compromise                   216,045,762               --               --              --
Income Tax Payable                                    1,577,027               --               --              --
Other liabilities                                     1,948,573        7,448,573        4,948,573       3,448,573
                                                  -------------     ------------     ------------    ------------
     TOTAL LIABILITIES                              424,636,089      198,902,523      204,459,852     189,025,410

Stockholders equity:
     Convertible preferred stock -- Series B            815,000              --                --              --
     Convertible preferred stock -- Series C          5,100,000              --                --              --
     Common Stock, Warrants, P-I-C                  312,559,354      65,000,000        65,000,000      65,000,000
     Retained earnings (accumulated deficit)       (454,517,218)      5,348,434        16,893,090      32,699,488
                                                  -------------     ------------     ------------    ------------
     Total stockholders equity                     (136,042,864)     70,348,434        81,893,090      97,699,488
                                                  -------------     ------------     ------------    ------------
     TOTAL LIABILITIES AND EQUITY                 $ 288,593,225     $269,250,957     $286,352,942    $286,724,898
                                                  =============     ============     ============    ============


* Fiscal 2001 financial results are estimated and subject to change based on the completion of the Debtors' internal and external audit processes.


                                  EXHIBIT F-8

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)
                                (DOLLARS ACTUAL)

                                Pre-Effective Date, Pre-Effective Date,
                                        Debtors*        Debtors*                 Reorganized Metal Management
                                ----------------------------------------   ---------------------------------------------
                                         Fiscal      April 1, 2001-        July 1, 2001-       Fiscal          Fiscal
                                          2001       June 30, 2001         March 31, 2002       2003            2004
                                     -------------   -------------         --------------   -------------   ------------
OPERATING ACTIVITIES
Net income (loss)                    $(358,377,271)   $(1,574,799)         $  5,348,434   $  11,544,656   $ 15,806,398
Depreciation & Amortization             23,340,569      4,882,807             3,496,060      20,316,043     21,030,328
Financing Accretion/Amortization         3,477,959      1,044,630                     -               -              -
Deferred taxes                           8,291,107              -                     -               -              -
Non-recurring items                    293,365,179              -                     -               -              -
Equity in joint ventures                 1,878,803        300,000               900,000               -              -
Other                                    5,018,536     (6,000,000)             (700,000)              -              -
Changes in working capital              86,306,060      2,927,177             5,225,803     (19,460,249)    (5,157,462)
                                     -------------    -----------          ------------    ------------   ------------

NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES                 $  63,300,942    $ 1,579,814          $ 24,270,297    $ 12,400,449   $ 31,679,265
                                     =============    ===========          ============    ============   ============

INVESTING ACTIVITIES
Purchases of fixed assets              (11,258,172)    (1,500,000)          (10,545,718)    (15,500,000)   (15,500,000)
Disposals of fixed assets                1,814,679      8,000,000             3,700,000               -              -
Acquisitions, net of cash acquired          75,466              -                     -               -              -
Investment in joint ventures              (158,525)             -             3,000,000      (3,205,260)             -
                                     -------------    -----------          ------------    ------------   ------------

NET CASH PROVIDED (USED) BY
INVESTING ACTIVITIES                 $  (9,526,552)   $ 6,500,000          $ (3,845,718)   $(18,705,260)  $(15,500,000)
                                     =============    ===========          ============    ============   ============

FINANCING ACTIVITIES
Proceeds from long-term debt           760,223,041              -             2,540,681      17,277,620      9,434,658
Repayments of long-term debt          (809,540,051)    (7,820,314)          (21,339,343)    (10,762,809)   (25,403,923)
Fees paid to issue long-term debt       (4,359,097)             -                     -               -              -
Repurchase of common stock                 (67,188)             -                     -               -              -
Payments of other long-term debt                 -       (259,500)           (1,625,917)       (210,000)      (210,000)
                                     -------------    -----------          ------------    ------------   ------------

NET CASH PROVIDED (USED) BY
FINANCING ACTIVITIES                 $ (53,743,295)   $(8,079,814)          (20,424,579)   $  6,304,811   $(16,179,265)
                                     =============    ===========          ============    ============   ============

NET CASH PROVIDED (USED)             $      31,095    $         0          $          -    $          0             $0
                                     =============    ===========          ============    ============   ============

CASH AT BEGINNING OF PERIOD          $   1,396,455    $ 1,427,550          $  1,427,550    $  1,427,550   $  1,427,550

CASH AT END OF PERIOD                $   1,427,550    $ 1,427,550          $  1,427,550    $  1,427,550   $  1,427,550

* Fiscal 2001 financial results are estimated and subject to change based on the completion of the Debtors' internal and external audit processes.


                                  EXHIBIT F-9